 EXHIBIT 10.27

INVESTMENT AGREEMENT

among

MedMen NY, Inc.

and

MM ENTERPRISES USA, LLC

and

AWH New York, LLC

and

Ascend Wellness Holdings, LLC

dated as of

February 25, 2021

i

Section 3.16.	Environmental Matters	39
Section 3.17.	Affiliate Transactions	38
Section 3.18.	Insurance	38
Section 3.19.	Brokers	38
Section 3.20.	Accounts Receivable	38
Section 3.21.	Vendors	38
Section 3.22.	Bank Accounts	39
Section 3.23.	Inventory	39
Section 3.24.	Compliance with Privacy and Security Laws	39
Section 3.25.	No Other Representations and Warranties	40

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF INVESTOR		41

Section 4.1.	Organization and Authority of Investor	41
Section 4.2.	No Conflicts; Consents	41
Section 4.3.	Investment Purpose; Sufficiency of Funds	42
Section 4.4.	Brokers; No General Solicitation	42
Section 4.5.	Legal Proceedings	42
Section 4.6.	Disclosure of Information; Investment Experience	42
Section 4.7.	No Bad Actors	42

ARTICLE V. COVENANTS		43

Section 5.1.	Conduct of Business Prior to the Closing	43
Section 5.2.	Access to Information	45
Section 5.3.	No Solicitation of Other Bids.	45
Section 5.4.	Notice of Certain Events.	46
Section 5.5.	Resignations	47
Section 5.6.	Confidentiality; Seller Intellectual Property	47
Section 5.7.	Non-solicitation	48
Section 5.8.	Governmental Approvals and Consents.	49

ii

iii

iv

INVESTMENT AGREEMENT

This Investment Agreement (this “Agreement”), dated as of February 25, 2021 (the “Agreement Date”), is entered into by and among MedMen NY, Inc., a New York corporation, (the “Company”), MM Enterprises USA, LLC, a Delaware limited liability company (“Company Parent”), AWH New York, LLC, a New York limited liability company (“Investor”) and Ascend Wellness Holdings, LLC, a Delaware limited liability company (“Investor Parent”).

WHEREAS, the Company requires additional capital to satisfy outstanding indebtedness and for working capital and other general corporate purposes;

WHEREAS, Investor is willing to provide such capital to the Company through the purchase of certain shares of capital stock of the Company, as further described herein; and

WHEREAS, the board of directors or managers, as applicable, of each of the Company, Company Parent and Investor has adopted and approved this Agreement and the transactions contemplated herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Accounts Receivable” means all receivables (including notes, book debts and other amounts due or accrued, whether billed or unbilled), arising from or related to or in respect of the Business, whether or not in the Ordinary Course of Business, together with any unpaid financing charges accrued thereon and the benefit of all security for such accounts receivable, notes and debts, including all receivables reflected or which will be reflected in the Recent Balance Sheet.

“Acquisition Proposal” has the meaning set forth in Section 5.3(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity that is commenced, brought, tried or heard by or before, or otherwise involving a Governmental Authority.

“Adjusted Cash Purchase Price” means (A) the Base Cash Purchase Price, minus (B) the aggregate amount of all Change in Control Payments not otherwise paid as of immediately prior to the Initial Closing, minus (C) the aggregate amount of all Transaction Expenses not otherwise paid as of immediately prior to the Initial Closing, minus (D) the aggregate amount of the Excess Operating Costs, if any, minus (E) the Company Debt Payoff Amount, minus (F) the Net Working Capital Deficiency, if any, plus (G) the Net Working Capital Surplus, if any.

1

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Agreement Date” has the meaning set forth in the preamble.

“Allocation Certificate” has the meaning set forth in Section 2.4(b).

“Base Cash Purchase Price” means $35,000,000.

“Break Fee” means a cash payment equal to $6,000,000.

“Business” means the business conducted by the Company and/or its Subsidiaries on the Agreement Date, including the sale of cannabis.

“Business Assets” has the meaning set forth in Section 3.7(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Business IP” shall mean the Owned IP and all other Intellectual Property used by the Company and its Subsidiaries, including Licensed Intellectual Property.

“Cap” has the meaning set forth in Section 8.4(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136).

“Change in Control Payment” means any new or increased commission, severance, bonus, increased vesting or benefit accruals, or other similar payment payable by the Company or any of the Subsidiaries to management or other Employees that is triggered (in whole or in part) solely as a result of the consummation of the transaction contemplated hereunder, in each case plus the employer’s portion of any applicable employment or payroll Taxes with respect to such amount and regardless of whether such commission, obligation, severance, bonus or other payment is due, paid or payable prior to, on or after the Initial Closing; provided that, in each case, a Change in Control Payment shall not include any commission, severance, bonus, increased vesting, benefit accrual or other similar payment triggered as a result of the voluntary termination of an Employee by the Company or Investor at any time prior to, on or after the Initial Closing.

“Change Notice” has the meaning set forth in Section 2.4(a)(ii).

“Closing” has the meaning set forth in Section 2.2(b).

2

“Closing Cash Payment” has the meaning set forth in Section 2.3(b)(ii).

“Closing Note” has the meaning set forth in Section 2.3(b)(iii).

“COBRA” has the meaning set forth in Section 3.13(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Debt” means with respect to the Company and the Subsidiaries, at the time of determination and without duplication (i) all obligations for borrowed money or extensions of credit outstanding as of the Agreement Date (including all sums due on early termination and repayment or redemption calculated to the Initial Closing and any advances), (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments as of the Agreement Date (including all sums due on early termination and repayment or redemption calculated to the Initial Closing), (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the Ordinary Course of Business, (iv) all obligations as lessee capitalized in accordance with GAAP, (v) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, (vi) all obligations to reimburse the issuer in respect of letters of credit or under performance of surety bonds, or other similar obligations, (vii) all obligations in respect of bankers’ acceptances and under reverse purchase agreements, (viii) all obligations in respect of futures contracts, swaps and other derivative financial instruments (determined on a net basis as if such contract or obligation was being terminated early on such date), (ix) all direct or indirect guarantee obligations in respect of obligations of the kind referred to in clauses (i) through (viii) above, and (x) all obligations of the kind referred to in clauses (i) through (ix) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and Contract rights) owned by the Company or any of the Subsidiaries, whether or not the Company or such Subsidiary has assumed or become liable for the payment of such obligation. Notwithstanding the foregoing, “Company Debt” shall not include any obligations incurred by or at the direction of Investor (or its Affiliates) on behalf of the Company pursuant to the Management Agreement or otherwise, but shall include any Company Debt obligations incurred by the Company Parent on behalf of the Company in violation of this Agreement or the Management Agreement (as applicable) during the period between the Agreement Date and the Initial Closing.

“Company Debt Payoff Amount” has the meaning set forth in Section 2.4(b)(ii).

“Company Disclosure Schedules” has the meaning set forth in ARTICLE III.

“Company Owner” means Project Compassion NY, LLC, a Delaware limited liability company.

“Company Parent” has the meaning set forth in the recitals.

“Company Parent Indemnitees” has the meaning set forth in Section 8.3.

3

“Company Parent Intellectual Property” means any right, title or interest in, including any license for the use of, any Intellectual Property of Company Parent, which for clarity, shall include without limitation any right title and interest in and to the names “MM Enterprises USA, LLC,” “MedMen,” “Luxlyte,” “Statemade,” “MMRed” and any derivative thereof.

“Company Party” has the meaning set forth in ARTICLE III.

“Company Permits” has the meaning set forth in Section 3.14(b).

“Contingent Workers” has the meaning set forth in Section 3.12(a).

“Contracts” means all legally binding contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements.

“Current Assets” means the total assets of the Company, as determined in accordance with GAAP.

“Current Liabilities” means the total liabilities of the Company, as determined in accordance with GAAP.

“Deductible” has the meaning set forth in Section 8.4(a).

“Deposit” means the cash payment of $4,000,000 paid by Investor to the Company in accordance with the Non-Binding Proposal between Investor and MM Enterprises USA, LLC dated December 2, 2020.

“Direct Claim” has the meaning set forth in Section 8.5(c).

“Disclosure Schedules” means the Company Disclosure Schedules and the Investor Disclosure Schedules, each delivered concurrently with the execution and delivery of this Agreement.

“Disqualification Event” means a “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act.

“Dollars or $” means the lawful currency of the United States.

“Employee” means any current, former, or retired employee, officer, manager, or director of the Company or any of its Subsidiaries.

“Employee Benefit Plan” has the meaning set forth in Section 3.13(a).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

4

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Liabilities” means all Liabilities arising from environmental, health or safety conditions or a Release or threat of Release resulting from the Company, or any Release for which the Company is otherwise responsible under any Environmental Law.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Equivalents” means with respect to any Person, (i) any capital stock, membership interests or other share capital, equity or ownership interest or voting security, (ii)   any securities (including debt securities) directly or indirectly convertible into or exchangeable or exercisable for any capital stock, membership interests or other share capital, equity or ownership interest or voting security, or containing any profit participation features, (iii)  any rights, warrants or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, other share capital, equity or ownership interest or voting security, or securities containing any profit participation features, or to subscribe for or to purchase any securities (including debt securities) convertible into or exchangeable or exercisable for any capital stock, membership interests, other share capital, equity or ownership interest or voting security or securities containing any profit participation features, (iv) any share appreciation rights, phantom share rights, other rights the value of which is linked to the value of any securities or interests referred to in clauses (i) through (iii) above or other similar rights or (v) any securities (including debt securities) issued or issuable with respect to the securities or interests referred to in clauses (i) through (iv) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

5

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” has the meaning set forth in Section 3.13(c).

“Excess Operating Costs” means the amount by which the Net Interim Period Operating Costs exceeds the Maximum Interim Period Operating Costs. For the avoidance of doubt, if the Net Interim Period Operating Costs are less than or equal to the Maximum Interim Period Operating Costs, the Excess Operating Costs shall equal zero (0).

“Existing Shares” means 400 shares of Common Stock of the Company owned by Company Owner, which represents all of the issued and outstanding equity of the Company immediately prior to the Initial Closing.

“Federal Cannabis Laws” means United States federal Laws relating to the manufacture, use, possession, cultivation, and distribution of cannabis, its cannabinoids, and cannabimimetic agents (including, without limitation, the Controlled Substances Act).

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Fundamental Representations” has the meaning set forth in Section 8.1.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Government Contract” means any Contract between the Company and (a) any Governmental Authority, (b) any prime contractor to a Governmental Authority (in its capacity as such), or (c) any subcontractor (of any tier) in connection with or with respect to any Contract described in clause (a) or (b), and any modification of any of the foregoing.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 8.5.

6

“Indemnifying Party” has the meaning set forth in Section 8.5.

“Independent Accountant” shall mean a nationally recognized accounting firm mutually appointed by Investor and Company Parent, that has no prior business relationship with Investor, Company Parent or their respective Affiliates, provided, if Investor and Company Parent are unable to agree upon an Independent Accountant within ten (10) days of such need for appointment, each of Investor and Company Parent shall select a nationally recognized accounting firm that shall mutually appoint a third nationally recognized accounting firm to serve as the Independent Accountant, which accounting firm shall have no prior business relationship with Investor, Company Parent or their respective Affiliates.

“Initial Shares Purchase Price” has the meaning set forth in Section 2.3(a).

“Insurance Policy” has the meaning set forth in Section 3.18.

“Intellectual Property” means all intellectual property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, anyof the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Interim Period” means the period beginning on the Agreement Date and ending on the MSA Effective Date.

“Investor” has the meaning set forth in the preamble.

“Investor Disclosure Schedules” has the meaning set forth in ARTICLE IV.

“Investor Indemnitees” has the meaning set forth in Section 8.2.

“Investor Parent” has the meaning set forth in the preamble.

7

“IP Licenses” has the meaning set forth in Section 3.9(a)(ix).

“IT Assets” shall mean all websites, software and applications (on premises or cloud- based), databases, systems (telecommunications and otherwise), servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

“Knowledge of the Company” or any other similar knowledge qualification, means the actual knowledge of Tom Lynch, Tim Bossidy, Reece Fulgham and Dan Edwards after reasonable investigation.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.15(d).

“Liabilities” means any liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, liabilities as guarantor or otherwise with respect to obligations of others, liabilities for Taxes due or then accrued or to become due, and contingent liabilities relating to activities of the Company or any of the Subsidiaries or the conduct of the Business, regardless of whether claims in respect thereof have been asserted).

“Licensed Intellectual Property” means all Intellectual Property that any third party owns and that the Company or its Subsidiaries use or have the right to use pursuant to a license or sublicense.

“Licensed Providers” has the meaning set forth in Section 3.14(d).

“Lien” means any lien, charge, security interest, condition, restriction, mortgage, pledge, community property interest, right of first refusal, option, easement, reservation, tenancy, assignment, right of pre-emption or any other encumbrance whatsoever.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include consequential, incidental or punitive damages, except in the case when actually awarded as the result of intentional misconduct, gross negligence, fraud of an Indemnifying Party or to the extent actually awarded to a Governmental Authority.

“Management Agreement” means the Management and Administrative Services Agreement to be entered into between Investor and the Company substantially in the form attached hereto as Exhibit A.

8

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), prospects or assets of the Company, taken as a whole or (b) the ability of the parties to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic, health or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) pandemics, acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules, including GAAP; or (vi) the public announcement, pendency or completion of the transactions contemplated by this Agreement, except in the case of clause (i), (ii)   or (iii), to the extent that such change, event or effect disproportionately affects the Company and/or Business relative to other businesses in the same industry. For the avoidance of doubt, any change in State and Local Cannabis Laws that may have an adverse effect on the Business (such as an expansion of the New York cannabis program) but that does not prohibit the operation of the Business entirely, shall not, in and of itself, be deemed a Material Adverse Effect hereunder.

“Material Contracts” has the meaning set forth in Section 3.9(b).

“Material Vendor” has the meaning set forth in Section 3.21.

“Maximum Interim Period Operating Costs” means (i) $12,500 multiplied by (ii) the number of days of the Interim Period.

“Milestone Closing” has the meaning set forth in Section 2.2(b).

“Milestone Event” means the first sale by the Company of adult use marijuana products at one or more of its retail store locations.

“Milestone Shares Purchase Price” has the meaning set forth in Section 2.1(c).

“MSA Effective Date” means the effective date of the Management Agreement.

“Net Interim Period Operating Costs” means the amount by which the aggregate Operating Costs of the Business during the Interim Period exceed the aggregate revenue of the Company during the Interim Period (calculated in accordance with GAAP). For the avoidance of doubt, if the aggregate Operating Costs of the Company are less than or equal to the aggregate revenue of the Company during the Interim Period, the Net Interim Period Operating Costs shall equal zero (0).

“Net Working Capital” means the Current Assets of the Company less the Current Liabilities of the Company, determined as of the close of business on the Agreement Date.

“Net Working Capital Deficiency” means the amount by which the Net Working Capital is less than the Net Working Capital Target.

“Net Working Capital Surplus” means the amount by which the Net Working Capital is greater than the Net Working Capital Target.

9

“Net Working Capital Target” means $0.00.

“Off-the-Shelf Software Licenses” has the meaning set forth in Section 3.9(a)(ix).

“Operating Costs” means (i) cost of goods sold (COGS) plus (ii) selling, general and administrative expense (SG&A) plus(iii) Taxes owed with respect to Real Property minus (iv) depreciation and amortization (D&A), in each case calculated in accordance with GAAP.

“Opt-Out Notifications” has the meaning set forth in Section 3.24(g).

“Order” means any consent, decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Authority or arbitration tribunal (in each case, whether final or preliminary).

“Ordinary Course of Business” means the ordinary course of the Company’s and its Subsidiaries’ business taken as a whole and consistent with past practice.

“Owned IP” means the Intellectual Property owned or purported to be owned by the Company or its Subsidiaries, which expressly excludes all Company Parent Intellectual Property.

“Per Share Purchase Price” has the meaning set forth in Section 2.1(d).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Liens” means (a) all purchase money Liens on equipment or inventory; (b) statutory Liens of landlords and Liens of carriers, warehousemen, bailees, mechanics, materialmen and other like liens imposed by Law, created in the Ordinary Course of Business and securing amounts not yet due or paid in the Ordinary Course of Business (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such Liens); (c) deposits made (and the Liens thereon) in the Ordinary Course of Business of the Company (including security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts; (d) easements (including reciprocal easement agreements and utility agreements), encroachments, rights of way or minor defects or irregularities in title (whether or not recorded), if applicable, and which, individually or in the aggregate, do not materially interfere with the operation by the Company or the Business or with the occupation and enjoyment of the Real Property so encumbered; (e) Liens for Taxes not yet due and payable and liens for Taxes that the Company or Company Parent are contesting, in good faith, by appropriate proceedings which are sufficient to prevent imminent foreclosure of such Liens, and with respect to which adequate reserves are being maintained by the Company Parent or the Company, as applicable; (f) Liens created by the Company Debt to Senior Lender; and (g) Liens created by the Closing Note.

10

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means all data that (i) identifies an individual or, in combination with any other information or data available to the Company or any of its Subsidiaries, is capable of identifying an individual or (ii) the collection, retention, disclosure, processing, storage, or transfer of which is regulated by any applicable Law.

“Post-Agreement Tax Period” means any taxable period beginning after the Agreement Date and, with respect to any taxable period beginning before and ending after the Agreement Date, the portion of such taxable period beginning after the Agreement Date.

“PPACA” has the meaning set forth in Section 3.13(c).

“Pre-Agreement Tax Period” means any taxable period ending on or before the Agreement Date and, with respect to any taxable period beginning before and ending after the Agreement Date, the portion of such taxable period ending on and including the Agreement Date.

“Pre-Agreement Taxes” means Taxes of the Company for any Pre-Agreement Tax Period.

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“Pre-Closing Tax Period” means any taxable period ending on or before the Initial Closing Date and, with respect to any taxable period beginning before and ending after the Initial Closing Date, the portion of such taxable period ending on and including the Initial Closing Date.

“Privacy and Security Laws” has the meaning set forth in Section 3.24(a).

“Real Property” has the meaning set forth in Section 3.15(f).

“Real Property Leases” has the meaning set forth in Section 3.15(d).

“Recent Balance Sheet” has the meaning set forth in Section 3.4(a).

“Recent Balance Sheet Date” has the meaning set forth in Section 3.4(a).

“Registered Owned IP” has the meaning set forth in Section 3.10(a).

“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Remedial Action” means any action or proceeding to (i) contain, clean-up, remove, treat or remediate any Hazardous Materials, (ii) correct or prevent an environmental Action resulting from the prior treatment, storage or disposal of Hazardous Materials or to recover the cost of either by a Governmental Authority or third party, (iii) remove any fill or implement any remediation, restoration or mitigation that may be required in connection with any dredging, filling or disturbance activities in any wetland or wetlands, as those terms are defined under applicable Law, (iv) perform post-remedial monitoring and care, and (v) respond to any request by any Governmental Authority for information relating to containment, clean-up, removal, treatment or remediation of Hazardous Materials.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Period” has the meaning set forth in Section 5.7(a).

“Review Period” has the meaning set forth in Section 2.4(a)(ii).

“Rule 506(d) Related Parties” means, with respect to any Person, any other Person that is a beneficial owner of such first Person’s securities for purposes of Rule 506(d) under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Lender” has the meaning set forth in Section 2.3(b)(i).

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“Shares” has the meaning set forth in Section 2.1(c).

“Signing Balance Sheet” means an unaudited balance sheet of the Company as of the close of business on the Agreement Date and prepared in accordance with GAAP consistent with past practices (except for the absence of footnotes).

“Signing Working Capital Statement” has the meaning set forth in Section 2.4(a)(i).

“State and Local Cannabis Laws” means Laws regarding the cultivation, manufacture, possession, use, sale or distribution of cannabis or cannabis products promulgated by state and local Governmental Authorities in the states and municipalities in which the Company or any of its Subsidiaries operate or any of its Subsidiaries is organized or domiciled, including without limitation, the State of New York.

“Straddle Period” has the meaning set forth in Section 6.4.

“Subsidiaries” has the meaning set forth in Section 3.2(b).

“Tax Claim” has the meaning set forth in Section 6.5.

“Tax Representations” has the meaning set forth in Section 8.1.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Taxing Authority” means any Governmental Authority responsible for the administration, imposition or collection of any Tax.

“Third Party Claim” has the meaning set forth in Section 8.5(a).

“Transaction Documents” means this Agreement, the Closing Note, the Management Agreement and each of the agreements and instruments delivered in connection with the foregoing agreements.

“Transaction Expenses” means, without duplication, all costs, fees and expenses incurred or owed to a third party by any Company Party in connection with the transactions contemplated hereby, including all fees, costs and expenses incurred in connection with the negotiation, preparation and review of this Agreement (including any investment banking fees, fees of accountants, attorneys and other advisors). For the avoidance of doubt, any fees and expenses that are contingent upon the consummation of the Initial Closing shall be deemed to have been accrued immediately prior to the Initial Closing for purposes of this definition.

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“Treasury Regulations” means regulations issued by the U.S. Department of the Treasury under the Code.

“Union” has the meaning set forth in Section 3.12(c).

“Working Capital Advance” has the meaning set forth in Section 5.10.

ARTICLE II.

PURCHASE AND SALE OF SHARES

Section 2.1. Purchase and Sale.

(a) On or before the Initial Closing (as defined below), the Company shall have adopted and filed with the Secretary of State of the State of New York the Certificate of Amendment to the Company’s Certificate of Incorporation in the form of Exhibit B attached to this Agreement (the “Charter Amendment”).

(b) Subject to the terms and conditions set forth herein, at the Initial Closing (as defined below), the Company shall issue and sell to Investor, and Investor shall purchase from the Company, free and clear of all Encumbrances, 2,608 shares (the “Initial Shares”) of common stock of the Company, no par value per share (the “Common Stock”), for the consideration specified in Section 2.3, as finally determined in accordance with Section 2.4.

(c) Subject to the achievement of the Milestone Event and the other terms and conditions set forth herein, the Company shall issue and sell to Investor, and Investor shall purchase from the Company, free and clear of all Encumbrances, a number of shares of Common Stock equal to $10,000,000 (the “Milestone Shares Purchase Price”) divided by the Per Share Purchase Price (the “Milestone Shares”). The shares of Common Stock issued to Investor pursuant to this Agreement (including the Initial Shares and the Milestone Shares) shall be referred to in this Agreement as the “Shares.”

(d) The “Per Share Purchase Price” shall equal the Initial Shares Purchase Price, as finally determined in accordance with Section 2.4, divided by the number of Initial Shares.

Section 2.2. Closings.

(a) The purchase and sale of the Initial Shares shall take place at a closing (the “Initial Closing”) to be held at 10:00 a.m., Eastern time, no later than five (5) Business Days after the last of the Conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Initial Closing Date), remotely via the exchange of documents and signatures, or at such other time or on such other date or at such other place or in such other manner as the Company and Investor may mutually agree upon in writing (the day on which the Initial Closing takes place being the “Initial Closing Date”).

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(b) The purchase and sale of the Milestone Shares shall take place at a closing (the “Milestone Closing”) to be held at 10:00 a.m., Eastern time, no later than five (5) Business Days following the achievement of the Milestone Event, remotely via the exchange of documents and signatures, or at such other time or on such other date or at such other place or in such other manner as the Company and Investor may mutually agree upon in writing. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, if the Milestone Event occurs prior to the Initial Closing, Investor shall purchase the Milestone Shares at the Initial Closing. In the event there is more than one closing, the term “Closing” shall apply to each such closing unless otherwise specified.

Section 2.3. Purchase Price.

(a) The aggregate purchase price for the Initial Shares shall be equal to (i) the Adjusted Cash Purchase Price, as finally determined in accordance with Section 2.4 below, plus (ii) the Closing Note Principal Balance (as defined below), plus (iii) the balance of the Working Capital Advance as of the Initial Closing (the “Initial Shares Purchase Price”).

(b) The Initial Shares Purchase Price shall be payable as follows:

(i) Prior to the date hereof, Investor or Investor Parent has paid to the Company the Deposit. If not paid previously, at the Initial Closing, the Company shall pay the Deposit to Hankey Capital, LLC (the “Senior Lender”) in partial satisfaction of the Company Debt owed to the Senior Lender.

(ii) At the Initial Closing, Investor or Investor Parent shall pay to the Senior Lender, on behalf of the Company in partial satisfaction of the Company Debt owed to the Senior Lender, by wire transfer of immediately available funds, a cash payment (the “Closing Cash Payment”) equal to the Adjusted Cash Purchase Price minus the Deposit pursuant to instructions provided by the Senior Lender.

(iii) At the Initial Closing, Investor shall issue a Senior Secured Promissory Note (the “Closing Note”), with a principal amount of $28,000,000 (the “Closing Note Principal Balance”) and guaranteed by Investor Parent, to the Company, which Closing Note shall be assigned by the Company to the Senior Lender in partial satisfaction of the Company Debt owed to the Senior Lender.

(iv) At the Initial Closing, the Working Capital Advance shall be converted into shares of Common Stock and all obligations of the Company thereunder shall be deemed extinguished and satisfied in full.

(c) The aggregate purchase price for the Milestone Shares shall be equal to the Milestone Share Purchase Price. At the Milestone Closing, Investor or Investor Parent shall pay the Milestone Share Purchase Price to the Senior Lender, on behalf of the Company in partial satisfaction of the Company Debt owed to the Senior Lender, by wire transfer of immediately available funds, a cash payment equal to the Milestone Share Purchase Price pursuant to instructions provided by the Senior Lender.

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Section 2.4. Closing Cash Payment Adjustment.

(a) Calculation of Net Working Capital Adjustment.

(i) Calculation. Within thirty (30) days after the Agreement Date, the Company shall deliver to Investor the Signing Balance Sheet, together with a statement (the “Signing Working Capital Statement”) of the Net Working Capital of the Company and the Net Working Capital Deficiency (if any) or the Net Working Capital Surplus (if any), which Signing Working Capital Statement shall be prepared in accordance with the definition of Net Working Capital, without giving effect to the consummation of the transaction contemplated hereunder and subject to the adjustments specified in the definition of Net Working Capital.

(ii) Examination and Review. After receipt of the Signing Working Capital Statement, Investor shall have sixty (60) days (the “Review Period”) to review the Signing Working Capital Statement. During the Review Period, the Company Parties will make available at Investor’s reasonable request all records and work papers of the Company Parties used in preparing the Signing Working Capital Statement. If Investor disagrees with any of the amounts set forth in the Signing Working Capital Statement, Investor may provide a written notice of proposed changes to any such calculation specifying in reasonable detail all disputed items and the basis therefor (a “Change Notice”) to Company Parent prior to the end of the Review Period (and in the event no Change Notice is provided during such period, Investor will be deemed to have agreed to and accepted the Signing Working Capital Statement). The Company Parties shall reasonably promptly cooperate with Investor in providing such information as Investor reasonably requests in connection with the review of the Signing Working Capital Statement. If Investor provides a Change Notice to Company Parent within the Review Period, the Signing Working Capital Statement and the components thereof included in the Change Notice shall be finally determined in accordance with the resolution of dispute procedures set forth in Section 2.4(a)(iii). If no Change Notice is provided by Investor prior to the expiration of the Review Period, the Signing Working Capital Statement shall be binding on the parties in all respects.

(iii) Resolution of Disputes. Investor and Company Parent will attempt in good faith promptly to resolve any differences with respect to the Signing Working Capital Statement that are raised within the Review Period and set forth in the Change Notice. If Investor and Company Parent resolve their disagreement, they shall set forth the agreement in a written document executed by Investor and Company Parent and such written document shall be deemed final and binding for all purposes of this Agreement. If they are unable to resolve any differences within thirty (30) days after timely delivery of an applicable Change Notice, such remaining differences will be submitted to an Independent Accountant for prompt determination. The Independent Accountant will determine those matters in dispute and will render a written report as to the disputed matters within sixty (60) days of submission, which report shall be conclusive and binding upon the parties. The fees and expenses of the Independent Accountant shall initially be borne fifty percent (50%) by Company Parent and fifty percent (50%) by Investor; provided that upon resolution of the dispute by the Independent Accountant, the prevailing party, if any, shall be entitled to be reimbursed in proportion to the amount by which the other party’s determinations of the items in dispute differed from the amount determined by the Independent Accountant. Such amount shall be determined by the Independent Accountant.

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(b) Allocation Certificate. At least three (3) Business Days prior to the Initial Closing Date, the Company shall deliver to Investor a certificate (the “Allocation Certificate”) signed by the Chief Financial Officer of the Company, setting forth and certifying on behalf of the Company the following:

(i) the Net Working Capital Surplus or the Net Working Capital Deficiency, as finally determined in accordance with Section 2.4(a);

(ii) other than the Company Debt owed to the Senior Lender, all other Company Debt not paid as of immediately prior to the Initial Closing, including a description and amount for each element thereof, together with payoff letters, in form and substance satisfactory to Investor, indicating the amount necessary to discharge in full such Company Debt at the Initial Closing (the “Company Debt Payoff Amount”) and, if such Company Debt is secured, an undertaking by such holder to discharge at the Initial Closing any Liens securing such Company Debt;

(iii) the aggregate amount of all Change in Control Payments, if any, together with a description and the amount of each element thereof;

(iv) the aggregate amount of all Transaction Expenses, together with a description and the amount of each element thereof;

(v) the aggregate amount of the Excess Operating Costs, if any;

(vi) the Adjusted Cash Purchase Price; and

(vii) the resulting Closing Cash Payment.

The Company shall give Investor timely access to all supporting records and work papers used in preparation of the Allocation Certificate, which, when in form and substance satisfactory to and approved by Investor, shall be used for purposes of the payments to be made at the Initial Closing.

(viii) The Company, Investor, and Company Parent agree to treat any adjustment to the Adjusted Cash Purchase Price pursuant to this Section 2.4, if any, as an adjustment to the Initial Shares Purchase Price for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Tax Law pursuant to a determination as defined in Section 1313(a) of the Code.

Section 2.5. Transactions to be Effected at the Initial Closing.

(a) At the Initial Closing, Investor or Investor Parent shall deliver:

(i) the Closing Cash Payment and the Closing Note to the Senior Lender in accordance with the provisions of Section 2.3 of this Agreement; and

(ii) the Transaction Documents to which it is a party and all other agreements, documents, instruments or certificates required to be delivered by Investor at or prior to the Initial Closing pursuant to Section 7.3 of this Agreement.

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(b) At the Initial Closing, the Company shall:

(i) Issue a stock certificate evidencing the Initial Shares in the name of Investor and deliver such stock certificate to Senior Lender to be held as collateral to secure the Closing Note; and

(ii) If not previously paid, the Deposit to the Senior Lender;

(iii) the Transaction Documents to Investor and all other agreements, documents, instruments or certificates required to be delivered by the Company or Company Parent at or prior to the Initial Closing pursuant to Section 7.2 of this Agreement.

(c) At the Milestone Closing:

(i) Investor or Investor Parent shall deliver the Milestone Shares Purchase Price to Senior Lender; and

(ii) the Company shall issue a stock certificate evidencing the Milestone Shares in the name of Investor and deliver such stock certificate to Senior Lender to be held as collateral to secure the Closing Note.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Company Parent and the Company (each, a “Company Party” and collectively, the “Company Parties”) hereby makes to Investor the representations and warranties regarding the Company and each of the Company’s Subsidiaries contained in this ARTICLE III as of the Agreement Date and as of the MSA Effective Date, and, with respect to the representations and warranties contained Section 3.1, Section 3.2, Section 3.3 and Section 3.19 only, as of the Initial Closing Date, subject to the exceptions and qualifications disclosed by the Company in the written schedules provided to Investor, dated as of the Agreement Date (the “Company Disclosure Schedules”). The term “Company” as used throughout this ARTICLE III shall be deemed to refer to each of the Company and each of its Subsidiaries, except the term “Company” in Section 3.2, shall mean the Company and not its Subsidiaries. The Company Disclosure Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE III. Notwithstanding the foregoing, any event or condition specifically disclosed in reasonable detail in any section or subsection of the Company Disclosure Schedules shall be deemed disclosed and incorporated into any other section or subsection of the Company Disclosure Schedules with the same degree of specification for purposes of this ARTICLE III if the applicability of such disclosure to any other applicable representation, warranty or covenant would be reasonably apparent to a Person reviewing the Company Disclosure Schedules, regardless of whether an explicit reference to such other representation, warranty or covenant is made.

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Section 3.1. Organization; Good Standing; Power.

(a) The Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or organization and is licensed or qualified to conduct its business and is in good standing in each jurisdiction where such licensing or qualification is material to the business it is conducting or the operation, ownership or leasing of its properties (which such jurisdictions are set forth on Section 3.1(a) of the Disclosure Schedules). The Company possesses full power and authority necessary to own and operate its properties and assets and to carry on its businesses as presently conducted and as contemplated to be conducted immediately after the Closing.

(b) The Company has made available true, complete and correct copies of the certificate of incorporation and bylaws (and any other comparable organizational documents) of the Company, each as amended and in effect as of the Agreement Date.

Section 3.2. Capitalization; Subsidiaries.

(a) As of the Agreement Date and immediately prior to the Initial Closing, Company Owner, is a wholly-owned subsidiary of Company Parent, and owns 100% of the outstanding equity interests of the Company. At the Initial Closing, the Shares (i) shall be duly authorized, validly issued and fully-paid and nonassessable, and (ii) shall be issued in compliance with applicable Law.

(b) Section 3.2(b) of the Disclosure Schedules sets forth each subsidiary of the Company (the “Subsidiaries”), and, with respect to each Subsidiary: (i) corporate form, (ii) jurisdiction of formation, (iii) list of officers, directors and/or managers and (iv) authorized ownership interests and the number of issued and outstanding voting securities of such Subsidiary or other ownership interests therein. Except as set forth in Section 3.2(b) of the Disclosure Schedules, the Company and its Subsidiaries do not have any Subsidiaries or own or hold any equity or other security interest in any other Person. Except as set forth in Section 3.2(b) of the Disclosure Schedules, all issued and outstanding shares of voting securities of, or ownership interests in, the Company’s Subsidiaries are directly or indirectly owned beneficially and of record by the Company, free and clear of all Liens.

(c) Other than the Existing Shares, the Company does not have any outstanding Equity Equivalents. There are no (x) outstanding obligations of the Company (contingent or otherwise) to repurchase or otherwise acquire or retire any of Equity Equivalents of the Company, or (y) voting trusts, proxies or other agreements between or among the Company or any of the Company’s members with respect to the voting or transfer of any Equity Equivalents of the Company (other than this Agreement). No Shares are subject to vesting or forfeiture rights or repurchase by the Company.

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(d) Neither the Company nor any of its Subsidiaries are a participant in any joint venture, partnership or similar arrangement. Except as set forth in Section 3.2(d) of the Disclosure Schedules, the Company has not made any investment and does not hold or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity. Except as set forth in Section 3.2(d) of the Disclosure Schedules, each Subsidiary of the Company is owned, directly or indirectly, 100% by the Company and there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind relating to the issuance or sale of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other equity interests of any such Subsidiary. Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, with full corporate power and authority to conduct its business as is now being conducted and to own or use the properties and assets that it purports to own or use. Each Subsidiary of the Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it or the nature of the activities conducted by it makes such qualification or licensing necessary.

Section 3.3. Authorization; Execution & Enforceability; No Breach.

(a) The execution, delivery and performance of the Transaction Documents by the Company Parties and the consummation of the transactions contemplated hereby and thereby are within its power and have been duly and validly authorized by all necessary corporate action on the part of the Company Parties and no further corporate action is required on the part of the Company Parties to authorize the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby. The Transaction Documents have been duly executed and delivered by the Company Parties, and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of the Company Parties, enforceable against the Company Parties, in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in an Action at law or in equity).

(b) Except for the filings, applications, submissions, notices and approvals required under State and Local Cannabis Laws as set forth in Section 3.3(b) of the Disclosure Schedules, no filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Authority is required on the part of the Company Parties for the execution, delivery and performance by the Company Parties of the Transaction Documents to which it is or will be a party nor the consummation of the transactions contemplated hereby or thereby.

(c) Except as set forth in Section 3.3(c) of the Disclosure Schedules, neither the execution, delivery nor performance by the Company Parties of the Transaction Documents to which it is or will be a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien (except for a Permitted Lien), (iv) give any third party the right to modify, cancel, terminate, suspend, revoke or accelerate or increase any obligation or benefit under, (v) result in a violation of, (vi) require the consent, notice or other action by any third party under or (vii) create in any third party the right to terminate, modify, accelerate, cancel or change any right or obligation or deny any benefit arising under (A) the organizational documents of the Company or the Subsidiaries, (B) any Law to which the Company or the Subsidiaries is subject or (C) any Material Contract.

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Section 3.4. Financial Statements.

(a) Section 3.4(a) of the Disclosure Schedules sets forth true, complete and correct copies of (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2018, December 31, 2019 and December 31, 2020 and the related statements of income, cash flows and stockholders’ equity for the respective years then ended, and (ii) the unaudited consolidated balance sheet (the “Recent Balance Sheet”) of the Company and its Subsidiaries as of September 30, 2020 (the “Recent Balance Sheet Date”) and the unaudited statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the nine (9) month period then ended. Collectively, the financial statements referred to in the immediately preceding sentence are sometimes referred to herein as the “Financial Statements.” The Financial Statements (including the notes thereto, if any) have been prepared from, and are consistent with, the books and records of the Company and its Subsidiaries, and fairly present in all material respects the financial condition of the Company and its Subsidiaries taken as a whole as of the dates thereof, and the results of operations and cash flows for the periods then ended, and have been prepared in accordance with GAAP (except that the interim Financial Statements are subject to normal and recurring year-end adjustments, none of which are, individually or in the aggregate, material in amount or effect and do not include footnotes). Since January 1, 2020, there has been no change in any of the accounting (and Tax accounting) policies, practices or procedures of the Company.

(b) The Company has established and adhered to a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting. Except as set forth in Section 3.4(b) of the Disclosure Schedules, there has never been any claim or allegation regarding any fraud or other wrongdoing that involves any of the management or other Employees of the Company who have a role in the preparation of financial statements or the internal accounting controls used by the Company.

(c) Section 3.4(c) of the Disclosure Schedules sets forth a list of all Company Debt as of the Agreement Date and identifies for each item of such Company Debt the outstanding principal and accrued but unpaid interest as of the Agreement Date.

Section 3.5. Absence of Undisclosed Liabilities. The Company has no Liabilities, except for (a) Liabilities set forth on the Recent Balance Sheet (or notes thereto), or (b) Liabilities that have arisen after the Recent Balance Sheet Date in the Ordinary Course of Business, and are not, individually or in the aggregate, material in amount.

Section 3.6. Absence of Changes.

(a) Since September 30, 2020 through the MSA Effective Date, there has not been any result, occurrence, fact, change, event or effect which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Section 3.6(b) of the Disclosure Schedules, since September 30, 2020 through the MSA Effective Date, the Company has operated in the Ordinary Course of Business and without any material change of policy or procedure, and the Company has not:

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(i) incurred or suffered any material loss, damage, destruction or other casualty to any of the assets, properties or rights used or held by the Company (whether or not covered by insurance);

(ii) mortgaged, pledged or subjected to any Lien any of the assets of the Company, except for Permitted Liens and the Liens listed on Section 3.7(a) of the Disclosure Schedules;

(iii) entered into, terminated (other than at its stated expiration date), amended in any material respect, suspended or canceled any Material Contract or Permit;

(iv) sold, transferred or otherwise disposed of any assets or rights of the Company, other than sales, transfers or other dispositions made in the Ordinary Course of Business;

(v) (A) cancelled or waived any claim or right or (B) settled or compromised any claim under material Actions;

(vi) incurred any material capital expenditures;

(vii) entered into any employment, retention, severance, consulting, or similar Contract with any Employee, or authorized or granted any increase in the compensation or benefits of any of the Employees (other than offer letters or similar agreements for Employees that are terminable by the Company at will or changes to the Employee Benefit Plans in the Ordinary Course of Business); or

(viii) made any change in any method of accounting or accounting practice, including, without limitation, its practices in connection with the treatment of expenses, accounts receivable, accounts payable or valuations of inventory.

Section 3.7. Assets.

(a) Except as set forth on Section 3.7(a) of the Disclosure Schedules, the Company has good and valid title to, a valid leasehold interest in, or a valid license or other contractual right to use the properties and assets, tangible or intangible, shown on the Recent Balance Sheet or acquired thereafter (the “Business Assets”), free and clear of all Liens, other than any Permitted Liens. Each Business Asset, as applicable, is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to reasonable wear and tear) and is suitable for the purposes for which it is presently used. The Business Assets constitute all of the assets, rights and properties reasonably necessary, and are sufficient, for the conduct of the Business of the Company as currently conducted. Except as set forth on Section 3.7(a) of the Disclosure Schedules, all properties used in the operations of the Company are reflected in the Recent Balance Sheet to the extent required by GAAP.

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(b) Section 3.7(b) of the Disclosure Schedules lists all machinery, equipment, tools, furniture, fixtures, leasehold improvements, office equipment, motor vehicles, mobile equipment, rolling stock and other items of depreciable (or fully depreciated) tangible personal property owned by the Company with a net book value in excess of $50,000 and identifies such assets as leased or subleased to the Company.

Section 3.8. Tax Matters.

(a) The Company has duly and timely filed all Tax Returns required to be filed by or with respect to it under applicable Laws, and all such Tax Returns are true, complete and correct in all material respects and have been prepared in compliance in all material respects with all applicable Laws.

(b) The Company has paid all Taxes due and owing by it (whether or not such Taxes are related to, shown on or required to be shown on any Tax Return), and has properly and timely withheld or deducted and paid over to the appropriate Taxing Authority all Taxes which it has been required to withhold or deduct from amounts paid or owing or deemed paid or owing or benefits given to any employee, equityholder, member, creditor or other third party.

(c) The Company is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Taxes, which extension is still in effect (other than valid automatic extensions received in the Ordinary Course of Business).

(d) The Company has not (i) waived any statute of limitations with respect to any Taxes or Tax Returns of the Company or (ii) consented in writing to any extension of time with respect to any Tax assessment or deficiency of the Company, which waiver or extension of time is currently in effect. The Company has not granted any powers of attorney concerning any Taxes or Tax Returns, which powers of attorney are still in effect.

(e) No Tax audits, investigations, actions, or assessments or administrative or judicial Actions are pending or are threatened in writing with respect to the Company, and there are no matters under discussion, audit or appeal with any Taxing Authority with respect to Taxes or Tax Returns of the Company.

(f) There are no Liens for Taxes on any of the assets of the Company, other than Liens for Taxes not yet due and payable and for which appropriate reserves have been established according to GAAP on the Financial Statements.

(g) No claim has ever been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, which claim has not been resolved.

(h) The Company (i) has never been a member of any affiliated group (other than any such group the common parent of which is the Company) filing or required to file a consolidated, combined, unitary, or other similar Tax Return, (ii) has no Liability for the Taxes of any Person other than itself under Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, by Contract or otherwise, and (iii) is not party to or bound by and does not have any obligations under any Tax allocation, Tax sharing, Tax indemnification or other similar Contract.

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(i) Since December 31, 2019, the Company has not made any material change (or filed for or requested any change) in financial or Tax accounting methods or practices or made, changed, revoked or modified any material Tax election, filed any amended Tax Return, settled or compromised any Tax liability, voluntarily approached any Taxing Authority in respect of any Taxes or Tax Returns relating to a prior Tax period (including through any voluntary disclosure process), consented to any claim or assessment related to any Taxes, entered into any closing or other agreement (including any extension or waiver of any statute of limitations) with any Taxing Authority with respect to any Taxes or Tax Returns, or changed its fiscal or Tax year.

(j) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the MSA Effective Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the MSA Effective Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the MSA Effective Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed prior to the MSA Effective Date, (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law), (v) installment sale or open transaction disposition made prior to the MSA Effective Date, (vi) prepaid amount or advance payment received on or prior to the MSA Effective Date, or (vii) election under Section 108(i) of the Code (or any corresponding provision of state, local, or non-U.S. Law).

(k) The Company has neither been a resident for Tax purposes in any jurisdiction, nor is or has had any branch, agency, permanent establishment or other taxable presence in any jurisdiction, other than the jurisdiction of its formation.

(l) The Company has not engaged in any “listed transaction” within the meaning of Sections 6111 and 6112 of the Code or any similar provisions of U.S. state or local or non-U.S. Law.

(m) Except as set forth on Section 3.8(m) of the Disclosure Schedules, the Company has not requested or received a written ruling from any Taxing Authority or signed any binding agreement with any Taxing Authority or made or filed any election, designation or similar filing with respect to Taxes of the Company.

(n) The unpaid Taxes of the Company (including, for the avoidance of doubt, any employment, payroll or similar Taxes deferred under the CARES Act) (i) did not, as of the Recent Balance Sheet Date, exceed the reserve for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Recent Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Initial Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

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(o) The Company has duly and timely collected all amounts on account of any transfer taxes, including goods and services, harmonized sales and state, provincial or territorial sales taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Taxing Authority any such amounts required by Law to be remitted by it.

(p) Section 3.8(p) of the Disclosure Schedules lists all Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2017, identifies those Tax Returns that have been audited, and identifies those Tax Returns that currently are the subject of audit. The Company has delivered to Investor correct and complete copies of all income and other material Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company for taxable periods ended on or after December 31, 2017.

(q) No property owned by the Company (i) is “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code; (ii) directly or indirectly secures any debt the interest of which is tax-exempt under Section 103(a) of the Code; (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code; (iv) is “limited use property” within the meaning of Rev. Proc. 76-30 or Rev. Proc. 2001-28; or (v) is subject to Section 168(g)(1)(A) of the Code. No property owned by the Company is (A) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended; (B) subject to a lease under Section 7701(h) of the Code or under any predecessor section; or (C) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(r) The Company (i) has not applied for, and has not received, any loan or other financial assistance under the CARES Act or the Paycheck Protection Program and Health Care Enhancement Act (P.L. 116-139), or (ii) has so applied for, or received, any such loan or other financial assistance and was eligible to make such application or receive such loan or other financial assistance, undertook its analysis to determine its eligibility and to make certifications regarding necessity in good faith, and has complied with all applicable conditions (including to maintain eligibility for any available loan forgiveness).

Section 3.9. Contracts.

(a) Section 3.9(a) of the Disclosure Schedules sets forth an accurate and complete list (by each applicable subsection referenced below in this Section 3.9(a)) of each of the following Contracts to which the Company is a party or by which the Company is otherwise bound:

(i) any Contract providing for (A) payment by any Person to the Company in excess of $50,000 annually, (B) requires a single capital expenditure greater than $50,000, (C) involves a non-cancellable commitment to make capital expenditures in excess of $50,000 annually, or (D) the purchase of products or services by the Company from any Person in excess of $50,000 annually, in each case that cannot be cancelled by the Company without penalty or without more than thirty (30) days’ notice;

(ii) any Contract establishing any joint ventures, strategic alliance, partnership, sharing of profit arrangement, and minority equity investments;

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(iii) (A) any Contract for the employment or service of any officer, individual Employee or individual service provider or providing for the payment of any severance, retention, or Change in Control Payment or (B) any other Person providing for (x) fixed and/or variable compensation in the aggregate in excess of $50,000 annually or (y) commission based arrangements;

(iv) any Government Contract;

(v) other than with the Senior Lender, any Contract or indenture relating to borrowed money or other Company Debt or the mortgaging, pledging or otherwise placing a Lien on any asset (tangible or intangible) or any letter of credit arrangements, or any guarantee therefor;

(vi) other than with the Senior Lender, any Contract or indenture under which the Company has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Company Debt, (B) granted a Lien (other than a Permitted Lien) on its properties or assets, whether tangible or intangible, to secure such Company Debt or (C) extended credit to any Person (including any loan or advance);

(vii) any Contract under which the Company is a (A) lessee of or holds or operates any personal property, owned by any other Person or (B) lessor of or permits any other Person (other than the Company) to hold or operate any personal property owned or controlled by it, in each case with annual payments in excess of $50,000;

(viii) any collective bargaining agreement, labor peace agreement or any other Contract with any labor union, works council, trade association or other agreement or Contract with any employee organization;

(ix) any (A) license, royalty, indemnification, covenant not to sue, escrow, co-existence, concurrent use, consent to use or other Contract relating to any Owned IP or Licensed IP (including any Contracts relating to the licensing of Intellectual Property by the Company to a third party or by a third party to the Company) and (B) other Contracts affecting the Company’s ability to own, enforce, use, license, or disclose any Owned IP or Licensed IP (clauses (A) and (B), collectively, “IP Licenses”), provided that commercial “shrink-wrap” software and “shrink-wrap” software licenses (“Off-the-Shelf Software Licenses”) shall not be required to be set forth on Section 3.9(a) of the Disclosure Schedules;

(x) any agent, sales representative, referral, marketing or distribution agreement;

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(xi) any Contract that limits the ability of the Company to engage in any line of business or that contains a covenant not to compete applicable to the Company;

(xii) any Contract that contains “most favored nations” pricing terms or grants to any customer, supplier or vendor any right of first offer or right of first refusal or exclusivity or any similar requirement;

(xiii) any Contract that contains any “non-solicitation,” “no hire” or similar provisions which restrict the Company from soliciting, hiring, engaging, retaining or employing any other Person’s current or former employees;

(xiv) any settlement, conciliation or similar agreement entered into in the past three (3) years under which there are continuing obligations or Liabilities on the part of the Company;

(xv) any Contract for the disposition of any portion of the assets or Business of the Company (other than sales of products in the Ordinary Course of Business) or for the acquisition by the Company of the assets or business of any other Person (other than purchases of inventory or components in the Ordinary Course of Business);

(xvi) any Contract between or among the Company, on the one hand, and Company Parent, on the other hand;

(xvii) any Contract between or among the Company, on the one hand, and any current officer, director, manager, Employee or service provider of the Company (other than employment and employment-related contracts made in the Ordinary Course of Business), on the other hand;

(xviii) any powers of attorney; and

(xix) any commitment or arrangement to enter into any of the foregoing.

(b) (i) Each of the Contracts set forth or required to be set forth on Section 3.9(a) of the Disclosure Schedules and each of the Real Property Leases (collectively, the “Material Contracts”) is in full force and effect and constitutes a valid, binding and enforceable obligation of the Company and the other parties thereto, (ii) the Company is not in breach of or default in any material respect under any Material Contract, and (iii) to the Knowledge of the Company, no counterparty is in breach of or default in any material respect under any Material Contract. To the Knowledge of the Company, the Company has not received notice of an intention by a counterparty to a Material Contract to terminate such Contract or amend the terms of such Contract, other than in the Ordinary Course of Business or as otherwise disclosed in Section 3.9(a) of the Disclosure Schedules. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. The Company has provided, furnished or made available to Investor (x) a true, complete and correct copy of each written Material Contract, together with all amendments, waivers or other changes thereto and (y) a true, complete and correct description of the terms and conditions of each oral Material Contract.

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Section 3.10. Intellectual Property Rights.

(a) Section 3.10(a) of the Disclosure Schedules sets forth (with the application number/date, registration number/date, next deadline, title or mark, country or other jurisdiction and owner(s), as applicable) a complete and accurate list of all Owned IP that is registered, patented, or the subject of a pending application (“Registered Owned IP”). All Owned IP, including the Registered Owned IP, is valid, subsisting and enforceable. The Owned IP and Licensed Intellectual Property constitute all Intellectual Property used in or necessary to conduct the Business as currently conducted. Except as otherwise provided in this Agreement, the Intellectual Property owned and, except for Off-the-Shelf Software Licenses, the Intellectual Property used by the Company immediately prior to the Closing will continue to be owned or available for use by the Company on identical terms and conditions immediately after the Closing.

(b) Except as set forth in Section 3.10(b) of the Disclosure Schedules, (i) no Action is or has been pending or threatened in writing that challenges the legality, validity, enforceability, use or ownership of any item of Owned IP or that alleges that the operation of the Business infringes, violates or misappropriates the Intellectual Property of any Person, (ii) no operations of the Company or any product, ingredient or process that is used, manufactured, sold or distributed by or for the Company, as such operations are conducted or as such product, ingredient or process is used, manufactured, sold or distributed has infringed, violated or misappropriated the Intellectual Property of any Person, (iii) to the Knowledge of the Company, no Person is infringing, violating or misappropriating any Owned IP, and (iv) the Company is not subject to any Order that limits the Company’s right to use or enforce the Owned IP, other than any limitations set forth in any registration or application for Owned IP.

(c) The Company (i) exclusively owns and possesses, free and clear of all Liens, other than Permitted Liens and the Liens listed on Section 3.7(a) of the Disclosure Schedules, all right, title and interest in and to the Owned IP; and (ii) has the right to use all other Business IP pursuant to a license that is valid and enforceable.

(d) Each Employee and contractor of the Company that has made a contribution to the development of any Owned IP either (i) has entered into a contract pursuant to which such Person has assigned to the Company all Intellectual Property and inventions (whether patentable or unpatentable) such Person has conceived, created, authored, developed, or invented in connection with such contribution and which such contract is valid and binding, or (ii) developed such development as a “work made for hire” for the Company or in other circumstances under which, by operation of Law, the Intellectual Property in such development are owned by the Company.

(e) To the Knowledge of the Company, in the past twelve (12) months, there have been no material failures, crashes, security breaches or other adverse events affecting the IT Assets used by the Company, which have caused material disruption to the Business of the Company. The Company has implemented security, backup, and disaster recovery measures and technology consistent with industry practices and there has been no unauthorized or improper access of the IT Assets.

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Section 3.11. Litigation. Except as set forth in Section 3.11 of the Disclosure Schedules, (a) there have been no Actions (i) pending or, to the Company’s Knowledge, threatened against or affecting the any Company Party or its assets, properties or rights or against any of its directors, managers, officers or employees (in each case, in their capacity as such) or (ii) initiated or threated by or on behalf of any Company Party, and (b) there have been no outstanding Orders to which any Company Party or any of its Affiliates is a party or to which any Company Party or any of its Affiliates or its or their assets or properties is or are bound. To the Company’s Knowledge no event has occurred or circumstances exist that would reasonably likely give rise to, or serves as a basis for, any such Action or Order.

Section 3.12. Labor Matters.

(a) Section 3.12(a) of the Disclosure Schedules sets forth a list of, as of the Agreement Date, (i) the first and last names of all current Employees with the office location where the Employee normally works, (ii) the division, job title, date of hire, union status, full- or part- time status, overtime status, accrued vacation, current annual rate of compensation (or with respect to Employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), including any bonus, contingent or deferred compensation, and estimated or target annual incentive cash compensation of each such person, and (iii) the total annual compensation for such person during the calendar years ending December 31, 2019 and December 31, 2020 as reported on the current employee’s W2 from the corresponding year. Section 3.12(a) of the Disclosure Schedules also contains a complete and accurate list of all of the independent contractors, consultants, temporary employees or leased employees of the Company (“Contingent Workers”) as of the Agreement Date, showing for each Contingent Worker such individual’s job title and fee or compensation arrangements. The Company has properly classified and treated any such Contingent Worker in accordance with applicable Laws and for purposes of all wage, hour, classification and Tax Laws and employee benefit plans and prerequisites.

(b) The Company currently classifies and has properly classified each of its employees as exempt or non-exempt according to the Fair Labor Standards Act and other applicable state and local wage and hour Laws, and is and has been otherwise in compliance in all material respects with such applicable Laws.

(c) Except as set forth on Section 3.12(c) of the Disclosure Schedules, the Company is not a party to or otherwise bound by any collective bargaining agreement, labor peace agreement or relationship with any labor union, works council, trade association or other employee organization (collectively, “Union”). Except as set forth on Section 3.12(c) there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, picket, unfair labor practice charges or other similar labor dispute affecting the Company or any of its employees. Except as set forth on Section 3.12(c) of the Disclosure Schedules, the Company: (i) has not experienced any strikes, work stoppages, walkouts or other material labor disputes and no such dispute is pending or, to the Knowledge of the Company threatened, (ii) has not committed any material unfair labor practice, (iii) has not experienced any union organizational or decertification activities and to the Knowledge of the Company no such activities are currently underway or threatened by, on behalf of or against any labor union, works council, trade association or other employee organization with respect to Employees of the Company; (iv) has not implemented any plant closing or layoff of employees that would trigger the obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable foreign, state, provincial or local plant closing or mass layoff Law or (v) has not been subject to any pending or threatened, material employment-related Action in any forum, relating to an alleged violation or breach by the Company, or any of its officers or directors of any Law, regulation or Contract, and, to the Company’s Knowledge neither the Company nor its employees, officers, directors or agents have committed any act or omission giving rise to material Liability for any violation or breach identified in this Section 3.12(c).

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(d) The Company has paid all wages, salaries, wage premiums, bonuses, vacation pay, commissions, fees, and other compensation due and payable to its current and former Employees and Contingent Workers pursuant to applicable Law, Contract or policy.

(e) Except as set forth on Section 3.12(e) of the Disclosure Schedules, as of the Agreement Date, no officer of the Company has informed the Company in writing of any plan to terminate employment with or services for the Company.

(f) (i) except as set forth in Section 3.12(f) of the Disclosure Schedules, no investigation by any Governmental Authority of the employment policies or practices of the Company is pending or, to the Company’s Knowledge, threatened, (iii) except as set forth on Section 3.12(f) of the Disclosure Schedules, no litigation, arbitration or administrative proceeding is pending or, to the Company’s Knowledge, threatened against the Company relating to its employment policies or practices, and (iv) except as set forth on Section 3.12(f) of the Disclosure Schedules during the past five (5) years, the Company has not been a party to a settlement agreement with a current or former employee that relates primarily to allegations of sexual harassment or sexual misconduct and no allegations of sexual harassment or sexual misconduct have been made against any officer, director or employee of the Company in his or her capacity as an officer, director or employee of the Company.

Section 3.13. Employee Benefits.

(a) Section 3.13(a) of the Disclosure Schedules sets forth a true, complete and correct list of each (i) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), medical, dental, life insurance, equity or equity-based compensation, stock option, stock purchase, employee stock ownership, bonus or other incentive compensation, employment, consulting, profit sharing, disability, salary continuation, severance, change in control, retention, retirement, pension, deferred compensation, vacation, sick pay or paid time off plan, program, arrangement or policy in excess of applicable legal requirements, and each other benefit or compensation plan, policy, agreement (including employment and consulting agreements), program or arrangement, whether funded or unfunded, that the Company maintains, sponsors, contributes to or is required to contribute to, or under or with respect to which the Company has any current or potential Liability, including on account of an ERISA Affiliate, (each, an “Employee Benefit Plan” and collectively, the “Employee Benefit Plans”).

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(b) With respect to each Employee Benefit Plan, the Company has provided, furnished or made available to Investor true, complete and correct copies of, as applicable: (i) the current plan documents, or, if terminated, the plan document as of the plan termination date, with all amendments thereto (or for each Employee Benefit Plan that is not written, a description thereof); (ii) the most recent summary plan description and all related summaries of material modifications; (iii) the most recent determination or opinion letter received from the IRS; (iv) the three (3) most recent annual reports (Form 5500-series, with all applicable schedules and attachments); (v) all current related insurance Contracts, other funding arrangements and administrative services agreements; (vi) all material notices or correspondence to the Company from or with any Governmental Authority since December 31, 2015; and (vii) all other material documents pursuant to which such Employee Benefit Plan is maintained, funded and administered.

(c) To the Company’s Knowledge, each Employee Benefit Plan (and each related trust, insurance Contract or fund) has been established, maintained, funded and administered in accordance with its terms (and the terms of any applicable collective bargaining agreement, if applicable) and in compliance in all material respects with all applicable requirements of ERISA, the Code and other applicable Laws, including the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended, and any guidance issued thereunder (“PPACA”). The Company and each Person that at any relevant time would be, is or has been treated as a single employer with the Company under Section 414 of the Code (each, an “ERISA Affiliate”) have complied and are in compliance in all material respects with the requirements of Part 54 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Laws (“COBRA”) and PPACA. The Company has not incurred, or is reasonably expected to incur or to be subject to, any Tax, penalty or other liability that may be imposed under PPACA.

(d) Each Employee Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code either has received a current favorable determination from the IRS or may rely upon a current favorable opinion letter from the IRS that such Employee Benefit Plan is so qualified, and nothing has occurred that would adversely affect the qualification of such Employee Benefit Plan.

(e) With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and payments (including all employer contributions, employee salary reduction contributions, and premium payments) that are due have been made within the time periods prescribed by the terms of each Employee Benefit Plan, ERISA, the Code and other applicable Laws, and all contributions, distributions, reimbursements or payments for any period ending on or before the Initial Closing Date that are not yet due have been made or properly accrued. No Employee Benefit Plan has any unfunded Liability not accurately reflected on the Financial Statements.

(f) None of the Company or any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to, or has any current or potential Liability under or with respect to (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is or was subject to the funding requirements of Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA, (iii) any multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA), (iv) any multiple employer plan (as described in Section 413(c) of the Code) or (v) any plan, program or arrangement that provides for post-retirement or post-employment medical, life insurance or other similar benefits (other than health continuation coverage required by COBRA for which the covered Person pays the full cost of coverage). None of the Company or any ERISA Affiliate has any current or potential Liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA. The Company has no Liability (whether current or contingent) as a result of at any time being treated as a single employer under Section 414 of the Code with any other Person.

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(g) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and distributed in accordance with the applicable requirements of ERISA and the Code with respect to each Employee Benefit Plan.

(h) With respect to each Employee Benefit Plan, (i) there have been no non- exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code), (ii) no “fiduciary” (as defined under ERISA) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan, and (iii) no Action (other than routine claims for benefits) is pending or to the Company’s Knowledge, is threatened, and to the Company’s Knowledge there are no facts that would give rise to or would reasonably be expected to give rise to any such Action. No act, omission or transaction has occurred which would result in the imposition on the Company of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (C) a Tax, penalty or assessment imposed pursuant to Chapter 43 of Subtitle D of the Code.

(i) The consummation of the transaction contemplated hereunder, alone, or in combination with any other event, shall not (i) entitle any current or former director, officer, employee, independent contractor or consultant or other individual service provider of the Company (or the beneficiaries of such individuals) to any severance, change in control, retention, or other payment or benefit under any Employee Benefit Plan or otherwise or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such employee or other individual service provider (or their beneficiaries), or otherwise give rise to any obligation to fund or any Liability under any Employee Benefit Plan or otherwise. No amount that would be received (whether in cash, property or the vesting of property, or any form of benefit) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any subsequent termination of employment) would result ,separately or in the aggregate ,in the payment of an “excess parachute payment” within the meaning of Section280G of the Code or an amount that would be subject to an excise tax under Section 4999 of the Code.

(j) The Company has correctly classified those individuals performing services for the Company as common law employees, leased employees, exempt or non-exempt employees, independent contractors or agents of the Company, as the case may be, and to the Knowledge of the Company, the Company has no Liability for improper classification of any such individual, including for unpaid overtime or by reason of an individual who performs or performed services for the Company in any capacity being improperly excluded from participating in an Employee Benefit Plan.

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(k) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in compliance in all material respects with, and is in documentary compliance in all material respects with, Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder. The Company has no indemnity or gross-up obligation on or after the Closing for any Taxes imposed under Section 409A of the Code (or any corresponding provisions of state, local, or foreign Tax Law).

Section 3.14. Compliance with Laws; Permits.

(a) Except with respect to Federal Cannabis Laws, the Company is and has been in compliance in all material respects with all Laws of any Governmental Authority applicable to the Company. The Company has not received any written notice from a Governmental Authority that alleges that it is not in compliance with any Law, and the Company has not been subject to any adverse inspection, finding, investigation, penalty assessment, audit or other compliance or enforcement action.

(b) The Company holds and is, and has been, in compliance in all material respects with all Permits required for the conduct of the Business and the ownership of its assets and properties. Section 3.14(b) of the Disclosure Schedules sets forth an accurate and complete list of all of such Permits (collectively, the “Company Permits”), including with respect to each Company Permit: (i) the operations, activities, locations and/or facilities authorized, covered by, or subject to such Company Permit; (ii) the issuer of such Company Permit; (iii) the expiration or renewal date for such Company Permit and (iv) any conditions provided in such Company Permit. All conditions of or restrictions on such Company Permits that may materially affect the ability to perform any cannabis related activity authorized by the Laws of the states and municipalities in which the Company operates, whether or not embodied in the Company Permit, are disclosed in Section 3.14(b) of the Disclosure Schedules. Each Company Permit is in full force and effect, and except as set forth on Section 3.14(b) of the Disclosure Schedules is not subject to any pending or, to the Knowledge of the Company, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Permit invalid. The Company Permits are the only licenses, permits, franchises, authorizations and approvals required for the conduct of the Business. The Company has not violated a material term of any Company Permit or a material condition under which any Company Permit was granted. All renewals for the Company Permits have been timely applied for and, to the Company’s Knowledge no event or circumstance has occurred or exists that would prohibit or prevent the re-issuance to Investor or the Company of any of the Company Permits. All fees and charges with respect to such Company Permits as of the Agreement Date have been paid in full and will be paid through the MSA Effective Date.

(c) Except as set forth on Section 3.14(c) of the Disclosure Schedules, (i) the Company has not received any notice from any Governmental Authority having jurisdiction over its operations, activities, locations, or facilities, of (A) any deficiencies or violations of, or (B) any remedial or corrective actions required in connection with, any Company Permits or their renewal, (ii) to the Company’s Knowledge no action is being or has been threatened or contemplated with which (1) would reasonably be expected to result in the issuance of any such notice or (2) would prevent or impair the operations and activities engaged in pursuant to such Company Permits, and (iii) no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Company Permits. Without limiting the foregoing, neither the Company nor to the Company’s Knowledge any Affiliate of the Company has made any bribe, rebate, payoff, influence payment, kickback or other payment unlawful under any applicable Law.

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(d) Reserved.

(e) To the Company’s Knowledge, any Person who is required to have a Permit under applicable law or regulation to provide any cannabis or cannabis-related services for which the Company has hired or engaged with such Person (the “Licensed Providers”) has all Permits necessary for the conduct of their business activities involving the Company. Except as set forth on Section 3.14(e) of the Disclosure Schedules, (i) the Company has not received any written notice from any Governmental Authority having jurisdiction over the Licensed Providers’ operations, activities, locations, or facilities, of (A) any deficiencies or violations of, or (B) any remedial or corrective actions required in connection with any Permit held by a Licensed Provider or their renewal, and (ii) to the Company’s Knowledge no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit held by a Licensed Provider necessary for its cannabis or cannabis-related activities and operations involving the Company.

(f) Company Parent, the Company and their respective Affiliates have complied with all restrictions on ownership, control and participation in the Company and its Business under all applicable State and Local Cannabis Laws and to the Knowledge of the Company have made no false statement, representation or omission to any Governmental Authority in connection with the Company, its Business, or its Permits.

Section 3.15. Real Property.

(a) Section 3.15(a) of the Disclosure Schedules sets forth the address of each parcel of real property that is owned by the Company (the “Owned Real Property”), and a true and complete list of all real property deeds evidencing ownership of such Owned Real Property. The Owned Real Property is maintained in a manner consistent with standards generally followed with respect to similar properties, and is otherwise suitable for the conduct of the Business of the Company as presently conducted in all material respects. The Closing will not affect the continued use and possession of the Owned Real Property by the Company for the conduct of the Business as presently conducted. Neither the operation of the Company on the Owned Real Property nor such Owned Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non- conforming use exceptions. The Company has good, clear, record and marketable title to all Owned Real Property, free and clear of all Liens, liabilities, encumbrances and title exceptions or claims other than (i) Liens for taxes not yet due and payable, (ii) zoning Laws, and (iii) utility easements and other of record easements that will not impair or prohibit the use of the Owned Real Property for the cultivation, processing and handling of cannabis and cannabis-related products.

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(b) Except as set forth on Section 3.15(b) of the Disclosure Schedules, (i) the Company is not a party to or bound by any agreement providing another Person with the right to purchase, lease, or sublease from the Company any Owned Real Property or any portion thereof and there are no options, right of first offer, or rights of first refusal related thereto; (ii) the Company has not leased, subleased, or otherwise granted to any Person the right to use or occupy any Owned Real Property or any portion thereof; and (iii) the Company is not a party to or bound by any agreement providing the Company with the right or obligation to purchase from another Person any real property or any interest in real property.

(c) Except as set forth on Section 3.15(c) of the Disclosure Schedules, there is no debt associated with the Owned Real Property.

(d) Section 3.15(d) of the Disclosure Schedules sets forth a true, correct and complete list of all real property leased or licensed by the Company, whether as lessee or lessor (the “Leased Real Property”), each Contract relating to the use and/or occupancy of such Leased Real Property, including all leases, subleases, agreements to lease or other occupancy agreements (written or oral) entered into by the Company, lease guarantees, tenant estoppels, subordinations, non-disturbance and attornment agreements, including all amendments thereto, and all condominium documents and service agreements relating thereto (the “Real Property Leases”). Section 3.15(d) of the Disclosure Schedules also lists (i) the street address of each Real Property Lease parcel; (ii) the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. The Company has a valid and enforceable leasehold interest in all its Leased Real Property reflected in the Financial Statements or acquired after the Recent Balance Sheet Date. Except as set forth on Section 3.15(d) of the Disclosure Schedules, all such properties (including leasehold interests) are free and clear of all Liens, other than Permitted Liens and the Liens listed on Section 3.7(a) of the Disclosure Schedules.

(e) The Company has delivered or made available to Investor true, complete and correct copies of all Real Property Leases. Each Real Property Lease is in full force and effect. Except as set forth on Section 3.15(e) of the Disclosure Schedules, (i) all rents and additional rents due to date on each Real Property Lease have been paid and neither the Company nor any other party to any such Real Property Lease has received notice of any breach or default or has repudiated any provision thereof, (ii) the Company has not received written notice of cancellation or termination with respect to any Real Property Lease, (iii) there exists no event that, with notice or lapse of time, or both, would constitute a breach or default by the Company or any other party thereto, under any of the Real Property Leases, and (iv) the Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased or subleased Real Property.

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(f) The Leased Real Property and the Owned Real Property (together, the “Real Property”) comprise all of the real property used or intended to be used in, or otherwise related to, the Business. The use and operation of the Real Property in the conduct of the Business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, Permit or Contract. Except as set forth on Section 3.15(f) of the Disclosure Schedules, no material improvements constituting a part of the Owned Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor threatened against or affecting the Owned Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings. Neither the whole nor any material portion of any building or material improvement constituting a part of the Real Property that is used by the Company has been damaged or destroyed by fire or other casualty. Except as set forth on Section 3.15(f) of the Disclosure Schedules, no material construction, alteration or other leasehold improvement work with respect to any of the Company’s facilities remains to be paid for or to be performed by the Company.

(g) Except as set forth on Section 3.15(g) of the Disclosure Schedules, no consent of any landlord or any other party is required under any Real Property Lease as the result of the transactions contemplated hereby or to keep such Real Property Lease in full force and effect after the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(h) The Company has not received notice from any Governmental Authority of any violation of any Law with respect to any of the Real Property that has not been corrected heretofore, and no such violation currently exists. Except as set forth in Section 3.15(f) of the Disclosure Schedules, all improvements necessary for the Business of the Company as currently conducted and constituting part of the Real Property have been completed and are now in compliance in all respects with all applicable Laws and there are presently in effect all Permits required by Law. To the Knowledge of the Company (with no duty to investigate), (i) there is at least the minimum access required by applicable subdivision or similar Law to the Real Property (ii) there are no structural, latent or hidden, defects in the buildings and other material improvements that are part of the Real Property that would materially affect the ability to operate any of the Real Property as currently operated for the continued conduct of the Company’s Business, and (iii) the Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business of the Company as currently conducted. The Company has not received notice of any pending or threatened real estate Tax deficiency or reassessment or condemnation of all or any portion of any of the Real Property.

Section 3.16. Environmental Matters.

(a) The operations of the Business, and all products manufactured and services provided by the Business, have been in compliance in all material respects with all applicable Environmental Laws and Environmental Permits issued thereunder.

(b) The Company has obtained all Environmental Permits required for the Business to operate within the Real Property and all such Environmental Permits are valid, in good standing and in full force and effect, and the Company is in compliance in all material respects with all terms and conditions of such Environmental Permits. The Company has not received any written notice regarding any actual or alleged violation of or material liability under Environmental Laws. Except as set forth on Section 3.16(b) of the Disclosure Schedules, the Company has not assumed or provided an indemnity with respect to any liabilities of any other Person arising under Environmental Laws.

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(c) The Company has not generated, transported, treated, stored, or disposed of any Hazardous Materials at or on the Real Property or any part thereof or in any area surrounding or adjacent thereto, or on, under or at any real property previously owned, leased or licensed by the Company, in each case, except in compliance in all material respects with applicable Environmental Laws, and there has been no Release of any Hazardous Materials by the Company at or on the Real Property that requires reporting or remediation by the Company pursuant to any applicable Environmental Law. To the Knowledge of the Company, all containers for or containing Hazardous Materials used, generated or disposed of by the Company in the conduct of the Business, have been identified, dated, logged, manifested and disposed of in compliance in all material respects with all applicable Environmental Laws, whether or not on property owned by the Company, and such containers are disposed of by a Hazardous Materials handler (or handlers) who or which have all certificates, licenses, other forms of authorization and other Permits that are required to be obtained by such handler (or handlers) under applicable Laws (currently in effect, or in effect at the time of such disposal) and such handler (or handlers) has disposed of such containers in compliance in all material respects therewith. No Hazardous Materials, handler, treatment, storage or disposal facility is used by the Company in connection with the conduct of the Company’s business or the operation of the Business Assets, including the Real Property. To the Company’s Knowledge, none of the Real Property is located in an active or inactive hazardous waste disposal site. There are no pending or, to the Knowledge of the Company, threatened investigations of the Business, or currently or previously owned, operated or leased property of the Company regarding violations of or liabilities under Environmental Laws.

(d) The Company has not: (i) received written notice under the citizen suit provisions of any Environmental Law; (ii) received any written request for information, notice, demand letter, administrative inquiry or written complaint or written claim from any Governmental Authority under any Environmental Law; (iii) been subject to or, to the Knowledge of the Company, threatened with any governmental or citizen enforcement action with respect to any Environmental Law; or (iv) received written notice of any unsatisfied liability under any Environmental Law. The Company is not subject to any outstanding Order pursuant to Environmental Laws. The Company has not, and to the Company’s Knowledge none of its currently or previously owned, leased, or licensed property (including the Real Property) or operations has been named as a potentially responsible party or is subject to any outstanding written order from or agreement with any Governmental Authority or other Person or is subject to any judicial or docketed administrative proceeding respecting (x) Environmental Laws, (y) Remedial Action or (z) any Environmental Liabilities. Neither the Company nor any of its Affiliates have received any notice or claim to the effect that it is or is reasonably expected to be liable to any Person as a result of a Release or threatened Release or any notice letter or request for information under the Comprehensive Environmental Response, Compensation, and Liability Act.

(e) No Environmental Lien, including any unrecorded Environmental Lien of which the Company has written notice, has attached to any currently or previously owned or leased property of the Company or Business Asset.

(f) The Company has provided, furnished or made available to Investor true and correct copies of all material written environmental studies, audits, reviews, reports and assessments, if any, conducted by or on behalf of or in possession, custody or control of the Company bearing on Environmental Liabilities relating to the past or current operations or facilities of the Company.

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Section 3.17. Affiliate Transactions. Except as set forth on Section 3.17 of the Disclosure Schedules and with the Senior Lender, (a) the Company is not a party to any Contract or arrangement with, or indebted, either directly or indirectly, to any of its officers, directors, managers, equityholders or, to the Knowledge of the Company, any of their respective relatives or Affiliates, other than (i) the compensation disclosed with respect to employees on Section 3.12(a) of the Disclosure Schedules and (ii) at-will employee offer letters; (b) none of such Persons is indebted to the Company, or, to the Knowledge of the Company, has any direct or indirect ownership interest in, or any contractual or business relationship with, any Person with which the Company is or was affiliated or with which the Company has a business relationship, or any Person which, directly or indirectly, competes with the Company; and (c) none of the Company’s officers, directors, managers, or equityholders has any interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the Business, or to the Knowledge of the Company, any supplier, distributor or customer of the Company.

Section 3.18. Insurance. Section 3.18 of the Disclosure Schedules sets forth, as of the Agreement Date, a description of each insurance policy (each, an “Insurance Policy”) carried by, or maintained on behalf of, the Company which Insurance Policies are in full force and effect as of the Agreement Date. The Company has not received notice of any default under any Insurance Policy. There are no claims under the Insurance Policies which are reasonably likely to exhaust the applicable limit of liability and the Company has reported in a timely manner all reportable events to its insurers. All premiums due and payable under the Insurance Policies have been timely paid, and the Company is in material compliance with the terms of the Insurance Policies.

Section 3.19. Brokers. Except as set forth on Section 3.19 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which any Company Party is a party or to which such

Company Party is subject for which Investor or its Affiliates (including the Company) could become obligated after the Closing.

Section 3.20. Accounts Receivable. The Company has no aged Accounts Receivable.

Section 3.21. Vendors. Section 3.21 of the Disclosure Schedules sets forth a list as of the Agreement Date of the top ten (10) suppliers and vendors to the Company (based on total amount purchased from such supplier or vendor) for the twelve-month period ended December 31, 2020 (each a “Material Vendor”), showing the approximate total spend by the Company from each such supplier or vendor during such fiscal year and the percentage of total spend of the Company represented by such spend. Since December 31, 2020, (a) no Material Vendor has canceled or otherwise terminated, or, to the Company’s Knowledge, threatened to cancel, or intends to cancel or terminate, its relationship with the Company, and (b) no Material Vendor has decreased or, to the Company’s Knowledge, threatened to decrease or limit its business with the Company intends to modify its relationship with the Company (except in the Ordinary Course of Business).

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Section 3.22. Bank Accounts. Section 3.22 of the Disclosure Schedules contains a true, complete and correct list of (a) all banks or other financial institutions with which the Company has an account or maintains a lock box or safe deposit box, showing the type of each such account, lock box and safe deposit box and (b) the names of the Persons authorized as signatories thereon or to act or deal in connection therewith.

Section 3.23. Inventory. All of the Company’s inventories, materials, and supplies consist of items of quality and quantity, in good condition and usable or salable in the Ordinary Course of Business. The values of the inventories stated in the Financial Statements reflect the Company’s normal inventory valuation policies and were determined in accordance with GAAP.

Section 3.24. Compliance with Privacy and Security Laws.

(a) The Company has established and implemented such policies, programs, procedures, contracts and systems, as are necessary to comply with (i) applicable state and federal laws governing the privacy and security of health information pertaining to individuals, including regulations promulgated pursuant thereto, and (ii) applicable state and federal laws governing the privacy and security of Personal Information (collectively, the “Privacy and Security Laws”).

(b) All Personal Information that has been collected, acquired, stored, disposed, processed, maintained, treated or otherwise used by the Company has been collected, acquired, stored, disposed, processed, maintained, treated and otherwise used in compliance in all material respects with all applicable industry standards and requirements, in each case to the extent applicable to the Company, and the Company’s own applicable policies and procedures related to rights of publicity, privacy, data protection, information security, or the collection, use, storage or disposal of Personal Information collection, used or held for use by the Company in the conduct of their businesses. To the Knowledge of the Company there has been no loss of, or unauthorized access, use, disclosure or modification of any Personal Information or of any confidential information that would trigger a mandatory breach notification as required by applicable Law.

(c) The Company has established, and is in compliance in all material respects with, its currently posted privacy policy and terms of use available on its website(s), and its current internal information security and human resources policies and procedures (and has been in compliance in all material respects with all historically posted privacy policies, terms of use and all historic information security and human resources policies and procedures) pertaining to the collection, access, storage, transfer, receipt and use of Personal Information, and to the Company’s Knowledge has never collected, accessed, stored, transferred, received, or used any Personal Information in a manner violative of such privacy policies, terms of use, information security policies and human resource policies and procedures.

(d) Each privacy policy or other privacy notice, as applicable, used in the conduct of the Company’s business contains, and has since the date that is three (3) years prior to the Agreement Date contained, express authorization for the Company to transfer Personal Information to a partner, successor, or transferee in a merger, or an acquirer of its business, equity or assets.

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(e) The Company has not received notice of noncompliance with any Privacy and Security Law, guidelines or industry standards, and no claim or proceeding has been asserted in writing or threatened in writing against the Company alleging a violation of any Person’s rights of publicity or privacy or Personal Information or data rights. The consummation of the transaction contemplated hereunder will not breach or otherwise cause any violation in any material respect of any of the Company’s own applicable policies and procedures related to rights of publicity, privacy, data protection, information security, or the collection, use, storage or disposal of Personal Information collection, used or held for use by the Company in the conduct of their businesses.

(f) The Company has not, and currently does not, market its products and services to any Persons under the age of 13, and the Company does not knowingly collect Personal Information from any Persons under the age of 13.

(g) The Company has complete and correct records of all Persons who have notified the Company of such Person’s election not to receive any electronic communications or solicitations (“Opt-Out Notifications”) from the Company. The Company has complied in all material respects with all such Opt-Out Notifications.

(h) The Company has in place, maintains, and complies with adequate anti- virus and malware protection, and security measures and safeguards to protect business data and Personal Information against illegal or unauthorized access or use by its personnel or third parties, or access or use of such information by its personnel or third parties in a manner violative of any Privacy and Security Law, applicable industry standards or guidelines, or the privacy rights of third parties, as applicable, in each case consistent with industry practices. To the Knowledge of the Company, no Person has gained unauthorized access to or made any unauthorized use of any trade secrets of the Company or Personal Information collected or received by the Company in a manner that would trigger a mandatory breach notification as required by applicable Law.

(i) Except as set forth on Section 3.24(i) of the Disclosure Schedules, the Company is in compliance in all material respects with the Privacy and Security Laws and the Company has not received notice of any incident reports or allegations that it has breached the Privacy and Security Laws. Attached to Section 3.24(i) of the Disclosure Schedules are all written consultant reports, corrective actions and plans of action for implementation of any requirements with respect to the Business of the Company under the Privacy and Security Laws.

Section 3.25. No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), neither the Company, Company Parent nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Company furnished or made available to Investor and its Representatives (including any information, documents or material delivered or made available to Investor or its Representatives, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

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ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF INVESTOR

Investor represents and warrants to the Company Parties that the statements contained in this Article IV are true and correct as of the date hereof, subject to the exceptions and qualifications disclosed by Investor in the written schedules provided to the Company Parties, dated as of the Agreement Date (the “Investor Disclosure Schedules”). The Investor Disclosure Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE IV. Notwithstanding the foregoing, any event or condition specifically disclosed in reasonable detail in any section or subsection of the Investor Disclosure Schedules shall be deemed disclosed and incorporated into any other section or subsection of the Investor Disclosure Schedules with the same degree of specification for purposes of this ARTICLE III.

Section 4.1. Organization and Authority of Investor. Investor is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of New York. Investor has full company power and authority to enter into this Agreement and the other Transaction Documents to which Investor is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Investor of this Agreement and any other Transaction Document to which Investor is a party, the performance by Investor of its obligations hereunder and thereunder and the consummation by Investor of the transactions contemplated hereby and thereby have been duly authorized by all requisite company action on the part of Investor. This Agreement has been duly executed and delivered by Investor, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a legal, valid and binding obligation of Investor enforceable against Investor in accordance with its terms. When each other Transaction Document to which Investor is or will be a party has been duly executed and delivered by Investor (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Investor enforceable against it in accordance with its terms.

Section 4.2. No Conflicts; Consents. The execution, delivery and performance by Investor of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization, operating agreement or other organizational documents of Investor; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Investor; or (c) require the consent, notice or other action by any Person under any Contract to which Investor is a party. Except as set forth in Section 4.2 of the Investor Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Investor in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

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Section 4.3. Investment Purpose; Sufficiency of Funds. Investor is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Investor is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Investor acknowledges that the Shares are not registered under the Securities Act or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Investor understands that the Shares and any securities issued in respect of or in exchange for the Shares may be noted with a legend required by the Securities Act or any other federal or state securities Laws to the extent such Laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended. Investor has sufficient cash on hand or other sources of immediately available funds to enable it to make the cash payments required hereunder to consummate the transactions contemplated in the Transaction Documents including, without limitation, the Initial Shares Purchase Price and the Milestone Shares Purchase Price.

Section 4.4. Brokers; No General Solicitation. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Investor. Neither the Investor, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

Section 4.5. Legal Proceedings. There are no Actions pending or, to Investor’s knowledge, threatened against or by Investor or any Affiliate of Investor that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.6. Disclosure of Information; Investment Experience. Investor has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Article III of this Agreement or the right of Investor to rely thereon. Investor has substantial experience in evaluating and investing in companies in the Company’s industry, and has such knowledge and experience in financial or business matters so that it is capable of evaluating the merits and risks of its investment in the Company and protecting its own interests. Investor understands and acknowledges that its investment in the Company is highly speculative and involves substantial risks and Investor can bear the economic risk of its investment hereunder and is able, without impairing its financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss of its investment.

Section 4.7. No Bad Actors. (i) Investor has exercised reasonable care to determine whether any Disqualification Event is applicable to Investor or Investor’s Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable and (ii) no Disqualification Event is applicable to the Investor, or any of Investor’s Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.

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ARTICLE V.

COVENANTS

Section 5.1. Conduct of Business Prior to the Closing.

(a) From the date hereof until the Initial Closing, except as otherwise provided in this Agreement, in the Management Agreement or consented to in writing by Investor (which consent shall not be unreasonably withheld, delayed or conditioned), the Company Parties shall,

(i) conduct the Business of the Company in the Ordinary Course of Business; and (2) use commercially reasonable efforts to maintain and preserve intact the current organization, Business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the MSA Effective Date, the Company Parties shall, and subsequent to the MSA Effective Date until the Initial Closing the Company Parties shall, in accordance with the Management Agreement, use commercially reasonable efforts to assist Investor or Investor’s Affiliate to:

(i) cause the Company to preserve, maintain and perform in compliance with all of its Permits;

(ii) cause the Company to pay its debts, Taxes and other obligations when due;

(iii) cause the Company to maintain the properties and assets owned, operated or used by the Company in substantially the same condition as they were on the Agreement Date, subject to reasonable wear and tear;

(iv) cause the Company to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(v) cause the Company to defend and protect its properties and assets from infringement or usurpation;

(vi) cause the Company to perform all of its obligations under all Material Contracts;

(vii) cause the Company to maintain its books and records in accordance with past practice;

(viii) cause the Company to comply in all material respects with all applicable Laws;

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(ix) except as required by any applicable Law, cause the Company to continue to operate all retail locations currently open and to use commercially reasonable efforts to timely open any additional retail locations scheduled to be opened within the next 12 months; and

(x) except as required by any applicable Law, cause the Company to continue all growing, processing and manufacturing activities currently being undertaken by the Company.

(b) From the Agreement Date until the Closing, the Company Parties shall cause the Company not to take or permit any of the following actions without Investor’s prior written consent, unless such actions are otherwise permitted and in accordance with the Management Agreement:

(i) declare, set aside, or pay any dividend or make any distribution with respect to the equity of the Company or redeem, purchase, or otherwise acquire any of the equity of the Company;

(ii) authorize for issuance, issue, sell, pledge, grant, encumber or deliver or agree or commit to issue, sell, pledge, grant, encumber or deliver any Equity Equivalents of the Company;

(iii) amend or change any of the Company’s organizational documents;

(iv) incur any material obligation or liability (individually or in the aggregate) other than for Transaction Expenses or incur any indebtedness for borrowed money, make any loans or advances, or assume, guarantee or endorse or otherwise become responsible for the obligations of any other Person;

(v) (i) enter into any significant new line of business, or incur or commit to incur any capital expenditures or Liabilities in connection therewith or (ii) abandon or discontinue any significant existing lines of business;

(vi) except as required by any applicable Law, apply for any new Permits pursuant to State and Local Cannabis Laws or abandon any pending applications for Permits applied for under State and Local Cannabis Laws;

(vii) acquire any business whether by merger or consolidation, purchase of assets or equity securities or any other manner;

(viii) any action that would cause any of the changes, events or conditions described in Section 3.6 to occur; or

(ix) commit to do any of the foregoing referred to in clauses (i)–(viii).

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Section 5.2. Access to Information. From the date hereof until the MSA Effective Date, the Company Parties shall (a) afford Investor and its Representatives access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company at mutually acceptable times and without undue disruption to the Ordinary Course of Business of the Company or interference with the Company’s contractual relationships; (b) furnish Investor and its Representatives with such legal, financial, operating and other data and information related to the Company as Investor or any of its Representatives may reasonably request; and (c) cooperate with Investor in its investigation of the Company; provided, however that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Company Parent, under the supervision of Company Parent’s designated Representatives and in such a manner as not to interfere with the conduct of the Business or any other businesses of the Company or Company Parent. All requests by Investor for access pursuant to this Section 5.2 shall be submitted or directed exclusively to Tim Bossidy or such other individuals as Company Parent may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, no Company Party shall be required to disclose any information to Investor if such disclosure would, in Company Parent’s reasonable discretion: (w) cause significant competitive harm to a Company Party and its businesses, including the Business, if the transactions contemplated by this Agreement are not consummated; (x) jeopardize any attorney-client privilege; (y) contravene any applicable Law, fiduciary duty or material binding agreement entered into prior to the date of this Agreement; or (z) reveal bids received from third parties in connection with transactions similar to those contemplated by this Agreement and any written analysis (including financial analysis) relating to such bids. Prior to the MSA Effective Date, without the prior written consent of a Company Party and unless in the presence of a designated Representative of Company Parent, Investor shall not contact or otherwise communicate with any employee of a Company Party or any third party contracting with the Company and Investor shall have no right to perform invasive or subsurface investigations of the Real Property. Investor shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.2. For avoidance of doubt, on and after the MSA Effective Date, the Investor shall have full access to and shall manage the Company in accordance with the terms of the Management Agreement.

Section 5.3. No Solicitation of Other Bids.

(a) From the Agreement Date until the termination of this Agreement, Company Parent shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal (as defined below); (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Company Parent shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of their respective Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any proposal or offer from any Person (other than Investor or any of its Affiliates) concerning (A) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (B) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (C) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

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(b) In addition to the other obligations under this Section 5.3, the Company and/or Company Parent shall promptly (and in any event within three Business Days after receipt thereof by the Company, Company Parent or their Representatives) advise Investor orally and in writing of any Acquisition Proposal or any request for information with respect to any Acquisition Proposal received subsequent to the Agreement Date, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person making the same.

(c) Company Parent agrees that the rights and remedies for noncompliance with this Section 5.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Investor and that money damages would not provide an adequate remedy to Investor.

Section 5.4. Notice of Certain Events.

(a) From the date hereof until the final Closing, the Company Parties shall promptly notify Investor in writing of:

(i) any fact, circumstance, event or action occurring on or prior to the Initial Closing that becomes the Knowledge of the Company Parties, the existence, occurrence or taking of which (A) has had, or would reasonably be expected to have, a Material Adverse Effect, (B) has resulted in, or would reasonably be expected to result in, any representation or warranty made by the Company or Company Parent hereunder not being true and correct as of the MSA Effective Date (or, with respect to the Fundamental Representations, as of the Initial Closing), (C) has resulted in, or would reasonably be expected to result in, a breach by the Company or Company Parent of any covenant set forth in this Agreement, or (D) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.2 to be satisfied;

(ii) any notice or other communication received by a Company Party from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication, written or oral, to or from a Company Party or any of its Representatives and any Governmental Authority in connection with the transactions contemplated by this Agreement; and

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(iv) any Actions commenced or, to Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company or Company Parent that, if pending on the Agreement Date, would have been required to have been disclosed pursuant to Section 3.11 of the Disclosure Schedules, or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Other than any supplements to the Company Disclosure Schedules provided by a Company Party in accordance with Section 5.4(c) below, Investor’s receipt of information pursuant to this Section 5.4 shall not modify the date upon which the representations in this Agreement are made, nor operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or Company Parent in this Agreement (including Section 8.2 and Section 9.1(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

(c) Notwithstanding the foregoing, from the Agreement Date until the Initial Closing, the Company may provide to Investor supplements to the Company Disclosure Schedules solely to reflect events or circumstances occurring after the Agreement Date. Any such supplement shall not cure any prior breach and shall not limit the rights of the parties under ARTICLE VIII and ARTICLE IX.

Section 5.5. Resignations. The Company shall deliver to Investor written resignations and releases, in form and substance reasonably satisfactory to Investor and effective as of the Initial Closing Date (or at such later date as mutually agreed upon by the parties), of the officers and directors of the Company set forth on Section 5.5 of the Disclosure Schedules.

Section 5.6. Confidentiality; Seller Intellectual Property.

(a) From and after the Closing, the Company Parties shall, and shall cause their Affiliates to, hold, and shall use commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that the Company Parties can show that such information (i) is generally available to and known by the public through no fault of any Company Party or any of their respective Affiliates or Representatives; or (ii) is lawfully acquired by the Company Parties or any of their respective Affiliates or Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Company Parties or any of their respective Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, to the extent permitted, the Company Parties shall promptly notify Investor in writing and shall disclose only that portion of such information which the Company Parties are advised by counsel to be disclosed, provided that the Company Parties shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Prior to the Closing, the parties’ respective rights and obligations related to all non- public information of the other party shall be governed by and subject to the Mutual Non- Disclosure Agreement between Investor and an Affiliate of Company Parent dated August 27, 2020 (the “NDA”).

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(b) From and after the later of (i) the Initial Closing and (ii) the date upon which the parties receive approval of a change of name or “doing business as” registration of the Company from the State of New York’s Department of Health (the “Name Change Approval”), but in no event later than 180 days after the Initial Closing (such date, the “Name Change Approval Date”), any and all licenses or grant of rights previously made by Company Parent or its Affiliates in and to the Company Parent Intellectual Property in favor of the Company, shall be terminated in their entirety. From and after the Name Change Approval Date, the Company, Investor and its Affiliates shall not, and shall not permit the Company to, use any Company Parent Intellectual Property unless Company Parent expressly grants a license, in writing, to the Company, Investor or its Affiliates to use any such Company Parent Intellectual Property. Company Parent reserves all rights in and to the Company Parent Intellectual Property and nothing in this Agreement shall be construed as a license or grant of right of any kind by Company Parent with respect to the Company Parent Intellectual Property. On the Name Change Approval Date, Investor shall cause the Company to immediately remove all references to “MedMen” or other Company Parent Intellectual Property in the signage used by the Company at any locations where the Company conducts its business, including, without limitation, any references to “MedMen” or other Company Parent Intellectual Property on the websites of the Company, and shall not otherwise in any way indicate any affiliation with Company Parent or its Affiliates unless pursuant to a written agreement between Company Parent, on the one hand, or Investor, the Company and their respective Affiliates, on the other hand. To the extent that there is no such license granted in writing, from the Agreement Date through the Name Change Approval Date, the Company Parent hereby grants a limited license to the Company to use the name “MedMen” in connection with the operation of the Business in the ordinary course. If the parties do not receive the Name Change Approval on or prior to the date that is 180 days after the Initial Closing, the parties agree to negotiate in good faith a license agreement for the Company’s continued use of the name “MedMen.”

Section 5.7. Non-solicitation.

(a) For a period of two (2) years commencing on the Initial Closing Date (the “Restricted Period”), Company Parent shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit any employee of the Company or encourage any such employee to leave such employment except pursuant to a general solicitation which is not directed specifically to any such employees; for clarity, nothing in this Section 5.7(a) shall prevent Company Parent or any of its Affiliates from hiring any employee whose employment has been terminated by the Company or Investor.

(b) From the Agreement Date and continuing during the Restricted Period, Investor and Investor Parent shall not, and shall not permit any of their Affiliates to, directly or indirectly, solicit any employee of Company Parent or its Affiliates (other than the Company) or encourage any such employee to leave such employment except pursuant to a general solicitation which is not directed specifically to any such employee employees; for clarity, nothing in this Section 5.7(b) shall prevent Investor or Investor Parent or any of their Affiliates from hiring any employee whose employment has been terminated by the Company Parent.

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(c) Company Parent acknowledges that a breach or threatened breach of Section 5.3, Section 5.6 or this Section 5.7 may give rise to irreparable harm to Investor, for which monetary damages may not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Company Parent of any such obligations, Investor shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Company Parent acknowledges that the restrictions contained in this Section 5.7 are reasonable and necessary to protect the legitimate interests of Investor and constitute a material inducement to Investor to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.7 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.7 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.8. Governmental Approvals and Consents.

(a) The parties shall, no later than the close of business on March 8, 2021, submit a request to the DOH for approval of the transactions contemplated in this Agreement. Without limiting the foregoing, each party hereto shall, as promptly as possible (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all Permits, consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required Permits, consents, authorizations, orders and approvals, and shall provide complete and accurate information to all Governmental Authorities upon request. Investor shall not request any change or modification to any Permit or Governmental Order applicable to the Company without the written consent of the Company. The Company shall not be obligated to consent to any such requested change or modification to any Permit or authorization from any Governmental Authority that would be applicable to the Company if a Closing does not occur.

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(b) The Company, Company Parent and Investor shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.3 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all commercially reasonable efforts to:

(i) respond to any inquiries by any Governmental Authority regarding any matters with respect to the transactions contemplated by this Agreement or any Transaction Document;

(ii) avoid the imposition of any Order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Transaction Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Transaction Document has been issued, to use commercially reasonable efforts to have such Governmental Order vacated or lifted.

(d) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Company Parent shall, subsequent to the Closing, cooperate with Investor and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as reasonably practicable and at the expense of Investor. If such consent, approval or authorization cannot be obtained, Company Parent shall use commercially reasonable efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof at Investor’s cost and expense, and, if Company Parent provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(e) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, proposals and other communications made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, proposals or other communications. Each party shall give prior notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

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Section 5.9. Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by the Company prior to the Closing, or for any other reasonable purpose, for a period of six years after the Closing or such later period as may be mandated by applicable Law, Investor shall:

(i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii) upon reasonable notice, afford Company Parent reasonable access (including the right to make, at Company Parent’s expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Investor or the Company after the Closing, or for any other reasonable purpose, for a period of six years following the Closing or such later period as may be mandated by applicable Law, Company Parent shall:

(i) retain the books and records (including personnel files) of the Company which relate to the Company and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Investor or the Company reasonable access (including the right to make, at Investor’s expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(c) Neither Investor nor any Company Party shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.9 where such access would violate any Law or any applicable attorney-client privilege.

Section 5.10. Operating Costs. For the avoidance of doubt, the Company shall be responsible for all Operating Costs arising on or prior to the Agreement Date, whether or not such obligations are satisfied as of the Agreement Date. To the extent any such obligations are not satisfied as of the Agreement Date such obligations shall be included as a Current Liability in the calculation of Net Working Capital as of the Agreement Date. From time to time following the Agreement Date, Investor shall advance (the “Working Capital Advance”) to the Company sufficient funds to fund all Operating Costs arising after the Agreement Date, pursuant to the terms of an advance agreement substantially in the form attached hereto as Exhibit C (the “Advance Agreement”). At the Initial Closing, the Working Capital Advance shall convert into shares of Common Stock in full satisfaction of all obligations owing thereunder.

Section 5.11. Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

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Section 5.12. Public Announcements. Unless otherwise contemplated in Section 5.8 hereof, or required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel and upon reasonable notice and collaboration with the other party), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.13. Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI.

TAX MATTERS

Section 6.1. Tax Covenants.

(a) Without the prior written consent of Investor, Company Parent (and, prior to the MSA Effective Date, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, deduct any expenses in violation of Section 280E of the Code, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would reasonably be considered to have the effect of increasing the Tax liability or reducing any Tax asset of Investor or the Company in respect of any Pre-Closing Tax Period. Company Parent and the Company agree that Investor is to have no liability for any Tax resulting from any pre-Agreement Date action of the Company, its Affiliates or any of their respective Representatives, and agree to indemnify and hold harmless Investor (and, after the Initial Closing Date, the Company) against any such Tax or reduction of any Tax asset. It is understood and agreed that no officers and Employees of the Company prior to the Initial Closing shall be “Responsible Persons” for purposes of New York Tax Law Section 1133 for any Pre- Closing Tax Periods.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the Investor’s purchase of Shares pursuant to this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Investor when due. Investor shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (subject to prior review and approval of Investor if such filing is prior to the Initial Closing).

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(c) Investor shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Initial Closing Date with respect to a Pre-Agreement Tax Period. Any such Tax Return shall be prepared in a manner consistent with the memorandum provided in Section 6.1(c) of the Disclosure Schedules and otherwise consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Investor to Company Parent (together with schedules, statements and, to the extent requested by Company Parent, supporting documentation) for Company Parent’s approval at least 45 days prior to the due date (including extensions) of such Tax Return or, if the due date is sooner than 45 days, as soon as practical prior to such due date. If Company Parent objects to any item on any such Tax Return, Company Parent shall, within ten days after delivery of such Tax Return, notify Investor in writing of such objection, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Investor and Company Parent shall negotiate in good faith and use their commercially reasonable efforts to resolve such items. If Investor and Company Parent are unable to reach such agreement within ten days after receipt by Investor of such notice, the disputed items shall be resolved by the Independent Accountant, and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Investor and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Investor and Company Parent. Subsequent to the Initial Closing, the preparation and filing of any Tax Return of the Company with respect to the Post-Agreement Tax Period shall be exclusively within the control and responsibility of Investor.

Section 6.2. Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Initial Closing Date. After such date none of the Company, Company Parent or any of their respective Affiliates or Representatives shall have any further rights or liabilities thereunder.

Section 6.3. Tax Indemnification. Company Parent shall indemnify Investor, and each Investor Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.8; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Article VI; (c) all Taxes of the Company or relating to the Business of the Company for all Pre-Agreement Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Initial Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Agreement Date. In each of the above cases, together with any documented out-of-pocket fees and expenses (including reasonable third-party attorneys’ and accountants’ fees) incurred in connection therewith. Investor shall indemnify Company Parent, and each Company Parent Indemnitee and hold them harmless from and against (i) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Article VI; (ii) all Taxes of the Company or relating to the Business of the Company for all Post-Agreement Tax Periods; (iii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Investor (or any predecessor of the Investor) is or was a member on or prior to the Initial Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (iv) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring after the Agreement Date. In each of the above cases, together with any documented out-of-pocket fees and expenses (including reasonable third-party attorneys’ and accountants’ fees) incurred in connection therewith.

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Section 6.4. Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Agreement Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Agreement Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Agreement Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Agreement Date and the denominator of which is the number of days in the entire period.

Section 6.5. Contests. Investor agrees to give written notice to Company Parent of the receipt of any written notice by the Company, Investor or any of Investor’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Investor pursuant to this Article VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Investor’s right to indemnification hereunder, except to the extent Company Parent is prejudiced by Investor’s failure to provide the requisite notice. Company Parent shall have the right, at its own expense, to elect in writing, within twenty days of receiving notice of any Tax Claim with respect to any material Pre-Agreement Taxes to control the contest or resolution of any such Tax Claim; provided, however, that for any such Tax Claim that could result in any Loss to Investor or the Company for any Post-Agreement Tax Period: (a) Company Parent shall keep Investor fully and timely informed of the progress of such Tax Claim; (b) Company Parent shall permit Investor to review and comment on all written submissions made to any administrative or judicial body in connection with such Tax Claim and attend all administrative and judicial proceedings relating to each such Tax Claim; and (c) Company Parent shall not be permitted to settle or compromise such Tax Claim without the prior written consent of Investor (which consent shall not be unreasonably withheld or delayed). If Company Parent fails within the twenty day period described in this Section 6.5 to respond to any notice of a Tax Claim, or fails to participate in any contest of a Tax Claim, in either case which Company Parent has the right to control pursuant to this Section 6.5, then Investor shall control the contest or resolution of any Tax Claim; provided, however, that Investor shall obtain the prior written consent of Company Parent (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of any such Tax Claim or ceasing to defend such Tax Claim; and, provided further, that Company Parent shall have the continuing right to participate in the contest of such Tax Claim and Investor shall take in good faith all comments reasonably made by Company Parent into consideration. In any contest of a Tax Claim, each party shall bear its own costs and expenses related to such contest; provided, that Company Parent shall bear all such costs and expenses that are indemnifiable by Company Parent pursuant to Section 6.3 hereof.

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Section 6.6. Cooperation and Exchange of Information. Company Parent and Investor shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Company Parent and Investor shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Initial Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Initial Closing Date, Company Parent or Investor (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.7. Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VI shall be treated as an adjustment to the Base Cash Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.8. Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.8 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 6.9. Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VIII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern.

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ARTICLE VII.

CONDITIONS TO CLOSING

Section 7.1. Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise limiting, restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) The Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.3 and Investor shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.2, in each case, in form and substance reasonably satisfactory to Investor and the Company, and no such consent, authorization, order and approval shall have been revoked. Without limitation of the foregoing, Investor and the Company shall have received all necessary consents, authorizations, orders, approvals and Permits from the Governmental Authorities approving Investor’s purchase of the Shares as contemplated hereunder, including, without limitation those referred to in Section 5.8.

Section 7.2. Conditions to Obligations of Investor. The obligations of Investor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Investor’s waiver, at or prior to the Initial Closing, of each of the following conditions:

(a) Other than the representations and warranties of the Company and Company Parent contained in Section 3.1, Section 3.2, Section 3.3, Section 3.4 and Section 3.19, the representations and warranties of the Company and Company Parent contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Agreement Date and on and as of the MSA Effective Date. The representations and warranties of the Company and Company Parent contained in Section 3.1, Section 3.2, Section 3.3, Section 3.4 and Section 3.19 shall be true and correct in all respects on and as of the Agreement Date and the Initial Closing Date.

(b) The Company and Company Parent shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by the Company or Company Parent prior to or on the Initial Closing Date.

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(c) No Action shall have been commenced against Investor, Company Parent or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 3.3 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Investor at or prior to the Closing.

(e) From the Agreement Date through the Initial Closing Date, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect (in either case, other than any Material Adverse Effect or event, as the case may be, occurring between the Agreement Date and the Initial Closing that is caused by or authorized by the Investor (or its Affiliate) in connection with Investor’s performance under the Management Agreement).

(f) The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Investor.

(g) Investor shall have received a certificate, dated the Initial Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in (a), (b) and (e) has been satisfied.

(h) Investor shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(i) Investor shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(j) Investor shall have received resignations and releases from the directors and officers of the Company pursuant to Section 5.5.

(k) The Company shall have delivered to Investor a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(l) The Company shall have delivered to Investor a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that the Company is not a foreign person within the meaning of Section 1445 of the Code.

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(m) The Company shall have delivered to Investor a payoff letter, in form and substance satisfactory to Investor, indicating the amount necessary to discharge in full all obligations of the Company owed to all creditors other than the Senior Lender and an undertaking each such creditor to discharge at the Initial Closing any Liens securing such indebtedness.

(n) Investor shall have an irrevocable option to purchase the Existing Shares, pursuant to an option agreement between Investor and Company Owner substantially in the form attached hereto as Exhibit D.

(o) Company Parent shall have delivered to Investor audited financial statements for the fiscal years ending December 31, 2018 and December 31, 2019 and auditor- reviewed interim carve-out consolidated financial statements for the Company.

(p) The Company shall have delivered to Investor such other documents or instruments as Investor reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.3. Conditions to Obligations of the Company Parties. The obligations of the Company Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Investor contained in Section 4.1 and Section 4.4, the representations and warranties of Investor contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Initial Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Investor contained in Section 4.1 and Section 4.4 shall be true and correct in all respects on and as of the date hereof and on and as of the Initial Closing Date with the same effect as though made at and as of such date.

(b) Investor shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Initial Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Investor shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

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(c) No Action shall have been commenced against the Company, Company Parent or Investor, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 4.2 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to the Company at or prior to the Closing.

(e) The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to the Company and Company Parent, and the Closing Note shall have been executed and delivered by Investor to the Senior Lender.

(f) Payment of the Closing Cash Payment shall have been made to Senior Lender in accordance with Section 2.3.

(g) Investor shall have delivered to the Company such other documents or instruments as the Company reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII.

INDEMNIFICATION

Section 8.1. Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.8 which are subject to ARTICLE VI, and referred to herein as the “Tax Representations”) shall survive the Closing and shall remain in full force and effect until the date that is twelve months from the Agreement Date (unless the Initial Closing does not occur on or prior to the date that is nine (9) months following the Agreement Date, in which case the representations and warranties contained herein shall survive until the date that is three (3) months following the Initial Closing); provided, that the representations and warranties in Section 3.1, Section 3.2, Section 3.3, Section 3.19, with respect to the Company Section 4.1, Section 4.2, Section 4.3, Section 4.4 and Section 4.7 with respect to Investor (the “Fundamental Representations”) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VI which are subject to ARTICLE VI) shall survive the Closing until fulfilled or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non- breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

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Section 8.2. Indemnification by Company Parent. Subject to the other terms and conditions of this ARTICLE VIII, Company Parent, subject to the limitations set forth herein, shall indemnify and defend each of Investor and its Affiliates (including the Company) and their respective Representatives (collectively, the “Investor Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Investor Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of any Company Party pursuant to this Agreement (other than in respect of Section 3.8, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by a Company Party pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI);

(c) any Company Debt Payoff Amounts, Transaction Expenses, Change in Control Payments, Excess Operating Costs or Operating Costs arising out of the operation of the Business prior to the Agreement Date, in each case to the extent not included in the Adjusted Cash Purchase Price as finally determined in accordance with Section 2.4;

(d) any fraud or intentional breach of this Agreement by any Company Party;

(e) any claims brought against the Company for failure to properly classify, on or prior to the Agreement Date, any employee or Contingent Worker in accordance with applicable Laws; and

(f) the matters set forth on Schedule 8.2(f).

Section 8.3. Indemnification by Investor. Subject to the other terms and conditions of this Article VIII, Investor shall indemnify and defend Company Parent and its Affiliates and Representatives (collectively, the “Company Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Company Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any material inaccuracy in or breach of any of the representations or warranties of Investor contained in this Agreement or in any certificate or instrument delivered by or on behalf of Investor pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Initial Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

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(b) any breach or non-fulfillment of any covenant, agreement or obligation expressly required to be performed by Investor pursuant to this Agreement (other than ARTICLE VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VI);

(c) the Company’s operation of the Business and continued use of the name “MedMen” following the Initial Closing; and

(d) any fraud or intentional breach of this Agreement by Investor.

Section 8.4. Certain Limitations. The indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following limitations:

(a) Company Parent shall not be liable to the Investor Indemnitees for indemnification under Section 8.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) exceeds $100,000 (the “Deductible”), in which event Company Parent shall be required to pay or be liable for all such Losses that exceed the Deductible. The aggregate amount of all Losses for which Company Parent shall be liable pursuant to Section 8.2(a) or Section 8.2(e) shall not exceed $3,650,000 (the “Cap”).

(b) Investor shall not be liable to the Company Parent Indemnitees for indemnification under Section 8.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.3(a) exceeds the Deductible, in which event Investor shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Investor shall be liable pursuant to Section 8.3(a) shall not exceed the Cap.

(c) Notwithstanding the foregoing, the limitations set forth in Section 8.4(a) and Section 8.4(b) shall not apply to Losses based upon, arising out of, or resulting from (i) a party’s breach of the Fundamental Representations or Tax Representations, or (ii) a party’s criminal activity (except with respect to Federal Cannabis Laws), intentional misconduct or fraud.

(d) The obligation to provide indemnity by an Indemnifying Party pursuant to Section 8.2(a) and Section 8.3(a) in respect of any Losses shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party (including the Company) in respect of such claim.

(e) Notwithstanding any provision to the contrary herein or in the Certificate of Incorporation or by-laws of the Company, Company Parent shall not be entitled to indemnification from the Company for any Losses for which Company Parent shall be liable pursuant to this ARTICLE VIII.

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Section 8.5. Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s sole cost and expense and by the Indemnifying Party’s own counsel (subject to approval by the Indemnified Party which such approval shall not be unreasonably withheld, conditioned or delayed), and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the sole cost and expense of the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Company Parent and Investor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.6) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out- of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.5(b), which consent shall not be unreasonably withheld, delayed or conditioned. If a firm offer is made to settle a Third Party Claim without leading to liability, admission of guilt or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.8 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

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Section 8.6. Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations as follows:

(a) In the event that the Indemnifying Party is Company Parent, Company Parent shall pay the amount of such Loss by wire transfer of immediately available funds within 20 Business Days of the agreement or final adjudication of the applicable Loss.

(b) In the event that the Indemnifying Party is Investor, Investor shall pay the amount of such Loss to Company Parent by wire transfer of immediately available funds within 20 Business Days of the agreement or final adjudication of the applicable Loss.

Section 8.7. Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the purchase price for Tax purposes, unless otherwise required by Law.

Section 8.8. Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) subsequent to the Agreement Date or by reason of the fact that, subsequent to the Agreement Date the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.2 or Section 7.3, as the case may be.

Section 8.9. Exclusive Remedies. Subject to Section 5.7 and Section 11.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or criminal activity (except with respect to Federal Cannabis Laws), on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to theindemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. Nothing in this Section 8.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

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ARTICLE IX.

TERMINATION

Section 9.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Company Parties and Investor;

(b) by Investor by written notice to the Company Parties if the conditions set forth in Section 7.1 have been satisfied and:

(i) Investor is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any Fundamental Representation, covenant or agreement made by a Company Party pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by such Company Party within ten days of such Company Party’s receipt of written notice of such breach from Investor, provided, if such breach, inaccuracy or failure is not capable of being cured within such ten day period, then the Company Party shall have an additional twenty days to cure such breach, inaccuracy or failure; or

(ii) Investor is not then in material breach of any provision of this Agreement and any of the conditions set forth in Section 7.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2021 (or such later date as Investor and the Company may mutually agree to in writing, the “Outside Date”), unless such failure shall be due to an Action against Investor or the failure of Investor to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by the Company Parties by written notice to Investor if the conditions set forth in Section 7.1 have been satisfied and:

(i) No Company Party is then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any Fundamental Representation, covenant or agreement made by Investor pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Investor within ten days of Investor’s receipt of written notice of such breach from the Company, provided, if such breach, inaccuracy or failure is not capable of being cured within such ten day period, then the Investor shall have an additional twenty days to cure such breach, inaccuracy or failure; or

(ii) No Company Party is then in material breach of any provision of this Agreement and any of the conditions set forth in Section 7.3 shall not have been fulfilled by the Outside Date, unless such failure shall be due to an Action against any Company Party or the failure of any Company Party to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

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(d) by Investor or the Company Parties in the event that (i) the conditions set forth in Section 7.1 shall not have been fulfilled by the Outside Date (unless such failure shall be due to an Action against such party or the failure of such party to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Outside Date), (ii) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (iii) any Governmental Authority shall have issued a Governmental Order prohibiting, restraining, limiting or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.2. Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement and the Management Agreement shall forthwith become void and there shall be no liability herein or therein on the part of any party hereto or thereto except:

(a) as set forth in this ARTICLE IX and Section 5.6 and ARTICLE XI hereof, or in any provisions expressly surviving the termination of the Management Agreement as set forth therein;

(b) if this Agreement is terminated by Investor in accordance with Section 9.1(b), the Company shall be liable, and shall within three Business Days following such termination reimburse Investor, for the Deposit and the Working Capital Advance; provided that such payment shall be the sole and exclusive remedy of Investor for any such termination and breach;

(c) if this Agreement is terminated by the Company Parties in accordance with Section 9.1(c), the Company shall retain the Deposit and the Working Capital Advance (which shall be deemed forgiven and the Advance Agreement terminated) and Investor shall, within three (3) Business Days following the Outside Date or such termination, pay to the Company the Break Fee by wire transfer of readily available funds; provided, that in the event that Investor fails to timely pay the Break Fee to the Company, the Company shall be entitled to collect from Investor the Break Fee, plus any costs of collection (including attorneys’ fees) incurred by the Company as a result of such failure to pay the Break Fee together with interest accrued thereon at 8% per annum compounded monthly; and provided further that such payments and forgiveness shall be the sole and exclusive remedy of the Company Parties for any such termination and breach;

(d) if this Agreement is terminated by either party in accordance with Section 9.1(d), and the Investor has not failed to perform or comply in any material respect with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing, the Company shall be liable for the Working Capital Advance in accordance with the terms of the Advance Agreement, and shall within ten Business Days following such termination reimburse Investor for the Deposit; and

(e) that nothing in this Section 9.2 shall relieve any party hereto from liability for any willful or intentional breach of any provision hereof.

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ARTICLE X.

RELEASE

As a material inducement to Investor to enter into this Agreement, effective as of the Initial Closing, Company Parent, on its own behalf and on behalf of its Affiliates, agrees not to sue and fully releases and forever discharges the Company and each of its directors, officers, employees, members, managers, shareholders, agents, assigns and successors as of the Initial Closing, with respect to and from any and all Actions, demands, rights, liens, Contracts, covenants, Liabilities, debts, expenses (including reasonable attorneys’ fees) and Losses of whatever kind or nature in law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, to the extent arising out of facts or circumstances in existence prior to the Initial Closing; provided, however that such release shall exclude those claims, liabilities, obligations and duties of the Company under this Agreement. The terms and conditions of this ARTICLE X constitute essential terms and conditions of this Agreement, and the execution of this Agreement by the Company Parent shall constitute the Company Parent’s express agreement to be bound by such terms and provisions.

ARTICLE XI.

MISCELLANEOUS

Section 11.1. Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.2. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.2):

If to Investor or
the Company (following the Closing):	Ascend Wellness Holdings, LLC 1411 Broadway, 16th Floor New York, NY 10018 Attn: Daniel Neville

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with a copy to:	Foley Hoag LLP
155 Seaport Boulevard Boston, MA 02210 Attention: Erica Rice erice@foleyhoag.com

If to Company Parent or the Company (prior to the Closing):	MedMen NY, Inc. c/o MM Enterprises USA, LLC 10115 Jefferson Blvd. Culver City, CA 90232 Attention: Dan Edwards dan.edwards@medmen.com

with a copy to:	Raines Feldman LLP 1800 Avenue of the Stars, 12th Floor Los Angeles, CA 90067 Attention: Jonathan Littrell jlittrell@raineslaw.com

Section 11.3. Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders; and (e) references to “dollars” and “$” mean dollars in lawful currency of the United States of America. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules, Exhibits and Schedules mean the Articles and Sections of, and Disclosure Schedules, Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 11.4. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

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Section 11.5. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.7(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.6. Entire Agreement. This Agreement, the other Transaction Documents and the NDA constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, Schedules, and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 11.7. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, Investor may, without the prior written consent of the Company Parties, assign all or any portion of its rights under this Agreement to (i) an Affiliate of Investor or (ii) to any lender (or any agent or collateral trustee for any such Person) of Investor, the Company or their respective Affiliates as collateral security in connection with any new financings or refinancings, and such collateral assignments shall be deemed to include any further assignment or transfer that may occur due to a foreclosure or other remedy under such financing documents. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 11.8. No Third-party Beneficiaries. Except as provided in Section 6.3, Section 9.2, ARTICLE VIII and ARTICLE X and payments made to Senior Lender in accordance with ARTICLE II, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.9. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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Section 11.10. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK, IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(C).

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Section 11.11. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY: MEDMEN NY, INC.

By:	/s/ Tom Lynch
Name:	Tom Lynch
Title:	CEO

COMPANY PARENT: MM ENTERPRISES USA, LLC

By:	/s/ Tom Lynch
Name:	Tom Lynch
Title:	CEO

INVESTOR: AWH NEW YORK, LLC

By:
Name:
Title:

INVESTOR PARENT: ASCEND WELLNESS HOLDINGS, LLC

By:
Name:
Title:

[Signature page to Investment Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY: MEDMEN NY, INC.

By:
Name:
Title:

COMPANY PARENT: MM ENTERPRISES USA, LLC

By:
Name:
Title:

INVESTOR: AWH NEW YORK, LLC

By:	/s/ Abner Kurtin
Name:	Abner Kurtin
Title:	Chief Executive Officer

INVESTOR PARENT: ASCEND WELLNESS HOLDINGS, LLC

By:	/s/ Abner Kurtin
Name:	Abner Kurtin
Title:	Chief Executive Officer

Signature page to Investment Agreement

Exhibit A

Management Agreement

MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENT

BETWEEN

[                                          ]

AND

MEDMEN NY INC.

MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENT

THIS MANAGEMENT AND ADMINISTRATIVE SERVICE AGREEMENT is entered into as of this day of         , 2021 (the “Effective Date”) by and between MedMen NY Inc., a New York corporation having its principal place of business at                        (together with its affiliates and assigns, the “Licensee”) and                             a limited liability company, having a place of business at                            (“Management Firm”), each a “Party” and collectively the “Parties.”,

WHEREAS, Management Firm has significant expertise and is engaged in the business of, inter alia, providing management and advisory services to licensed marijuana dispensaries, production and/or cultivation facilities in multiple states;

WHEREAS, Licensee is engaged in the business of operating a medical marijuana business in the State of New York, including the ownership and operation of four (4) dispensaries and one (1) cultivation and manufacturing facility; and

WHEREAS, Licensee desires to retain Management Firm to provide management and administrative services to Licensee in connection with Licensee’s operation of its business, and Management Firm desires to provide such services.

NOW, THEREFORE, in consideration of their mutual promises, the Parties do hereby agree as follows:

1.

Definitions. As they are used in this Agreement, the following terms shall have the meaning assigned to them in this Section 1. Capitalized terms that are defined in the Applicable Laws and not otherwise defined herein shall have the meanings prescribed by the Applicable Law. To the extent terms used in this Agreement are not so defined in this Section 1, such terms shall be interpreted according to their usual, plain meaning.

1.1.

“Affiliate” means, as to any person or entity, any corporation, partnership, limited liability company, joint venture, trust, department or agency, or individual controlled by, under common control with, or which controls, directly or indirectly, such person or entity.

1.2.	“Agreement” means this Management and Administrative Services Agreement, as it may be amended from time to time.

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1.3.

“Applicable Law(s)” means any and all present and future state, local, and/or federal (to the extent not inconsistent with state and local), statutes, ordinances, rules, regulations, permits, licenses, certificates, and judicial and/or administrative rulings, decisions and/or orders in any way applicable to this Agreement, Licensee, Management Firm, the Facilities, the Enterprise, the Personnel, and/or the Services, including, without limitation Public Health Law and 10 NYCRR §1004 et. seq.

1.4.	“Books of Account” means all business and accounting records and documents associated with the Enterprise, including back-up.

1.5.	“Construction Budget” refers to the budget for the design and construction of one or more of the Facilities.

1.6.

“Depository Account” means the bank account in the name of Licensee, if any, for the purpose of depositing all cash, checks, and/or other payments paid to the Enterprise, as described in Section 8.3, below.

1.7.

“Disbursement Account” means the bank account in the name of Licensee, if any, from which payments for Operating Expenses, debt service, consulting fees, and disbursements to Licensee shall be made, as described in Section 8.4, below.

1.8.	“Effective Date” means the date stated in the introductory paragraph of this Agreement.

1.9.

“Enterprise Bank Accounts” means any and all bank accounts in the name of Licensee, if any, for the purpose of managing or operating the Enterprise, including but not limited to the Depository Account and the Disbursement Account.

1.10.

“Enterprise” means the Licensee’s entire present and future business operations, including the Facilities, involving or related to the growth, production and/or distribution of marijuana (and recreational cannabis if authorized) in the State in accordance with Applicable Law. The Enterprise encompasses Licensee’s entire operations in the State, including operations pursuant to more than one license to grow, produce, and/or distribute marijuana in the State in accordance with Applicable Law.

1.11.

“Enterprise Employees” means employees of Licensee, Management or an outsourced professional employer organization (“PEO”) that are involved in the operation of the Enterprise. All Enterprise Employees shall at all times be deemed exclusively employees of Licensee, the Management Firm or the PEO, as the case may be, and shall be paid directly by Licensee, the Management Firm or the PEO from the applicable payroll. For clarity, employees of Licensee’s parent entity, MM Enterprises USA, LLC and its parent and Affiliates shall not be deemed Enterprise Employees for purposes of this Agreement.

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1.12.	“Facilities” means the physical locations of the Enterprise, including, but not limited to, the structures, buildings, and fixtures located thereon.

1.13.	“Fiscal Year” means the period commencing on January 1 of each year and ending on December 31 of that year unless otherwise agreed by both Parties in writing.

1.14.

“Force Majeure” means any cause beyond the reasonable control of a party, including, but not limited to, acts of God, acts or omissions of civil or military authorities of a state or nation, fire, strike, flood, riot, war, delay of transportation, or inability due to the aforementioned causes to obtain necessary labor, materials, or facilities.

1.15.	“Furnishings and Equipment” means all furniture, furnishings, equipment, and personal property used or reasonably required or desirable for the operation or management of the Enterprise.

1.16.

“Gross Revenue” means all cash, checks, proceeds, and other payments of any kind collected by or paid to the Enterprise arising out of the operation of the Enterprise and/or the sale of all products, services, and all other activities of the Enterprise.

1.17.	“Initial Term” is defined in Section 19.1 of this Agreement.

1.18.	“Licensee” is defined in the introductory paragraph of this Agreement.

1.19.

“Licensee Representatives” means one or more persons designated by Licensee and approved by Management Firm who shall have authority to act as a designated agent and responsible party for Licensee as set forth in Section 7.4.

1.20.	“Management Executives” means employees of Management Firm who provide executive-level Services to the Licensee in connection with the Enterprise.

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1.21.

“Management Fee Statement” means the written statement Management Firm shall provide to Licensee each month on a date specified in this Agreement, stating the amount of the Management Fee that is due to Management Firm from Licensee for the previous month.

1.22.	“Management Firm” is defined in the introductory paragraph of this Agreement.

1.23.	“Management Firm Marks” means any trade names, trademarks and/or service marks owned by or licensed to Management Firm that are used in the operation of the Enterprise.

1.24.	“Operating Budget” refers to the budget for the operation and management of the Enterprise.

1.25.

“Operating Expenses” means all actual expenses for the items included or addressed in the Operating Budget plus any actual expenses that were not included or addressed in the Operating Budget but which were incurred pursuant to Section 4 herein.

1.26.	“Operating Statement” means the monthly, quarterly, and annual statements created and developed by Licensee in accordance with Section 20.1.

1.27.	“Patron” means an individual(s) legally qualified under Applicable Law to purchase marijuana and related products from the Enterprise.

1.28.	“Personnel” means the Management Executives and Enterprise Employees acting under the direction and control of Management Firm, Licensee or PEO, as applicable, in providing Services hereunder.

1.29.	“Renewal Term” means a defined length Term of this Agreement following the Initial Term or the Renewal Term as further set forth in Section 19.

1.30.

“Services” means all management, administrative and related responsibilities and/or obligations undertaken by Management Firm, subcontractors or other third parties reasonably acceptable to Management Firm pursuant to this Agreement, to be performed in a commercially reasonable manner under the circumstances.

1.31.	“State” means the State of New York.

1.32.	“Term” means the entire term for which this Agreement is effective, including the Initial Term plus the Renewal Term, if any.

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2.

Covenants. In consideration of the mutual covenants and promises contained in this Agreement, the sufficiency of which is hereby acknowledged by both Parties, the Parties agree and covenant as follows:

2.1.

Engagement of Management Firm. Licensee hereby retains and engages Management Firm to provide the Services exclusively pursuant to the terms and conditions of this Agreement, and Management Firm hereby accepts such retention and engagement subject to receipt of any approvals required by Applicable Law. Licensee hereby authorizes Management Firm to exercise such powers and to take such actions with respect to the Enterprise as are expressly set forth herein and as may be necessary for the performance of Management Firm’s obligations under this Agreement. Management Firm hereby accepts such appointment on the terms and conditions hereinafter set forth and agrees to manage, operate and maintain the Enterprise in an efficient and satisfactory manner consistent with the Operating Budget and Construction Budget.

2.2.	Term. The Term of this Agreement shall commence on the Effective Date and shall continue until terminated solely in accordance with Section 19.

2.3.

Compliance With Applicable Law. Licensee hereby covenants to Management Firm that Licensee’s ownership and operation of the Enterprise shall, at all times, be in compliance with Applicable Law. Subject to the other provisions of this Agreement, Management Firm shall, subsequent to the Effective Date, cause the Enterprise to continue to comply with state and municipal laws, ordinances, regulations and orders relative to the management and operation of the Enterprise. Except as otherwise provided in this Agreement, Management Firm shall immediately notify Licensee of, and use its reasonable best efforts to remedy any violation of any such law, ordinance, rule, regulation or order which comes to its attention subsequent to the Effective Date.

2.4.	Covenants of Licensee. During the Term, Licensee shall not take any of the following actions without the prior written consent of Management Firm:

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2.4.1.	declare, set aside, or pay any dividend or make any distribution with respect to the equity of the Enterprise or redeem, purchase, or otherwise acquire any of the equity of the Enterprise;

2.4.2.	cause the Enterprise to sell or otherwise transfer any material asset of the Enterprise outside of the ordinary course of business;

2.4.3.

cause the Enterprise to enter into or negotiate the settlement of any claims other than those claims set forth on Schedule 2.4.3 attached hereto, which claims may be settled or negotiated without the written consent of Management Firm, provided, such settlement or negotiation does not result in any liability for payment or admission of wrongdoing by Management Firm or Licensee;

2.4.4.	change the business or business plan or adopt or amend any budget of the Enterprise;

2.4.5.	approve any sale of the Enterprise (or similar transaction with respect to any subsidiaries of the Enterprise);

2.4.6.

make any investments or sales not in the ordinary course of business, or capital expenditures for the Enterprise or cause the Enterprise to incur obligations not set forth in the Operating Budget, Construction Budget, or organizational documents of the Enterprise;

2.4.7.	hire or terminate any Enterprise Employee; or

2.4.8.	enter into any agreement, contract, commitment or arrangement to take any of the actions set forth above.

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3.	Management and Administrative Services.

3.1.

Management Firm’s Authority and Responsibility. Beginning on the Effective Date and continuing during the Term, the Parties agree that Management Firm shall provide Licensee with the Services reasonably necessary or convenient for the day-to-day operation, management, administration, and maintenance of the Enterprise on behalf of Licensee, substantially in accordance with the Operating Budget and the Construction Budget. Management Firm’s duties include, but are not limited to, the following activities:

3.1.1.

Recommending to Licensee the Enterprise’s operating days and hours in accordance with Applicable Laws, and ensuring that the Enterprise is adequately staffed during all hours of operation established by Licensee;

3.1.2.	Developing the Operating Budget and the Construction Budget for the Enterprise;

3.1.3.

Developing for Licensee’s approval marketing plans, including but not limited to promotional activities and advertising, and long-term business plans for the Enterprise, and implementing the approved plans;

3.1.4.

Selecting and purchasing or leasing on behalf of Licensee, subject to the Operating Budget or otherwise with the approval of Licensee, all Furnishings and Equipment that Management Firm determines are necessary or desirable to operate the Enterprise;

3.1.5.	Recommending to Licensee administrative policies and procedures for the operation of the Enterprise, and implementing the approved policies and procedures;

3.1.6.	Staffing, training and monitoring the performance of all Personnel, and directing all Personnel in accordance with Licensee’s policies and procedures;

3.1.7.

Subject to the Operating Budget or otherwise with the approval of Licensee, establishing, purchasing, and managing appropriate inventory and supply levels for the Enterprise, including, but not limited to, supplies necessary for the growing, production, and distribution of marijuana as permitted under Applicable Law, office supplies, and technology supplies;

3.1.8.	Maintaining an ongoing quality management program that includes continuous quality improvement, safety, and risk management;

3.1.9.	Monitoring the scheduling of Patrons and developing resolutions for delays in booking Patrons for services at the Enterprise;

3.1.10.

Providing the Licensee, upon written request from Licensee, with all information that is in Management Firm’s possession and necessary for Licensee to obtain or maintain its license(s) and/or its required certification(s) and/or accreditation(s) in compliance with Applicable Law;

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3.1.11.	Making or causing to be made any expenditure that is accounted for in the Operating Budget and/or the Construction Budget;

3.1.12.	Negotiating any new or modification to any existing lease, license or purchase agreement for real property of Licensee;

3.1.13.

Negotiating and facilitating contracts, on behalf of Licensee, for the sale and distribution of Licensee’s cultivated cannabis product to marijuana production facilities and dispensaries or Patrons as applicable, in compliance with Applicable Law; provided, that Management Firm shall use commercially reasonable efforts to contract first with such production facilities and dispensaries that are owned by Licensee or its Affiliates; and

3.1.14.	Performing or causing to be performed all other activities that Management Firm determines are reasonably necessary or desirable for the operation or management of the Enterprise.

Notwithstanding anything to the contrary herein, nothing in this Agreement: (i) grants or is intended to grant Management Firm any right, title or interest in the Facilities housing the Enterprise or to the Enterprise itself, or (ii) divests or is intended to divest Licensee of any authority or responsibility for the Enterprise that is otherwise required by Applicable Law.

3.2.

Physical Duties. Subject to the Operating Budget and Construction Budget, or as otherwise approved in writing by Licensee, Management Firm shall use commercially reasonable measures for the orderly physical administration, management, and operation of the Enterprise, including without limitation cleaning, painting, decorating, plumbing, carpeting, grounds-keeping, landscaping, and such other maintenance and repair work that Management Firm determines is reasonably necessary or desirable for the operation of the Enterprise.

3.3.

Support Services. Subject to the Operating Budget and Construction Budget, or as otherwise approved in writing by Licensee, Management Firm will select, provide, procure, and/or otherwise arrange for various support services through the Personnel or third-party contractors as Management Firm may reasonably determine are necessary or desirable for the management or operation of the Enterprise. Such third party services may include, but are not limited to: billing services; payroll, human resources, or PEO services; legal and accounting services; housekeeping services; grounds-keeping services; landscaping services; utilities services; technical, computer, and/or telecommunications services; waste disposal services; delivery services; transportation services; and security services.

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3.4.

Training. Management Firm shall use commercially reasonable efforts to ensure that all Personnel who provide Services on behalf of the Enterprise hereunder shall: (a) receive training on all policies and requirements as may be reasonably required by Management Firm or Licensee for the Enterprise from time to time; and (b) adhere to such policies and requirements, including but not limited to: dress code; confidentiality policies; nondiscrimination policies; safety policies and incident/accident reporting requirements; medical and business record documentation and completion requirements; and cardio- pulmonary resuscitation and other emergency response.

3.5.

Software. During the Term, Licensee shall grant Management Firm access to Licensee’s [Bio Track] software (including support and any subsequent modifications and improvements developed thereto and accessible to Licensee) during the Term in connection with the Enterprise. Licensee shall be the exclusive owner of all intellectual property and other rights in such software and any of Licensee’s proprietary software, including any and all personal or business data that Patrons supply the Enterprise to the fullest extent permitted under Applicable law. For the sake of clarity, neither Licensee nor its Affiliates shall receive any royalties for the license of such software during the Term.

3.6.

Doing Business As. Licensee and Management Firm shall cooperate to submit an application to the New York Department of Health (“DOH”) to allow the Enterprise to operate under the name “[Management Firm],” subject to the limited license to the Management Firm Marks granted to Licensee in Section 16.2.

4.	Operating Budget. Management Firm shall establish the Operating Budget for each Fiscal Year using the procedure outlined below.

4.1.

Operating Budget. On or before the Effective Date for the first Fiscal Year during the Term, and thereafter not later than thirty (30) days prior to the commencement of each subsequent Fiscal Year, Management Firm will develop and submit to Licensee for approval (with such approval not to be unreasonably withheld, conditioned or delayed), an Operating Budget for the upcoming Fiscal Year. The Operating Budget shall include an annual operating budget, an annual cash capital expenditures budget (if appropriate), and annual cash flow projections. The Operating Budget shall, at a minimum, cover or otherwise account for the following expenditures, costs, and/or investments:

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4.1.1.	The payment of salaries, wages, benefit programs, and other costs for the Enterprise Employees;

4.1.2.	Utilities;

4.1.3.	Repairs and maintenance;

4.1.4.	Grounds-keeping, maintenance, and/or housekeeping services;

4.1.5.	Interest on installment contract purchases or other interest charges on debt included in the previous Construction Budget or Operating Budget;

4.1.6.	Lease payments;

4.1.7.	Insurance and bonding;

4.1.8.	Advertising, branding, and marketing;

4.1.9.	Transportation and travel expenses for Personnel or any Affiliate(s) Management Firm to inspect and oversee the Enterprise; of

4.1.10.	Accounting, legal, and/or other professional services and fees;

4.1.11.	Security;

4.1.12.	Purchase or lease payments for Furnishings and Equipment;

4.1.13.	Waste removal;

4.1.14.	Costs of goods or services sold or provided;

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4.1.15.	Other expenses designated as Operating Expenses by Management Firm, or specifically designated as Operating Expenses in this Agreement;

4.1.16.

Depreciation and amortization of the Enterprise assets and/or Facilities based on applicable depreciation or amortization methods available for financial accounting and tax reporting purposes (including, without limitation, straight- line, ACRS and MACRS);

4.1.17.	Recruiting and training;

4.1.18.	Fees or other payments due to any applicable accrediting or licensing agency having jurisdiction over Management Firm, Licensee, the Enterprise and/or the Facilities;

4.1.19.	Required payments to State or local governments made by or on behalf of the Enterprise and/or the Licensee; and

4.1.20.

All materials and Personnel used in connection with the operation and/or management of the Enterprise, including but not limited to soil, fertilizer, chemicals, packaging, and any other materials Management Firm determines are necessary or desirable to operate or manage the Enterprise.

4.2.

Approved Operating Budget. Within ten (10) days of receiving the proposed Operating Budget, Licensee and any secured lender to Licensee shall approve the Operating Budget, which approval shall not be unreasonably withheld, conditioned or delayed, or, after consultation with and agreement from Management Firm, approve the Operating Budget with changes (either being the approved Operating Budget). Notwithstanding the foregoing, if for any reason the Parties do not approve an Operating Budget before the first day of the Fiscal Year, the Parties shall use the approved Operating Budget for the previous Fiscal Year until a new Operating Budget is approved. The approved Operating Budget shall constitute authorization for Management Firm to incur obligations and make expenditures to operate and manage the Enterprise pursuant to such Operating Budget.

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4.3.

Modifications to Operating Budget. If Management Firm determines, in its reasonable discretion, that it is necessary or desirable for the Enterprise to incur obligations or make expenditures that are not included or otherwise addressed in the Operating Budget in order to manage or operate the Enterprise or comply with Applicable Law, Management Firm may cause the Enterprise to incur such obligations and/or make such expenditures up to fifty thousand dollars ($50,000.00) per occurrence upon written notice to Licensee. Management Firm shall not cause the Enterprise to incur any unaccounted-for obligation or expenditure in excess of fifty thousand dollars ($50,000.00) without the prior written approval of Licensee and any secured lender to Licensee, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, no notice to or approval of the Enterprise shall be required for costs of goods sold incurred in the Enterprises normal course of business.

5.

Contracts in Licensee’s Name Doing Business as the Enterprise and at Arm’s Length. Management Firm agrees that it will not enter into any lease, contract or obligation binding upon the Enterprise, or terminate any existing lease, contract or obligation of the Enterprise, in any manner or respect or otherwise incur any debt, obligation or liability for or on behalf of the Enterprise or Licensee unless Management Firm receives prior written approval from the Licensee; provided, however, that Management Firm may, without the prior approval of Licensee, enter into such contracts for the furnishing of utilities to the Facilities, enter into tax appeals with respect to the Enterprise, or enter into contracts for goods or services or any other item set forth in an Operating Budget or Construction Budget except to the extent provided in Section 4.2. Without limitation on, but subject to, the foregoing, the Management Firm acknowledges and agrees to not, and that it does not have any authority to, without the express prior written authority of the Licensee or as otherwise authorized by this Agreement, (i) enter into or incur any debt or obligation on behalf of or in the name of Licensee; (ii) expend Enterprise funds in excess of the Operating Budget or Construction Budget except to the extent provided in Section 4.2; (iii) pledge, assign for security or grant any security interest in the Facilities; (iv) compromise or release any of the claims of the Licensee; (v) give any bond, indemnity or guaranty on behalf of the Licensee; or (vi) commit or agree on behalf of the Licensee to do any of the foregoing. Licensee may, from time to time, establish in writing limited authority for Management Firm to enter into a specific contract or agreement, and in such event, Management Firm’s authority shall be limited solely to entering into the specific agreement specified in the written approval from Licensee. Except where Management Firm is expressly authorized by this Agreement or in a written instrument executed by Licensee to enter into a contract or agreement pursuant to the immediately foregoing sentence, all leases, contracts, agreements or other obligations relating to the Enterprise shall be executed and entered into solely by an authorized representative of the Licensee on behalf of the Licensee.

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6.

Enterprise Operating Standards. Management Firm shall use commercially reasonable efforts to advise Licensee so as to enable Licensee to operate the Enterprise in a proper, efficient, and competitive manner, in accordance with operating standards which are consistent with those of the Enterprise’s industry generally and compliant with all Applicable Laws.

7.	Personnel. All Personnel shall be subject to the Licensee’s and/or Enterprise’s general policies and procedures.

7.1.

Management Executives. Management Firm shall exercise its authority and fulfill its responsibilities under this Agreement by and through the Management Executives. The Management Executives shall be employees of Management Firm (unless otherwise outsourced through the PEO and determined by the Management Firm in its sole discretion), and the cost of the Management Executives, including but not limited to their salaries, benefits and associated payroll costs shall be borne by Management Firm.

7.2.	Reserved.

7.3.	Enterprise Employees. Enterprise Employees shall work on-site at the Enterprise in the operations of the Enterprise.

7.3.1.

Enterprise Employees shall be employees of Licensee, Management Firm or the PEO, as the case may be, and shall be paid by Licensee, Management Firm or the PEO on the applicable payroll. All costs and expenses associated with the Enterprise Employees shall be accounted for in the Operating Budget. Except as expressly set forth in this Agreement, all matters pertaining to the employment, supervision, compensation, promotion and discharge of Enterprise Employees and others engaged by Licensee or the PEO for the operation and maintenance of the Enterprise are the responsibility of Licensee or the PEO, applicable, provided, in each case, Licensee or the PEO obtain the prior written consent of Management Firm. Except as expressly set forth in this Agreement, all matters pertaining to the employment, supervision, compensation, promotion and discharge of Enterprise Employees and others engaged by Management Firm for the operation and maintenance of the Enterprise are the responsibility of Management Firm. The Licensee, Management Firm or the PEO, as applicable, shall comply with all Applicable Laws and regulations having to do with workmen’s compensation, social security, unemployment insurance, hours of labor, wages, working conditions, and other employer-employee related subjects in connection with all employees of the Enterprise.

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7.3.2.

Management Firm shall recommend and Licensee shall adopt personnel policies and procedures that are mutually agreeable and which shall be applicable to the Enterprise Employees. These policies and procedures shall, at a minimum, establish fair and uniform standards for Enterprise Employees, and provide procedures for resolving disputes between supervisors and the Enterprise Employees.

7.4.	Licensee Representative.

7.4.1.

Licensee shall designate one or more Licensee Representatives who shall liaise with Management Firm, have full agency authority to approve those matters designated in this Agreement which require the approval or consent of Licensee (which approval shall not be unreasonably withheld, conditioned or delayed and shall conclusively be determined as the approval of Licensee), and have access to the Enterprise during normal operating hours and upon reasonable notice (but not less than twenty-four (24) hours). Notwithstanding the foregoing, the Licensee Representative shall not have any authority to direct or control the Services or any other management, administration, and/or operational activities of Management Firm or the Management Executives, and the Licensee Representative shall not interfere with Management Firm’s fulfillment of its management and operational responsibilities under this Agreement.

Licensee Representative’s responsibilities shall include, without limitation, the following:

7.4.1.1.	To approve any activity, obligation, expenditure, or investment that is in excess of or not previously included as part of the Operating Budget for each Fiscal Year;

7.4.1.2.	To inspect, on behalf of Licensee, all aspects of the Enterprise, including daily operations;

7.4.1.3.	To verify all Enterprise revenues and income, in conjunction with the Management Firm;

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7.4.1.4.	To obtain information from Management Firm reasonably requested by Licensee respecting Enterprise operations, and reporting the same to Licensee; and

7.4.1.5.	To investigate any problems relating to the operation of the Enterprise of which Licensee has been made aware, and to report the same to Licensee.

7.4.2.	Management Firm shall not direct or oversee the Licensee Representative(s) with respect to the performance and fulfillment of its duties as set forth in this Agreement.

7.4.3.

If Licensee designates one or more Licensee Representatives pursuant to this Section 7.4, Licensee shall provide the name or names of such persons to Management Firm in writing. The initial Licensee Representatives shall be Tim Bossidy, or if Tim Bossidy is no longer employed or engaged by Licensee, Tom Lynch.

8.	Banking and Bank Accounts.

8.1.

Enterprise Bank Accounts. Management Firm shall recommend, and Licensee shall approve (with such approval not to be unreasonably withheld, conditioned or delayed), a bank or banks for the deposit and maintenance of funds from the operation of the Enterprise, and Licensee shall use reasonable efforts to establish Enterprise Bank Accounts in such bank(s), for the benefit of Licensee and in the Enterprise’s name, for the management and operation of the Enterprise in the course of business and as consistent with this Agreement. The Enterprise Bank Accounts shall include, but are not limited to, a Depository Account and a Disbursement Account, as described below.

8.2.

Authorization for Enterprise Bank Accounts. Licensee shall execute any and all documents necessary to authorize Management Firm and its Management Executives to deposit funds into, withdraw funds from, and write checks from the Enterprise Bank Accounts for the purpose of operating, managing, and maintaining the Enterprise, including, but not limited to, the payment of expenses and/or financial obligations incurred or undertaken by or on behalf of the Enterprise, consistent with the Operating Budget and Construction Budget or as otherwise authorized by this Agreement.

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8.3.

Depository Account. All gross revenues and other proceeds connected with or arising from the operation of the Enterprise, and/or the sale of all products, services, and all other activities of the Enterprise shall be deposited in the Depository Account. Management Firm shall count all cash, checks, and/or other payments paid to the Enterprise at the close of business on the day that such cash, checks, and/or other payments are received and shall deposit the same into the Depository Account within twenty-four (24) hours after receipt.

8.4.	Disbursement Account.

8.4.1.

Management Firm shall, consistent with and pursuant to the Operating Budget or Construction Budget, have responsibility and authority for making all payments for Operating Expenses and other expenses permitted under this Agreement, Management Fees, debt service, consulting fees, and disbursements to Licensee all of which shall be made from the Disbursement Account as permitted under Applicable Laws.

8.4.2.

Upon approval of the Operating Budget or Construction Budget, the Parties shall also agree on the minimum sum of money that shall be maintained by Licensee for each month of the Fiscal Year in the Disbursement Account to serve as the working capital for the Enterprise operations. Management Firm shall have the sole and exclusive responsibility for depositing that sum of money into the Disbursement Account on or before the first day of every month, and further ensuring that the Disbursement Account is at all times sufficiently funded.

8.4.3.

If either Party believes the Disbursement Account should be funded with a larger or smaller amount of money than previously agreed upon by the Parties, that Party shall notify the other Party of this belief in writing, and the Parties shall work in good faith to agree on a new minimum balance for the Disbursement Account. Notwithstanding the foregoing, until and unless the Parties reach agreement on a new minimum balance, Management Firm shall not be relieved of its obligation to fund the Disbursement Account with the previously agreed upon amount on or before the first day of every month, or to ensure that the Disbursement Account is sufficiently funded at all times.

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8.5.

Transfers Between Accounts. Management Firm shall have the authority to transfer funds between or among any Enterprise Bank Accounts as Management Firm determines in its sole discretion is necessary or desirable for the management or operation of the Enterprise.

8.6.

Cash Disbursements. In the event Licensee is unable to establish a Depository Account, Disbursement Account or other Enterprise Bank Account in the manner contemplated by this Section 8 for any reason, Management Firm shall have exclusive responsibility for managing, maintaining and disbursing all cash receipts from the Enterprise on behalf of Licensee (including, without limitation, such cash receipts derived from all gross revenues and other proceeds connected with or arising from the Enterprise and/or the sale of all products, services, and other activities of the Enterprise) as if Licensee were able to establish such Enterprise Bank Accounts.

9.

Design, Renovation, and/or Construction of the Facilities. Management Firm shall from time to time as agreed by Management Firm and Licensee, arrange for and manage the design, renovation, and/or construction of the Facilities housing the Enterprise, which design, renovation, and construction shall be in accordance with the following terms:

9.1.

Design Services. Management Firm shall, consistent with Applicable Laws and in accordance with the Construction Budget, use commercially reasonable efforts to supervise the necessary design services for the Facilities, including, but not limited to, architectural, engineering, and other professional design services, and the preparation of required drawings, specifications and other design submittals.

9.2.

Construction Services. Management Firm shall, consistent with Applicable Laws and in accordance with the Construction Budget, provide, through itself or third-party general contractors or subcontractors selected by Management Firm and approved by Licensee (with such consent not to be unreasonably withheld, conditioned or delayed) the necessary supervision, labor, inspection, testing, start-up, material, equipment, machinery, temporary utilities, and other goods and services necessary to construct the Facilities and Management Firm shall coordinate all activities of any general contractor(s) or subcontractor(s) on behalf of Licensee.

9.3.

Construction Budget. On or before a date mutually agreed upon by the Parties but not later than thirty (30) days prior to the commencement of any construction or renovation at the Facilities (or any design thereof, whichever is earlier), Management Firm will develop and submit to Licensee and any secured lender to Licensee for approval, a proposed a Construction Budget for such design, construction and renovation work.

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9.4.

Approved Construction Budget. Within thirty (30) days of receiving the proposed Construction Budget, Licensee and any secured lender to Licensee shall approve the proposed Construction Budget, which approval shall not be unreasonably withheld, conditioned or delayed, or, after consultation with and agreement from Management Firm, approve the proposed Construction Budget with changes (either being the approved Construction Budget). The approved Construction Budget shall constitute authorization for Management Firm to incur obligations and make expenditures to design, construct and renovate the Facilities pursuant to such approved Construction Budget.

9.5.

Modifications to Approved Construction Budget. If Management Firm determines, in its reasonable discretion, that it is necessary or desirable to exceed the approved Construction Budget in order to complete the construction or renovation project, or to otherwise comply with Applicable Law, Management Firm may cause the Enterprise to exceed the approved Construction Budget by up to ten percent (10%) in the aggregate by providing written notice to Licensee. Management Firm shall not cause the Enterprise to exceed the approved Construction Budget by more than ten percent (10%) in the aggregate without the prior written approval of Licensee and any secured lender to Licensee, which approval shall not be unreasonably withheld, conditioned or delayed. If Management Firm determines, in its reasonable discretion, that it is necessary or desirable for the Enterprise to incur obligations or make expenditures that are not included or otherwise addressed in the approved Construction Budget in order to complete the construction or renovation of the Facilities, or to comply with Applicable Law, Management Firm may cause the Enterprise to incur such obligations and/or make such expenditures up to twenty five thousand dollars ($25,000.00) per line item upon written notice to Licensee. Management Firm shall not cause the Enterprise to incur any unaccounted-for obligation or expenditure in excess of twenty five thousand dollars ($25,000.00) without the prior written approval of Licensee and any secured lender to Licensee, which approval shall not be unreasonably withheld, conditioned or delayed.

10.

Fire and Safety. Subject to the Operating Budget and Construction Budget and to the extent of funds thereof, Management Firm shall cause the Facilities to be maintained and any renovations or repairs made in compliance with Applicable Laws regarding fire and safety.

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11.

Security. Subject to the Operating Budget and Construction Budget and to the extent of funds thereof, Management Firm shall supervise the design and implementation of commercially reasonable security for the operation of the Enterprise.

12.	Interruption of the Business of the Enterprise.

12.1.

Casualty or Condemnation. If, during the Term of this Agreement, the Facilities (or any substantial part thereof) is damaged or destroyed or is taken under the power (or threat of the power) of eminent domain, Management Firm and Licensee shall obtain the prior written approval of any secured lender of Licensee prior to restoring the Facilities to be substantially its condition prior to the casualty or taking, or to be reconstructed at a new location, in accordance with the provisions of Section 9 of this Agreement.

12.2.

Suspension of Operations. If the Enterprise is prohibited or substantially prohibited from operating as a result of a decision of a court of competent jurisdiction, administrative hearing or proceeding, law enforcement action or otherwise by operation of Applicable Law that is not the result of Management Firm’s actions or failure to act, Licensee shall use its best efforts to restore Licensee’s legal authority to operate the Enterprise as promptly as possible and Management Firm shall be under no obligation to provide Services during any period when Licensee is legally prevented from operating the Enterprise. If, after good faith efforts, Licensee is unable to obtain restoration of Licensee’s legal authority to operate the Enterprise within one hundred eighty (180) days after the suspension of the operations of the Enterprise, and such suspension was not the result of Management Firm’s actions or failure to act, either Party may terminate this Agreement upon written notice to the other Party.

12.3.

Tolling of the Term. If the operation of the Enterprise is suspended under the circumstances described in Section 12.1 or 12.2 above, the Initial Term or Renewal Term during which such suspension shall have occurred shall be extended by the same number of days of such suspension.

12.4.

Modifications. If it is determined that the terms of this Agreement will prohibit or otherwise forestall Licensee from continuing its operations, then the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible; provided, that nothing herein shall relieve a Party from its obligations hereunder without the express written consent of the other Party.

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13.

Licensee Obligations, Representations and Warranties. During the Term of this Agreement, the Licensee shall fulfill the following obligations relative to the operation of the Enterprise, in addition to the other obligations set forth elsewhere in this Agreement, and be ultimately responsible for the operations of the Enterprise as required by Applicable Law:

13.1.

Compliance with Applicable Law. Licensee shall at all times comply with all Applicable Laws and of the rules and regulations of all applicable governmental authorities relating to the licensing and operation of the Enterprise.

13.2.

Licensing and Accreditation. Licensee shall maintain all licenses, permits, authorizations, certifications, and accreditations, including but not limited to those applicable to controlled substances, that are necessary or appropriate to operate or manage the Enterprise pursuant to Applicable Law for the entire Term of this Agreement.

13.3.

Authority. Licensee is duly incorporated or organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to perform the actions contemplated hereby. The execution and delivery of this Agreement by Licensee and the performance by Licensee of its obligations hereunder have been duly authorized by all requisite action on the part of Licensee. This Agreement has been duly executed and delivered by Licensee and (assuming due authorization, execution and delivery by the other parties signatory hereto) constitutes a legal, valid and binding obligation of Licensee enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in this Agreement may be limited by applicable federal or state laws.

13.4.

No Conflict. Assuming that all consents, approvals, authorizations have been obtained, the execution, delivery and performance of this Agreement by Licensee does not and will not (a) violate, conflict with or result in the breach of any provision of its charter or by- laws (or similar organizational documents), (b) conflict with or violate any state or local law, ordinance, governmental regulation or governmental order applicable to Licensee or any of its assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights pursuant to, any contract, agreement or arrangement by which Licensee is bound, except to the extent that any such conflict or other event under (b) or (c) above would not prevent or materially hinder the consummation of the transactions contemplated by this Agreement.

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13.5.	Insurance. Licensee has in full force and effect insurance policies concerning such casualties as set forth on Schedule 13.5 attached hereto.

14.

Insurance. For the entire Term of this Agreement, Management Firm shall maintain, or cause its agents to maintain, with responsible insurance carriers admitted and licensed to do business in applicable jurisdiction, commercial general liability, property and casualty, professional liability and other insurance coverage that is reasonably available and customary for Licensee’s business, in amounts that are adequate under Applicable Law and consistent with industry standards, for the entire Term of the Agreement. Each such insurance policy shall name Licensee as the primary insured and Management Firm and Licensee’s secured lender as additional insured and loss payees. In addition to the foregoing, all Personnel who in any way handle funds for the Enterprise shall be covered under a crime and theft insurance policy arranged by Management Firm. Such insurance shall name the Licensee, the Enterprise, the Facilities, Management Firm, Management Executives and Management Firm’s Affiliates as insured parties. Management Firm, shall also arrange for workers’ compensation insurance for all Enterprise employees in accordance with Applicable Law and consistent industry standards for the entire Term of the Agreement. Management Firm shall from time to time consult with risk managers, insurance brokers and/or other independent insurance specialists to periodically review the sufficiency of insurance coverage for the Enterprise.

15.	Compensation. Licensee shall compensate Management Firm for the Services as follows:

15.1.

Management Fee. So long as Licensee is not in default of any of its loan agreements, Licensee shall pay Management Firm a reasonable monthly “Management Fee” for the Services provided as set forth in this Section 15 and calculated as provided in Exhibit A attached hereto. In the event that Licensee is in default under any of its loan agreements, the Management Fee shall continue to accrue, but shall be subject to any lender’s senior right to collect payments under such loan agreement in connection with such default, and Licensee shall pay such Management Fee as soon as permissible in accordance with the terms of such loan agreements. The Management Fee is in addition to the other compensation payable to Management Firm under other provisions of this Agreement.

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15.2.

Management Firm’s Statement of Management Fee and Payment. On or before the fifteenth (15th) day of each calendar month during a Fiscal Year, Management Firm shall provide Licensee with a Management Fee Statement showing the amount of the Management Fee that is due from Licensee to Management Firm for the previous month during the Term, as well as any additional fees or other costs specified in this Agreement that have not previously been billed. The Management Fee shall be solely payable out of the Enterprise Bank Accounts and Management Firm may withdraw any undisputed Management Fee from the Enterprise Bank Accounts on or before the last day of each calendar month of each Fiscal Year during the Term. In the event there are insufficient funds to pay the Management Fee out of the Enterprise Bank Accounts (after taking into consideration all operational expenses of the Enterprise), the unpaid amount shall be added to the Management Fee payable with respect to the following month during the Term.

16.	Use of Marks.

16.1.	MedMen Intellectual Property.

16.1.1.

Management Firm acknowledges that nothing contained in this Agreement shall grant Management Firm any right, title or interest in, including any license for the use of, any of Licensee’s or any parent of Licensee’s intellectual property or proprietary information, which shall include but not be limited to (i) any trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing, including but not limited to “MedMen NY,” “MM Enterprises” and “MedMen”; (ii) internet domain names, whether or not trademarks, registered in any top- level domain by any authorized private registrar or governmental authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook, Instagram, Tik Tok and other social media companies and the content found thereon and related thereto, and URLs; (iii) works of authorship, expressions, designs and design registrations, whether or not copyrightable,including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (iv) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other governmental authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models) (collectively, the “MedMen Intellectual Property”).

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16.1.2.

Subject to receipt of prior approvable from the DOH, Management Firm shall remove all references to “MedMen” or other MedMen Intellectual Property in the signage used by the Licensee, including, without limitation, any references to “MedMen” or other MedMen Intellectual Property on the websites of Management Firm or the Licensee, and shall not otherwise in any way indicate any affiliation with MedMen or its Affiliates unless pursuant to a written agreement between Licensee and Management Firm.

16.1.3.

In the event of termination, cancellation, or expiration of this Agreement, for whatever reason, Management Firm shall not hold itself out as, or continue operations of Management Firm by using any of the MedMen Intellectual Property, nor will Management Firm use any of the MedMen Intellectual Property without the prior written consent of Licensee and any license to use such MedMen Intellectual Property granted hereunder shall terminate immediately and automatically without any further action of either Party. Management Firm shall, within thirty (30) days after the effective date of termination, cancellation or expiration of this Agreement, furnish Licensee with reasonably acceptable evidence of Management Firm’s compliance with the foregoing obligations.

16.2.

Management Firm License. Management Firm hereby grants to Licensee a limited, non- exclusive, royalty free and revocable right and non-assignable license to use the Management Firm Marks during the Term for use solely in connection with the Enterprise. Management Firm shall not receive any royalties for such license above the compensation payable to Management Firm under this Agreement.

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16.2.1.

Licensee acknowledges and recognizes Management Firm’s exclusive right of ownership in the Management Firm Marks (including all modifications, improvements and derivative works thereof), and any other similar rights or registrations now held, or held in the future, or applied for, by Management Firm. Licensee shall not jeopardize or otherwise interfere with the rights in the Management Firm Marks through action or through failure to take action.

16.2.2.

Licensee acknowledges and recognizes that if Licensee makes any improvements or other contributions to the Management Firm Marks which are authorized or unauthorized by Management Firm during the Term of this Agreement, Licensee will immediately disclose all such improvements, contributions and other derivative works to Management Firm. Licensee hereby assigns to Management Firm, for no consideration, any and all rights Licensee may have or acquire in or to any improvements, contributions or other derivative works pertaining to the Management Firm Marks. Licensee agrees to promptly execute any and all documents and to do all other things reasonably requested by Management Firm in order to vest more fully in Management Firm any and all legal and equitable rights in and to, and secure intellectual property protection of the Management Firm Marks, including improvements, contributions and derivative works related thereto. If Management Firm is unable, after reasonable efforts, to secure Licensee’s signature as required under this Agreement, Licensee hereby irrevocably designates and appoints Management Firm and its duly authorized agents as Licensee’s agent and attorney-in-fact, to act for and in Licensee’s behalf to execute and file any and all such documents and to do all other lawfully permitted acts with the same legal force and effect as if executed by Licensee. Licensee will not take any action or fail to take any action, or permit or aid any other person or entity in taking any action or failing to take any action, that is inconsistent or conflicts with Management Firm’s ownership of the Management Firm Marks.

16.2.3.

Licensee hereby disclaims any legal or equitable rights or interests in any of the Management Firm Marks, regardless of any legal protection afforded thereto, except as specifically provided in this Agreement.

16.2.4.	Licensee shall not use any of the Management Firm Marks without the prior written consent of Management Firm.

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16.2.5.

In the event of termination, cancellation, or expiration of this Agreement, for whatever reason, Licensee shall not hold itself out as, or continue operation of the Enterprise by using any of the Management Firm Marks, nor will Licensee use any of the Management Firm Marks without the prior written consent of Management Firm and the license to use such Management Firm Marks granted hereunder shall terminate immediately and automatically without any further action of either Party. Licensee shall, within thirty (30) days after the effective date of termination, cancellation or expiration of this Agreement, furnish Management Firm with reasonably acceptable evidence of Licensee’s compliance with the foregoing obligations.

16.3.

Signs. Subject to Section 16.1 above, Management Firm may, upon written consent of Licensee and in accordance with Applicable Law, erect, install, and any and all signs that the Parties mutually determine are necessary or desirable in, on, or about the Facilities, or at any other location, including but not limited to signs bearing one or more of the Management Firm Marks.

16.4.

Litigation Involving MedMen Intellectual Property and the Management Firm Marks. In the event either Party is the subject of any litigation action brought by any party seeking to restrain the use of MedMen Intellectual Property, Licensee shall indemnify Management Firm for all losses arising thereunder, and such litigation or action shall be defended and controlled entirely by Licensee or its Affiliate, at Licensee or such Affiliate’s sole cost and expense. In the event either Party is the subject of any litigation action brought by any party seeking to restrain the use of the Management Firm Marks, Management Firm shall indemnify Licensee for all losses arising thereunder, and such litigation or action shall be defended and controlled entirely by Management Firm or its Affiliate, at Management Firm or such Affiliate’s sole cost and expense.

16.5.

Material Term. Each Party acknowledge that its agreement to utilize the MedMen Intellectual Property and Management Firm Marks as limited pursuant to this Agreement is a material term of this Agreement, and its breach of that term may the other Party irreparable harm for which damages at law may not be an adequate remedy and the Parties agree that the other Party shall have, in addition to any other rights or remedies available to it at law or in equity, the right to seek injunctive relief or specific enforcement of the provision of this Section 16 by a court of competent jurisdiction.

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17.

Confidential and Proprietary Information. The Parties acknowledge and agree to be bound by that certain Mutual Non-Disclosure Agreement dated as of August 27, 2020 (the “NDA”) entered into by the Affiliates of the Parties which, NDA shall survive the Term of this Agreement.

18.	Reserved.

19.	Term and Termination

19.1.

Term. The initial term of this Agreement shall commence on the Effective Date and remain in effect until December 31, 2021 (the “Initial Term”). This Agreement will automatically renew for an additional six (6) month Renewal Term unless terminated by the Parties in accordance with the provisions set forth herein.

19.2.	Termination. This Agreement may only be terminated by a Party as follows:

19.2.1.	By written agreement between the Parties.

19.2.2.	[Reserved.]

19.2.3.	Either Party may terminate this Agreement by providing written notice to the other Party at least thirty (30) days prior to the end of the Initial Term or the Renewal Term, if any.

19.2.4.

If one Party materially breaches this Agreement, which breach cannot reasonably be cured or remains uncured for thirty (30) days after the non-breaching Party provides written notice of the breach to the breaching Party, the non-breaching Party may terminate this Agreement within ten (10) days of the expiration of such cure period by providing written notice of such termination to the breaching Party;

19.2.5.

Management Firm may terminate this Agreement immediately if it determines in its reasonable discretion that the rendition of the Services pursuant to this Agreement does or reasonably could be determined to violate any Applicable Laws applicable to the Parties, their Affiliates and/or the Enterprise, and enforcement for violation of such Applicable Laws is likely to result in substantial civil or criminal liability or otherwise have a material and detrimental effect on the Parties, the Enterprise and/or the continued rendition of the Services; or

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19.2.6.	As otherwise provided in Section 12.2 hereof.

19.3.

No Waiver of Legal Remedies; Survival of Obligations. The expiration or termination of this Agreement shall not act as a waiver of any claims, suits, or causes of action of any kind that either Party may have against the other arising out of this Agreement or the operation or management of the Enterprise. The terms of Sections 16, 17, 18, 19, 20.2, 22 and 25 shall survive any expiration or termination of this Agreement.

19.4.	Obligations Upon Termination. Upon termination of this Agreement, Management Firm shall forthwith:

19.4.1.

Surrender and deliver to Licensee possession of the Facilities and all income of the Facilities and other monies, property or assets of Licensee (after deduction for any unpaid Management Fees) under Management Firm’s actual or constructive control, including but not limited to all rights in and to the Enterprise Bank Accounts; and

19.4.2.

Deliver to Licensee all materials, equipment, tools and supplies, keys, leases, contracts, and documents and such other accountings, data, reports, papers, and records pertaining to this Agreement and the operation of the Enterprise that are the property of Licensee and which are in Management Firm’s actual or constructive control.

20.	Accounting and Books of Account.

20.1.

Operating Statements. Management Firm shall, on a quarterly and annual basis, prepare and provide Operating Statements to the Licensee for review by Licensee. The Operating Statements shall provide summary and detailed back-up information, in a format mutually agreeable to the Parties. Such Operating Statements shall include, at a minimum, the Operating Budget and Construction Budget projections as comparative statements, and which will include comparative statements from the comparable period for the prior year of all revenues, and all other amounts collected and received, and all deductions and disbursements made therefrom in connection with the Enterprise, including a quarterly cash flow statement and balance sheet.

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20.2.	Books of Account. Management Firm shall maintain full and accurate Books of Account and other records reflecting the daily operations of the Enterprise, in a format mutually agreeable to the Parties. Licensee shall have access to the Books of Account and other records reflecting the daily operations of the Enterprise during normal business hours and upon reasonable notice (at least twenty-four (24) hours) to Management Firm, and both Licensee and Management Firm shall have the unlimited right to inspect, examine, and copy all such Books of Account and associated records, including any records maintained at other locations.

20.3.	Annual Audit. A reputable independent certified public accounting firm (other than a firm which currently audits Management Firm) shall perform one or more annual audits of the Books of Account of the Enterprise, and of all contracts for supplies and/or services reflecting Operating Expenses if the Parties determine it is necessary and appropriate or otherwise required by Applicable Law. Such certified public accounting firm shall be mutually selected by the Parties. The Parties, in consultation with the certified public accounting firm, shall determine the scope of the audit, which, at a minimum, will meet all Applicable Laws. Management Firm shall meaningfully consult Licensee during the audit and provide comment on the scope thereof, and work in good faith to incorporate and/or accommodate the substance of Licensee’s comments. Once completed, the audit shall be immediately provided to Licensee and Management Firm, and shall, if necessary, be provided to any applicable governmental agency as may be required by Applicable Law. The certified public accounting firm shall not be working on a contingency fee basis, and the audit shall be conducted during normal business hours at offices and hours designated by Management Firm. The result of any such audit shall be kept confidential and Management Firm shall not supply any information obtained as a result of such audit to any other client of Management Firm or representatives and affiliates of any other client of Management Firm or to any third party except on a confidential basis to Licensee’s legal counsel, accountants or as otherwise required by Applicable Law. In the course of any audit, Management Firm may request from Licensee from time to time, and Licensee shall promptly provide to Management Firm, copies of all calculations and related work papers prepared by the accountant in the course of the applicable audit and relating to any disputed items. Licensee acknowledges, each time prior to the Management Firm granting the certified public accounting firm the right to audit, that the Licensee will promptly supply all correspondence and results of the audit, including but not limited to engagement agreements, relating to the audit, the accountant and the Licensee.

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21.	Independent Contractor Status. Nothing in this Agreement shall create or shall be deemed to create any joint venture or partnership between the Parties, nor shall anything in this Agreement render or be construed to render any of employees or agents of Management Firm to be employees or agents of Licensee or any employee or agent of Licensee to be considered an employee or agent of Management Firm. This Agreement does not provide any of Management Firm’s employees or agents with any rights or benefits to which an employee or agent of Licensee may be entitled or provide any of Licensee’s employees or agents with any rights or benefits to which an employee or agent of Management Firm may be entitled. Each Party acknowledges exclusive responsibility for and indemnifies the other Party against withholding and payment of any and all taxes, including but not limited to FICA taxes, worker’s compensation insurance premiums, unemployment, state and federal income taxes, and any such withholding payments required under state or federal law, as well as vacation pay, paid sick leave, retirement benefits, and employee benefits of any kind whatsoever for all Personnel on their payroll, and neither Party shall be liable for any of the foregoing with regard to Personnel on the other Party’s payroll.

22.	Dispute Resolution. The Parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of State of New York or the United States District Court for the Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.[1]

_____________

1 RF – Arbitration TBD

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22.1.	Attorney’s Fees. In the event of a dispute of the Parties with respect to this Agreement resulting in litigation, the prevailing Party shall be entitled to recover from the other Party all reasonable costs, including, but not limited to attorneys’ fees reasonably incurred by such Party.

22.2.	Performance During Dispute. In the event of any claim, controversy, disagreement, or dispute between the Parties, including but not limited to a dispute as to the validity of this Agreement, the Parties shall continue their performance of this Agreement.

22.3.	Notice and Right to Cure. The Parties agree that prior to utilizing the dispute resolution mechanism provided for in this Agreement, the Party claiming the breach of damage shall give written notice of the alleged breach or damage to the other Party, and the Parties shall meet in good faith to cure any breach and resolve any differences, provided, however, that such right of notice and opportunity to cure shall not extend any timetables set forth elsewhere in this Agreement or in Applicable Law or for a period of thirty (30) days without the written consent of the Parties to continue such opportunity to cure.

23.	Notices. All notices, demands, consents and reports provided for in this Agreement which are required to be in writing shall be given to the parties at the addresses set forth below or at such other address as they individually may specify thereafter in writing:

FOR LICENSEE:	MedMen NY Inc.
c/o: MM Enterprises USA, LLC 10115 Jefferson Blvd.,
Culver City, CA 90232 Attention: Dan Edwards
Email: dan.edwards@medmen.com

FOR MANAGEMENT
FIRM:	[ ]
1411 Broadway, 16th Floor
New York, NY 10018 Attention: [Name]
Email: [Name]

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Such notice or other communication may be mailed by United States registered or certified mail, return receipt requested, postage prepaid and may be deposited in a United States Post Office or a depository for the receipt of mail regularly maintained by the post office. Such notices, demands, consents and reports may also be delivered by hand, overnight delivery, email or similar electronic communication or by any other method or means permitted by Applicable Law. Notice given in accordance with the foregoing shall be deemed received when personally received or forty-eight (48) hours after placed in the mail in accordance with the foregoing requirements.

24.	Taxes. In accordance with Section 21 Management Firm shall be solely responsible for the payment of any and all taxes imposed on Management Firm in connection with the performance of the Services, including but not limited to, FICA taxes, worker’s compensation insurance premiums, unemployment, state and federal income taxes, and any such withholding payments required under state or federal law, as well as vacation pay, paid sick leave, retirement benefits, and employee benefits of any kind whatsoever for all Personnel on Management Firm’s payroll (but expressly not for any Personnel that are employees of Licensee). Upon Licensee’s written request, Management Firm shall provide evidence, reasonably satisfactory to Licensee, of compliance with this Section 24, including, but not limited to, evidence of workers’ compensation coverage and payment of employment-related taxes. Licensee shall be responsible for any and all taxes imposed on Licensee in connection with its ownership of the Enterprise, including but not limited to, FICA taxes, worker’s compensation insurance premiums, unemployment, state and federal income taxes, and any such withholding payments required under state or federal law, as well as vacation pay, paid sick leave, retirement benefits, and employee benefits of any kind whatsoever for all Personnel that are employees of Licensee. Upon Management Firm’s written request, Licensee shall provide evidence, reasonably satisfactory to Management Firm, of compliance with this Section 24, including, but not limited to, evidence of workers’ compensation coverage and payment of employment-related taxes. Payments of Licensee’s taxes under this Section 24 shall be made out of the Enterprise Bank Accounts prior to any withdraw for Management Fees.

25.	General Provisions

25.1.	Governing Law. The validity and interpretation of this Agreement and all disputes arising under or in connection with this Agreement shall be governed by the laws of the State without regard to any conflicts of law. Nothing in this Section 25.1 is intended to subject this Agreement to any franchise or similar law, rule or regulation of the State or any jurisdiction to which it otherwise would not be subject.

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25.2.	Authority to Execute and Perform Agreement. Licensee and Management Firm represent and warrant to each other that they each have the full power and authority to execute this Agreement and to be bound by and perform the terms herein.

25.3.	Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

25.4.	Entire Understanding. The Parties agree that this Agreement contains the entire understanding between the Parties regarding the subject matter herein, and there are no other understandings, representations, or agreements, written or oral, other than as set forth in this Agreement.

25.5.	Amendment. The Parties agree that this Agreement may be amended from time to time by the Parties, provided that no modification, amendment, or waiver of any of term or condition of this Agreement shall be effective unless it is agreed upon by both Parties in writing, and signed by both Parties.

25.6.	Assignment. This Agreement, or any part hereof, shall not be subject to assignment or transfer by either Party without the express written consent of the other Party and subject to any approvals required by Applicable Law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assignees subject to Applicable Law.

25.7.	No Payment for Referrals. Nothing in this Agreement or in any other written or oral agreement between the Parties, or any consideration offered or paid in connection with this Agreement, contemplates or requires the admission or referral of any Patron to Licensee, the Enterprise, or Management Firm. Any consideration specified in this Agreement is consistent with what the Parties reasonably believe, after good faith and arms-length negotiation, to be fair market value for the Services provided hereunder and shall not be conditioned on or vary based upon the volume or value of any referrals or business otherwise generated directly or indirectly to any other party, or upon any requirement that any party make or influence referrals or otherwise generate business for the other. No consideration paid or provided hereunder is intended to be, nor shall it be construed to be, an inducement or payment for the referral of Patrons by any party to another party. In addition, the amounts charged hereunder do not include any discount, rebate, kickback or reduction in charge and are not intended to be, nor shall they be construed to be, an inducement or payment for referral of Patrons to any party to this Agreement.

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25.8.	Waiver. No delay or omission by either Party to exercise any right or remedy under this Agreement shall be construed to be either acquiescence or waiver of the ability to exercise any right or remedy in the future. Any waiver of any terms and conditions hereof must be in writing and signed by the Parties hereto. A waiver of any term or condition hereof shall not be construed as a future waiver of the same or any other term or condition hereof.

25.9.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. This Agreement may also be executed by facsimile or electronic (including .pdf) signatures, which shall be as effective as original signatures.

25.10.	Cumulative of Remedies. The various rights, options, elections, powers, and remedies of the respective parties hereto contained in, granted, or reserved by this Agreement, are in addition to any others that said parties may be entitled to by law; shall be construed as cumulative; and no one of them is exclusive of any of the others or of any right or priority allowed by law.

25.11.	Force Majeure. If either Party is delayed or prevented from fulfilling any of its obligations (other than any payment obligations) under this Agreement by Force Majeure, the Party shall not be liable under this Agreement for the delay or failure.

25.12.	Headings. The headings for each section and subsection in this Agreement are intended for convenience only.

25.13.	Patron Records. At all times during the Term, and notwithstanding anything to the contrary contained in this Agreement, the Parties shall strictly enforce each Patron’s right to confidentiality and security of his or her health and patient information in accordance with the Health Insurance Portability and Accountability Act of 1996 and similar Applicable Laws.

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25.14.	No Public Statement or Information Disclosures. The Parties will not make, permit to be made, or aid others in making any public announcement or statement relating to the subject matter of this Agreement, the existence of this Agreement, the action or inaction of the Parties pursuant to this Agreement, or otherwise regarding the Parties, their agents, Affiliates, or businesses; provided, however, the Parties may make any public disclosure they believe in good faith is required by Applicable Law, provided that each Party will use its best efforts to advise the other Party prior to making the disclosure and will seek confidential treatment of any information disclosed. For purposes of the foregoing, a “public announcement or statement” includes a statement to any person or entity that is not a party to this Agreement whether or not that person or entity will or may disseminate the information.

25.15.	Periods of Time. Whenever any determination is to be made or action is to be taken on a date specified in or calculated under this Agreement, if such date shall fall on a Saturday, Sunday or legal holiday under the laws of the United States of America, then in such event said date shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

25.16.	Time of the Essence. Time is of the essence in the performance of this Agreement.

25.17.	Indemnification. Management Firm shall, to the fullest extent allowable by Applicable Law, indemnify, defend (using counsel acceptable to Licensee) and hold harmless Licensee and its Affiliates and each of their respective officers, directors, employees, stockholders, partners, agents, lenders, representatives, and contractors, and each of their respective successors and assigns, from and against any and all liabilities, obligations, claims, losses, causes of action, suits, proceedings, awards, judgments, settlements, demands, damages, costs, expenses, fines, penalties, deficiencies, taxes and fees, (including without limitation the fees, expenses, disbursements and investigation costs of attorneys and consultants) arising directly or indirectly out of or resulting in any way from or in connection with the management of the Enterprise by Management Firm, the use of any forms of agreement, software, intellectual property or document for the Enterprise, or the performance or exercise by Management Firm of the duties, obligations, powers, the violation of Applicable Law by the Management Firm (including without limitation any violation that results in the revocation or loss of any license and any employment related or wage and hour claims arising after the Effective Date) or authorities herein, or hereafter granted to Management Firm, unless such claims, losses, causes of action, suits, proceedings, awards, judgments, settlements, demands, damages, costs, expenses, fines, penalties, deficiencies, taxes and fees, (including without limitation the fees, expenses, disbursements and investigation costs of attorneys and consultants) arise as a result of Licensee’s gross negligence, intentional misconduct, breach of this Agreement or violation of Applicable Law. Furthermore, Licensee shall, to the fullest extent allowable by Applicable Law, indemnify, defend (using counsel acceptable to Management Firm) and hold harmless Management Firm and its Affiliates and each of their respective officers, directors, employees, stockholders, partners, agents, lenders, representatives, and contractors, and each of their respective successors and assigns, from and against any and all liabilities, obligations, claims, losses, causes of action, suits, proceedings, awards, judgments, settlements, demands, damages, costs, expenses, fines, penalties, deficiencies, taxes and fees, (including without limitation the fees, expenses, disbursements and investigation costs of attorneys and consultants) arising directly or indirectly out of any act or omission of Licensee or its Affiliate constituting gross negligence, intentional misconduct, breach of this Agreement or violation of Applicable Law. The indemnities in this Section 27.15 shall survive the expiration or termination of this Agreement.

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25.18.	Defense. Each Party shall have the right to bring and/or defend and/or settle any claim or legal action brought against such Party (and/or its Affiliates) in connection with the Enterprise, provided that such Party shall promptly notify the other party of any such action arising in connection with the Enterprise.

25.19.	Exclusion of Certain Damages. EACH PARTY AGREES THAT EXCEPT FOR THE INDEMNITY OBLIGATIONS ARISING UNDER THIS AGREEMENT INCLUDING THIS SECTION 25, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, EXEMPLARY, SPECIAL, TREBLE, PUNITIVE, INCIDENTAL, OR RELIANCE DAMAGES, INCLUDING ANY LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EVEN IF SUCH PARTY KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF, OR COULD REASONABLY HAVE PREVENTED, SUCH DAMAGES.

25.20.	Preparation of Agreement. This Agreement was drafted and entered into after careful review and upon the advice of competent counsel. It shall not be construed more strongly for or against either Party.

26.	Legal Compliance and Condition of Performance.

26.1.	The Parties represent and agree that they will use all reasonable and appropriate efforts to assure that those activities required or undertaken by them, their respective employees, and/or their respective agents pursuant to the terms of this Agreement are in compliance with Applicable Law, including, but not limited to, statutes and regulations that specifically apply to licensed marijuana dispensaries, statutes and regulations that specifically apply to the production, distribution, and/or use of controlled substances or narcotics and all applicable standards and rules of licensing and accrediting agencies with jurisdiction over either Party.

26.2.	The Parties further agree that the validity, enforceability, and performance of this Agreement is expressly conditioned upon the lawfulness of owning and/or operating a business engaged in the growing, production, and/or distribution of marijuana, including the Enterprise, under Applicable Law.

26.3.	Upon promulgation of any new Applicable Laws or amendments to Applicable Laws which pose or may pose a significant regulatory or other legal risk to either Party, or if it is determined by an authority having jurisdiction over the Enterprise that a term or provision contained herein is noncompliant with an existing Applicable Law, the Parties shall negotiate in good faith and shall amend this Agreement to the least extent possible while still satisfying Applicable Law.

26.4.	The Parties acknowledge their respective understandings that the owning, operating, and/or conducting of the Enterprise, Facilities, and Services as described in this Agreement including, but not limited to, the use of marijuana, may be lawful pursuant to State and local laws, but unlawful pursuant to federal law. The Parties acknowledge and agree that they shall proceed with this Agreement only upon obtaining all required licenses and permits under Applicable Law and acceptable assurance from appropriate government and/or law enforcement officials that such officials do not intend to prosecute any of the foregoing activities as unlawful under federal law. If at any time the Parties learn from government or law enforcement officials that such activities required or undertaken by either Party pursuant to this Agreement will be prosecuted as unlawful under federal law, this Agreement may be terminated by either Party in accordance with Section 12.2 after the applicable periods set forth therein.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties by their duly authorized representatives have entered into this Agreement effective as of the Effective Date first above written.

“Licensee”

MedMen NY Inc.,
a New York corporation

By:
Name:
Title:

“Management Firm”

a

By:
Name:
Title:

[Signature Page to Management Agreement]

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EXHIBIT A

MANAGEMENT FEES

The Management Fee shall be calculated and payable on a monthly basis in accordance with Section 15 hereof as follows:

Thirty-five percent (35%) of the Enterprise’s Earnings Before Interest, Taxes, Depreciation, & Amortization (“EBITDA”) and Management Fee.

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Exhibit B

Charter Amendment

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

MEDMEN NY, INC.

(Under Section 805 of the Business Corporation Law)

1. The name of the corporation is MedMen NY, Inc. (the “Corporation”). The Corporation originally was formed under the name “Bloomfield Industries Inc.”

2. The Corporation’s Certificate of Incorporation was filed in the office of the New York Department of State on March 12, 2015 and its Restated Certificate of Incorporation was filed in the office of the New York Department of State on June 23, 2015 (collectively, the “Certificate of Incorporation”).

3. The Certificate of Incorporation of the Corporation is hereby amended to provide for an increase in the aggregate number of shares of Common Stock the Corporation is authorized to issue from 400 shares of Common Stock without par value to 10,000 shares of Common Stock without par value. The Corporation’s Certificate of Incorporation is hereby amended to reflect the foregoing by deleting Article IV of the Certificate of Incorporation of the Corporation in its entirety and substituting the following in lieu thereof:

“ARTICLE IV

The Company is authorized to issue one class of shares to be designated Common Stock. The total number of shares of Common Stock the Company has authority to issue is 10,000, with no par value per share.”

 4. The amendments to the Certificate of Incorporation effected hereby have been duly adopted by the affirmative vote of the Board of Directors of the Corporation by written consent in accordance with the provisions of Section 708(b) of the Business Corporation Law, followed by the unanimous written consent of the holders of all outstanding shares in accordance with the provisions of Section 615 of the Business Corporation Law.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment this ____ day of ________, 20 ____ .

MEDMEN NY, INC.

By:
Name:
Title:

Exhibit C

Advance Agreement

WORKING CAPITAL ADVANCE AGREEMENT

Between

MedMen NY, Inc., as Borrower,

and

AWH New York, LLC, as Lender

February 25, 2021

WORKING CAPITAL ADVANCE AGREEMENT

This Working Capital Advance Agreement (this “Agreement”) dated February 25, 2021 is made between MedMen NY, Inc., a New York corporation (“Borrower”), and AWH New York, LLC, a New York limited liability company (“Lender”).

WHEREAS, Lender and Borrower are party to the Investment Agreement (the “Investment Agreement”), dated as of the date hereof, pursuant to which the Borrower has agreed, subject to the terms thereof, to issue and Lender has agreed to purchase, subject to the terms thereof, shares of capital stock of the Borrower (the “Shares”).

WHEREAS, pursuant to Section 5.10 of the Investment Agreement, Lender is obligated to extend advances to or for the benefit of Borrower for Operating Costs (as defined in the Investment Agreement) upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the above, and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 General. The definition of each agreement, document, and instrument set forth in this Agreement shall be deemed to mean such agreement, document, or instrument as amended, restated, or modified from time to time. Words used in this Agreement, regardless of the number or gender specifically used, shall be deemed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. The word “including” shall be deemed to mean “including, without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. An Event of Default shall be deemed to be continuing and to exist until it is waived in writing by Lender. Any accounting term used, but not specifically defined in this Agreement, shall be construed in accordance with GAAP. All other capitalized words and phrases used herein and not otherwise specifically defined herein shall have the respective meanings assigned to such terms in the Uniform Commercial Code in effect in the State of New York from time to time.

1.2 Defined Terms. In addition to the definitions set forth elsewhere in this Agreement, as used in this Agreement, the following terms have the following meanings:

(a) “Advances” means term loans made by Lender to Borrower on or after the date hereof from time to time as part of the Loan.

(b) “Applicable Laws” means, collectively, all federal, state and local laws, statutes, codes, ordinances, rules and regulations applicable to the Loan, Borrower or Lender, other than the federal Controlled Substances Act as it relates to the distribution, possession and sale of cannabis products.

(c) “Borrower” is defined in the recitals to this Agreement.

(d) “Business Day” means any day (other than a Saturday, Sunday, or legal holiday) on which commercial banks are authorized or required to be closed in New York, New York.

(e) “Event of Default” is defined in Article 8.

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(f) “GAAP” means U.S. generally accepted accounting principles, consistently applied.

(g) “Indebtedness” means (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all obligations under swaps, hedges or similar instruments, (iv) all obligations for the deferred purchase price of any property or services (other than trade accounts payable and accrued expenses incurred in the ordinary course of business), including earn-outs, payments under non-compete agreements and seller notes, (v) all obligations created or arising under any conditional sale or other title retention agreement, (vi) all obligations secured by a Lien, (vii) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital or finance leases, (viii) all obligations in respect of bankers’ acceptances or letters of credit, (ix) all obligations of any Person which are directly or indirectly guaranteed by Borrower, and (x) all interest, principal, prepayment penalties, premiums, fees or expenses due or owing in respect of any item listed in clauses (i) through (ix) above,

(h) “Investment Agreement” is defined in the recitals to this Agreement.

(i) “Lender” is defined in the recitals to this Agreement.

(j) “Liability” means any liability, indebtedness or other obligation of any nature whatsoever (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

(k) “Lien” means security interests, mortgages, liens, pledges, deeds of trust, charges, easements, reservations, restrictions, servitudes, rights of way, options, rights of first offer or refusal, community property interests, equitable interests, conditional sale or other title retention agreements, and other encumbrances of any nature, and any agreement to provide any of the foregoing, whether or not relating to the extension of credit or the borrowing of money, whether imposed by contract, law, equity or otherwise.

(l) “Line Amount” means initially $10,000,000, which amount may be increased up to $17,500,000 at the election of Lender and must be increased to the extent Lender is obligated to increase the amount of Advances to pay Operating Costs in accordance with Section 5.10 of the Investment Agreement.

(m) “Loan” means the aggregate outstanding Advances made by Lender to Borrower in accordance with this Agreement.

(n) “Loan Documents” means this Agreement, the Note, any guarantee by a subsidiary of Borrower and any other document evidencing, governing, guaranteeing or securing the Loan, including the security agreement, mortgage and intercreditor agreement referred to in Section 3.2(d) below, as each may be amended or supplemented from time to time.

(o) “Loan Obligations” means all principal, interest, indemnities, fees, expenses and other items from time to time owing by Borrower to Lender under the Loan Documents, in all cases whether accruing before or after any bankruptcy proceeding and whether or not allowed as a claim in any such proceeding.

(p) “Licenses” means all permits, approvals, or other business licenses to conduct cannabis activities, including without limitation for cultivation, production, transporting, testing, distributing, retail sale or medical dispensing in the State of New York.

(q) “Management Agreement” means the Management and Administrative Services Agreement substantially in the form attached as Exhibit A to the Investment Agreement.

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(r) “Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the assets, business, properties, prospects, condition (financial or otherwise) or results of operations of Borrower, (b) a material impairment of the ability of Borrower to perform any of its obligations under any of the Loan Documents, or (c) a material adverse effect on (i) any substantial portion of the property or assets of Borrower, (ii) the legality, validity, binding effect or enforceability against Borrower of any of the Loan Documents, (iii) the perfection or priority of any Lien granted to Lender under any Loan Document, or (iv) the rights or remedies of Lender under any Loan Document.

(s) “Maturity Date” means the earlier of (1) the Initial Closing (as defined in the Investment Agreement) and (2) if the Investment Agreement is terminated:

(i)	by Lender or its corporate parent under Section 9.1(b) of the Investment Agreement, the “Maturity Date” shall be three business days after the date of such termination, and

(ii)	by any party under Section 9.1(d) of the Investment Agreement, the “Maturity Date” shall be the second anniversary of the date of such termination.

(t) “Note” means a Promissory Note in the principal face amount of the Line Amount, in form substantively identical to the attached Exhibit A, to be signed by Borrower and delivered to Lender concurrently upon executing this Agreement to evidence the Loan.

(u) “Operating Costs” is defined in the Investment Agreement.

(v) “Senior Lender” means Hankey Capital, LLC, a California limited liability company, as lender under the Senior Loan Agreement.

(w) “Senior Loan Agreement” means the Senior Secured Commercial Loan Agreement between MM CAN USA, Inc. and Senior Lender, dated October 1, 2018, as in effect on the date hereof.

(x) “Shares” is defined in the recitals to this Agreement.

(y) “Unmatured Event of Default” shall mean any event which, with the giving of notice, the passage of time or both, would constitute an Event of Default.

(z) “Utica Assets” is defined in Section 2.5.

ARTICLE 2

THE ADVANCES

2.1 Loan. Subject to the terms, conditions, representations, warranties and covenants contained in this Agreement, Lender shall make Advances to, or for the account of, Borrower in immediately available funds. Borrower shall provide to Lender at least five (5) Business Days’ prior written notice for an Advance in the form of Exhibit B. Borrower may not request an Advance more frequently than once every 30 days, except with Lender’s consent.

2.2 Note. Borrower’s obligation to repay the Loan shall be evidenced by the Note, which shall be duly executed and delivered by Borrower to Lender concurrently upon the parties executing this Agreement. The Advances will be evidenced by the Note.

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2.3 Interest; Financing Fee. The Loan shall not bear interest. Upon repayment of the Loan, a financing fee will be due and payable to the extent provided in the Note.

2.4 Repayment. The entire outstanding principal balance of the Note, including any financing fee, shall be paid in full on the Maturity Date; provided, however, that:

(a)	in the event that the Maturity Date is on account of the Initial Closing (as defined in the Investment Agreement), all principal of the Note shall be converted into Shares under the Investment Agreement at the Per Share Purchase Price (as defined in the Investment Agreement) and no financing fee shall be payable; and

(b)	in the event the Investment Agreement is terminated by Borrower or its corporate parent under Section 9.1(c) of the Investment Agreement, the entire outstanding amount of the Advances shall be forgiven as provided in the Investment Agreement and no financing fee shall be payable.

The Borrower may voluntarily prepay all or any portion of the outstanding principal (in minimum amounts of $250,000) of the Note, without penalty or premium, by delivering five (5) Business Days’ advance written notice to Lender. All prepayments of principal shall be accompanied by payment of the financing fee on the principal prepaid. Amounts repaid may be not be reborrowed hereunder.

2.5 Use of Proceeds. Borrower shall use the proceeds from the Advances solely to fund (a) Operating Costs in accordance with a budget mutually agreed by Borrower and Lender from time to time and (b) in the event Borrower exercises its option to purchase real property currently leased by it as part of its Utica, New York facilities, up to $10,000,000 of Advance proceeds may be applied to the option exercise price, as well as the cost of subsequently acquired improvements and equipment on the Utica, New York real property (such real property, improvements and equipment, the “Utica Assets”).

ARTICLE 3

CONDITIONS PRECEDENT

3.1 Conditions to Effectiveness. This Agreement shall become effective on the date that each of the following conditions has been satisfied or waived in writing by Lender:

(a) Lender shall have received the Note duly executed by Borrower;

(b) Gotham Green Admin 1, LLC, as collateral agent, on behalf of the purchasers under the Third Amended and Restated Securities Purchase Agreement, dated as of January 11, 2021 (as amended, restated, supplemented or otherwise modified from time to time), with MedMen Enterprises Inc. and MM CAN USA, Inc., shall have consented to permit the financing contemplated hereby and any collateral in the Utica Assets;

(c) The Senior Lender shall have consented to this Agreement under the Senior Loan Agreement to permit the financing contemplated hereby and any collateral in the Utica Assets and agreed to enter into an intercreditor agreement on the terms described in Section 3.2(d) below;

(d) The Investment Agreement shall remain in full force and effect; and

(e) All legal matters and corporate proceedings incident to the transactions contemplated hereby shall be satisfactory, in form and substance, to Lender, who shall have received such certificates and evidence of authorization as it shall reasonably request.

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3.2 Advance Conditions. On the date of any request by Borrower for an Advance (including the request for the initial Advance), the following shall be satisfied:

(a) The aggregate principal amount of all Advances made by Lender pursuant to this Agreement, other than Advances previously repaid, must be less than or equal to the Line Amount as then in effect, and if as a result of the requested Advance the Loan exceeds $10,000,000, Borrower shall execute and deliver to Lender a replacement Note evidencing the increased Line Amount;

(b) The representations and warranties contained in this Agreement and in every other Loan Document delivered to Lender by Borrower shall be true and correct as of the date Lender makes an Advance as if made as of such date; no Event of Default or Unmatured Event of Default shall exist; and Borrower shall have delivered to Lender a certificate executed by an executive officer to such effect;

(c) The making of the Advance shall not contravene any Applicable Laws;

(d) Only if the Advance is to finance the purchase or construction of any Utica Assets, (i) Borrower shall have executed and delivered such security agreements, mortgages and other collateral documents reasonably requested by Lender to provide a security interest in and, if requested by Lender, mortgage on, the Utica Assets and (ii) the Senior Lender shall have executed and delivered to Lender an intercreditor agreement in customary form reasonably satisfactory to the Senior Lender and Lender pursuant to which Lender shall have a first priority security interest and, if applicable, mortgage upon 50% of the book value of the Utica Assets and the Senior Lender and Lender shall have a 50/50 pari passu security interest and, if applicable, mortgage upon the remainder of the Utica Assets, which intercreditor agreement shall also provide that Lender will bear the cost of any mortgage tax and documentation expense if it elects to file a mortgage; and

(e) All legal matters and corporate proceedings incident to the transactions contemplated hereby shall be satisfactory, in form and substance, to Lender, who shall have received such certificates and evidence of authorization as it shall reasonably request.

ARTICLE 4

BORROWER’S REPRESENTATIONS AND WARRANTIES

As an inducement to Lender to enter into this Agreement, Borrower hereby represents and warrants as follows:

4.1 Borrower Organization and Name. Borrower is a corporation duly organized, existing and in good standing under the laws of the State of New York, with full and adequate power to carry on and conduct its business as presently conducted. Borrower is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect. The exact legal name of Borrower is as set forth in the first paragraph of this Agreement, and Borrower currently does not conduct, nor has it during the last five years conducted, business under any other name or trade name other than Bloomfield Industries, Inc.

4.2 No Conflicts. The execution and delivery by Borrower of this Agreement and the other Loan Documents to which Borrower is a party, the performance by Borrower of all of Borrower’s obligations under the Loan Documents, and the incurrence of the Loan contemplated by this Agreement do not and will not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any agreement or other instrument to which Borrower is a party or by which Borrower is bound or affected.

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4.3 Valid Obligations. Borrower has duly authorized, executed and delivered each of the Loan Documents to which Borrower is a party and each such Loan Document will be in full force and effect. This Agreement and the other Loan Documents executed and delivered by Borrower to Lender represent the legal, valid, and binding obligations of Borrower enforceable according to their respective terms, except as limited by equity or laws relating to the general enforcement of creditors’ rights.

4.4 Subsidiaries. Borrower has no subsidiaries or ownership or equity interests in any other entity except for MMOF NY Retail, LLC, a New York limited liability company wholly owned by Borrower.

4.5 Litigation and Contingent Liabilities. There is no litigation, arbitration proceeding, demand, charge, claim, petition or governmental investigation or proceeding pending, or to the knowledge of Borrower, threatened, against Borrower, which challenges the validity of this Agreement or the financing contemplated hereby. Other than any Liability incident to such litigation or proceedings, Borrower has no material guarantee obligations, contingent liabilities, liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not disclosed in the Investment Agreement or fully-reflected or fully reserved for in the most recent financial statements delivered to Lender. Except for the (a) Loan, (b) amounts outstanding under the Senior Loan Agreement, (c) obligations that are to be paid with the proceeds of the initial Advance (d) amounts disclosed in the Investment Agreement, and (d) amounts incurred to finance the acquisition of fixed or capital assets in the ordinary course of business, Borrower has no Indebtedness.

4.6 Adverse Circumstances. No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding or basis therefor) exists which would constitute an Event of Default or an Unmatured Event of Default.

4.7 Legal Counsel. Borrower has had the benefit of, or the opportunity to obtain, legal counsel throughout Borrower’s dealings with Lender in connection with the negotiation, preparation, execution, and delivery of this Agreement.

ARTICLE 5

LENDER’S REPRESENTATIONS AND WARRANTIES

As an inducement to Borrower to enter into this Agreement, Lender hereby represents and warrants as follows:

5.1 No Conflicts. The execution and delivery by Lender of this Agreement and the other Loan Documents to which Lender is a party, the performance by Lender of all of Lender’s agreements and obligations under the Loan Documents, and the making of the acceptance of the Loan contemplated by this Agreement do not and will not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under any agreement or other instrument to which Lender is a party or by which Lender is bound or affected.

5.2 Valid Obligations. Lender has duly authorized, executed and delivered each of the Loan Documents to which Lender is a party and each such Loan Document is in full force and effect. This Agreement and the other Loan Documents executed and delivered by Lender to Borrower represent the legal, valid, and binding obligations of Lender enforceable according to their respective terms, except as limited by equity or laws relating to the general enforcement of creditors’ rights.

5.3 Legal Counsel. Lender has had the benefit of, or the opportunity to obtain, legal counsel throughout Lender’s dealings with Borrower in connection with the negotiation, preparation, execution, and delivery of this Agreement.

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ARTICLE 6

AFFIRMATIVE COVENANTS

Borrower covenants to Lender that until the Loan is paid or forgiven, Borrower shall comply with, observe, perform and fulfill all of the covenants set forth in this Article 6.

6.1 Compliance with Applicable Laws. Borrower shall comply with all Applicable Laws and will promptly notify Lender in the event that Borrower receives any notice, claim or demand from any governmental authority asserting the violation of any Applicable Laws.

6.2 Conduct of Business. Borrower shall (a) conduct its business in the ordinary course in a manner consistent with past practice, (b) maintain its other properties and assets in good working condition (normal wear and tear excepted), and (c) use its best efforts to maintain the Licenses and any other licenses and permits necessary or advisable for the operation of its business and ownership or use of its properties in compliance with all Applicable Laws.

6.3 Notice of Litigation. Borrower shall furnish, or cause to be furnished, to Lender within ten (10) Business Days after Borrower becomes aware of the same, a written notice identifying and describing the commencement or institution of any legal or administration action, suit, proceeding or investigation by or against Borrower, or involving the Borrower’s operations, in or before any court, governmental or regulatory body, agency, commission or official board of arbitration or arbitrator and Borrower’s proposed response thereto.

6.4 Notice of Events of Default. Promptly upon becoming aware of the existence of any Event of Default or Unmatured Event of Default, Borrower shall furnish Lender with a written notice specifying the nature of such Event of Default or Unmatured Event of Default and describing Borrower’s proposed response thereto.

6.5 Payment of Taxes and Other Claims. Borrower shall pay and discharge promptly all taxes, assessments, and other governmental charges or levies at any time imposed upon Borrower or upon Borrower’s income, revenues, or properties.

6.6 Further Assurances. Borrower will execute, acknowledge, and deliver, or cause to be executed, acknowledge, and delivered, any and all further assurances reasonably requested by Lender from time to time in order to give full effect to any of the Loan Documents. Upon written request by Lender, Borrower shall cause its subsidiary to guarantee, and create a security interest in substantially all its assets to secure, the Loan Obligations.

ARTICLE 7

NEGATIVE COVENANTS

Borrower covenants to Lender that until the Loan is paid or forgiven, Borrower shall not perform the following without the express written consent of Lender.

7.1 Debt. Borrower shall not, either directly or indirectly, create, assume, incur or have outstanding any Indebtedness other than (a) the Loan, (b) amounts incurred to finance the acquisition of fixed or capital assets outstanding on the date hereof or (c) other Indebtedness consented to by Lender in writing, including any Indebtedness set forth in an operating budget approved by Borrower and Lender.

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7.2 Encumbrances. Borrower shall not, either directly or indirectly, create, assume, incur or suffer or permit to exist any Lien or charge of any kind or character upon any asset of Borrower, whether owned at the date hereof or hereafter acquired, except for Liens (a) created by the Security Agreement, (b) securing Indebtedness permitted under, and attaching to fixed or capital assets described in, Section 7.1(b), or (c) consented to by Lender in writing.

7.3 Transfer; Merger; Sales. Borrower shall not, whether in one transaction or a series of related transactions, without the written consent of the Lender, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any capital securities of any class of, or any partnership or joint venture interest in, any other entity, (b) sell, transfer, convey or lease all or any substantial part of its assets, the Licenses or any other governmental authorizations, or (c) sell or assign, with or without recourse, any receivables.

7.4 Dividends and Distributions. Borrower shall not declare or pay any dividend on any equity interests of Borrower or make any distributions to equity holders or repurchase any equity interests or rights to acquire such interests.

7.5 Transactions with Affiliates. Borrower shall not, directly or indirectly, enter into or permit to exist any transaction with any of its Affiliates or with any director, officer or employee of Borrower other than transactions in the ordinary course of, and pursuant to the reasonable requirements of, the business of Borrower and upon fair and reasonable terms which are fully disclosed to Lender and are no less favorable to Borrower than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of Borrower.

7.6 Fundamental Changes. Borrower shall not, and shall cause its subsidiaries not to, issue any new equity interests or rights to acquire such interests, change its capital structure (except as contemplated by the Investment Agreement) or otherwise adversely affect the rights of Lender.

ARTICLE 8

DEFAULT

“Event of Default” shall mean the occurrence of one or more of any of the following events:

8.1 Failure to Pay Loan Obligations. Borrower fails to pay any amount owing under the Loan Documents on the Maturity Date or, within five (5) days after Lender gives written notice of such default, otherwise when due hereunder.

8.2 Failure to Perform Covenants. Borrower fails to perform or observe any covenant or agreement contained in this Agreement or the other Loan Documents and such failure (a) is not caused by actions taken or failed to be taken by Lender under the Management Agreement, and (b) remains unremedied for thirty (30) days after written notice thereof is given by Lender to Borrower, unless such failure cannot be reasonably cured within thirty (30) days, but can be cured within sixty (60) days, in which event, Borrower shall not be in default as long as Borrower commences to cure such default within the thirty (30) day period, diligently prosecutes the cure and cures such failure within sixty (60) days.

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8.3 Misstatement. Any statement, representation, or warranty heretofore, now or hereafter made by Borrower in connection with any Loan Document shall prove to have been false or misleading in any material respect when made.

8.4 Insolvency. The institution by or against Borrower of any proceedings under the United States Bankruptcy Code. 11 U.S.C. § 101 et seq. or any or law in which Borrower is alleged to be insolvent or unable to pay its debts as they mature, or the making by Borrower of any assignment for the benefit of creditors or the granting by Borrower of a trust mortgage for the benefit of creditors, or the liquidation, dissolution or winding up of the Borrower.

ARTICLE 9

LENDER’S REMEDIES

Upon the occurrence and during the continuance of any Event of Default, Lender, in the exercise of its sole and absolute discretion, may exercise all or any combination of its remedies afforded by Applicable Law or described in the Loan Documents, including, without limitation, those remedies set forth below:

9.1 Accelerate Note. Lender may accelerate the Note and declare all Loan Obligations immediately due and payable, which Loan Obligations shall become automatically due and payable upon the occurrence of an Event of Default under Section 8.4.

9.2 Setoff. Lender may setoff any obligation Lender may owe to Borrower as payment of all or any portion of the Loan Obligations.

9.3 Lender Remedies. Lender shall have all remedies of a secured creditor with respect to the Utica Assets under the New York Uniform Commercial Code and other applicable law, and may exercise any and all other remedies provided in the Loan Documents. Lender’s failure at any time to exercise any remedy does not constitute a waiver of the right to exercise that remedy at any other time or with respect to subsequent Events of Default. Lender’s acceptance of one or more partial payments after the occurrence of an Event of Default shall not constitute a course of dealing or course of performance, nor shall it constitute a waiver of any Event of Default, nor a relinquishment of Lender’s option to exercise its available rights and remedies. Lender’s exercise of any right or remedy will not constitute a cure or waiver of any Event of Default, nor prejudice Lender in exercising any other right or remedy, until Lender realizes all Loan Obligations owed to it.

9.4 Nonexclusive Remedies. All of Lender’s rights and remedies not only under the provisions of this Agreement, but also under any other Loan Document or any other agreement or transaction, shall be cumulative and not alternative or exclusive, and may be exercised by Lender at such time or times and in such order of preference as Lender in its sole discretion may determine.

ARTICLE 10

MISCELLANEOUS

10.1 Severability. If any provision of this Agreement or portion of such provision or the application thereof to any person or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Agreement (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

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10.2 Complete Agreement. This Agreement, the Investment Agreement and the other Loan Documents constitute the entire agreement and understanding between and among the parties relating to the subject matter hereof, and supersede all prior proposals, negotiations, agreements and understandings among the parties with respect to such subject matter.

10.3 Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties. Neither party may assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents (except that Lender may assign its rights to an affiliate) without the other party’s prior written consent.

10.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

10.5 Jury Waiver. Borrower and Lender each hereby knowingly, voluntarily and intentionally, and after an opportunity to consult with legal counsel: (a) waive any and all rights to a trial by jury in any action or proceeding in connection with this Agreement, the Loan Documents, all matters contemplated hereby, and documents executed in connection herewith; and (b) agree not to seek to consolidate any such action with any other action in which a jury trial cannot be, or has not been, waived.

10.6 Notices. Except for any notice required under Applicable Law to be given in another manner, any notice, demand, request or other communication to be given by either party to the other shall be in writing and shall be deemed to have been properly given: (a) if hand delivered or if sent by telecopy, effective upon receipt; (b) if delivered by overnight courier service, effective on the Business Day following delivery to such courier service; or (c) if mailed by United States registered or certified mail, postage prepaid, return receipt requested, effective two (2) Business Days after deposit in the United States mails, addressed in each case to the parties at their addresses set forth herein, or at such other address or to such other addressee as a party may have so furnished to the other:

If to Borrower:

MedMen NY, Inc.

c/o MM Enterprises USA, LLC

10115 Jefferson Blvd.

Culver City, CA 90232

Attention: Dan Edwards

Email: dan.edwards@medmen.com

with a copy to:

Raines Feldman LLP

1800 Avenue of the Stars, 12th Floor

Los Angeles, CA 90067

Attention: Jonathan Littrell

Email: jlittrell@raineslaw.com

If to Lender:

AWH New York, LLC

1411 Broadway, 16th Floor

New York, NY 10018

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Attention: Corey Sheahan

Email: csheahan@awholdings.com

with a copy to:

Foley Hoag LLP

155 Seaport Boulevard

Boston, MA 02210

Attention: Erica Rice

Email: erice@foleyhoag.com

10.7 Jurisdiction and Venue. Borrower and Lender irrevocably submit to the exclusive jurisdiction of any state court sitting in New York or the district court for the Southern District of New York with respect to any suit, action, or proceeding arising out of or relating to this Agreement or the Loan Documents, and Borrower waives any objection Borrower may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum.

10.8 Relationship of Parties. The relationship of Borrower and Lender established by this Agreement and the other Loan Documents is, and shall at all times remain, solely that of borrower and lender, respectively, and neither of the parties is, nor shall it hold itself out to be, the agent, employee, joint venturer or partner of the other party. Lender shall not by reason of this Agreement be deemed responsible for, or a participant in, any acts, omissions or decisions of Borrower.

10.9 Electronic Execution. For purposes of executing this Agreement, a document signed and transmitted by facsimile machine or other form of electronic transmission shall be treated as an original document. The signature of any party thereon shall be considered an original signature and the document transmitted shall be considered to have the binding legal effect as if it were originally signed. At the request of any party, any facsimile or other electronic document shall be re-executed by all of the parties in original form. No party hereto may raise the use of a facsimile machine or other means of electronic transmission or the fact that any signature was transmitted through the use of a facsimile machine or other electronic means as a defense to the enforcement of this Agreement or any amendment executed in compliance with this Section 10.9.

10.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, Borrower and Lender have each caused this Agreement to be executed under seal by its duly authorized officer as of the date first set forth above.

LENDER:	BORROWER:

AWH NEW YORK, LLC	MEDMEN NY, INC.

By:	By:
Print Name: ___________________________________________	Print Name: __________________________________________
Title:	Title:

[SIGNATURE PAGE TO WORKING CAPITAL ADVANCE AGREEMENT]

EXHIBIT A

THIS NON-NEGOTIABLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS.

WORKING CAPITAL PROMISSORY NOTE

$10,000,000	New York, New York Dated as of February 25, 2021

THIS PROMISSORY NOTE (as amended, supplemented or otherwise modified from time to time, this “Note”) is issued as of the date written above by MedMen NY, Inc., a New York corporation having an address at 10115 Jefferson Blvd., Culver City, CA 90232 (“Borrower”), in favor of AWH New York, LLC, a New York limited liability company having an address at 1411 Broadway, 16th Floor, New York, NY 10018 (“Lender”). This Note is being issued in connection with the Working Capital Advance Agreement, dated February 25, 2021, entered into between Borrower and Lender (the “Advance Agreement”). All capitalized terms used but not defined herein will have the same meaning as set forth in the Advance Agreement.

FOR VALUE RECEIVED, Borrower hereby promises to pay to Lender, in the amounts and on the dates set forth herein, at its address set forth in the Advance Agreement or such other address as Lender may designate from time to time, the principal amount of $10,000,000 or, if less, such amount as may be the aggregate unpaid principal amount of all Advances made by Lender to Borrower pursuant to the Advance Agreement. All payments of principal are payable in lawful money of the United States of America in immediately available funds in accordance with the following terms. This Note shall not bear interest.

1.	Payment. The entire Loan, including the Financing Fee described below, shall be due and payable in full on the Maturity Date to the extent provided in the Advance Agreement.

2.	Advance Agreement; Advances. The terms of this Note shall be as provided in the Advance Agreement as from time to time in effect. Lender shall keep a written record of all Advances and any repayments of the Loan, which record shall be definitive absent manifest error.

3.	Financing Fee. In the event all or any portion of the Loan is paid in cash on the Maturity Date, on any accelerated maturity of this Note or otherwise, Borrower shall pay to Lender at the time of such repayment to the extent required by the Advance Agreement a financing fee (the “Financing Fee”) equal to the product of (i) 0.833 percent (0.833%) of the portion of the Loan then paid multiplied by (ii) (a) in the event the Maturity Date results from the termination of the Investment Agreement pursuant to Section 9.1(d) thereof, the number of months (or portion thereof) that the applicable portion of the Loan has been outstanding since the termination of the Investment Agreement and (b) in the event the Maturity Date results from the termination of the Investment Agreement pursuant to Section 9.1(b) thereof or any other cash repayment of the Loan, the number of months (or portion thereof) that the applicable portion of the Loan has been outstanding since the respective Advance dates. No Financing Fee shall apply in the event that the Loan is converted into Shares upon consummation of the Initial Closing contemplated by the Investment Agreement.

4.	Miscellaneous.

a.	Amendments. This Note may not be amended orally, but only by an amendment in writing signed by Lender and Borrower.

b.	Governing Law. This Note is governed by and construed in accordance with New York law.

c.	Jurisdiction. Borrower and each endorser of this Note each irrevocably submits to the exclusive jurisdiction of any federal or state court sitting in New York, over any suit, action, or proceeding arising out of or relating to this Note. Borrower, for itself and for all endorsers or sureties of this Note, irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum.

d.	Further Assurances. Borrower will from time to time execute and deliver to Lender such documents, and take or cause to be taken, all such other further action, as Lender may request in order to effect and confirm or vest more securely in Lender all rights contemplated by this Note or any other Loan Documents (including, without limitation, to correct clerical errors) or to vest more fully in or assure to lender the security interest in any collateral securing this Note or to comply with applicable statute or law.

e.	Loss of Note. Upon notice from Lender to Borrower of the loss, theft, destruction or mutilation of this Note and upon receipt of indemnity reasonably satisfactory to Borrower from Lender or, in the case of mutilation, upon surrender of the mutilated Note, Borrower shall make and deliver a new note of like tenor in lieu of this Note.

f.	Captions and References. The captions of the sections of this Note are for convenience only and do not modify, explain, enlarge, or restrict any of its provisions. All “Section” references are to the sections of this Note, unless otherwise indicated. Words used in this Note, regardless of the number or gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

g.	Successors and Assigns. This Note binds and benefits Borrower, Lender and their respective legal successors and assigns.

h.	Severable Provisions. Every provision of this Note is severable. If any term is declared by a court of competent jurisdiction to be invalid, the balance of the terms remain binding and enforceable.

i.	Assignment. Borrower may not assign or transfer its obligations under this Note without the prior written consent of Lender.

BORROWER:

MEDMEN NY, INC.

By:
Print Name:
Title:

EXHIBIT B

FORM OF ADVANCE REQUEST

REQUEST FOR ADVANCE

[Date]

AWH New York, LLC

1411 Broadway, 16th Floor

New York, NY 10018

Attention: Corey Sheahan

Email: csheahan@awholdings.com

Ladies and Gentlemen:

You are hereby requested, pursuant to Section 2.1 of the Working Capital Advance Agreement, dated as of February 25, 2021 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Advance Agreement”), between MedMen NY, Inc. (“Borrower”) and you, as Lender, to make an Advance under the Advance Agreement to Borrower in the amount set forth below. Terms defined in the Advance Agreement are used herein with the same meanings.

(A)	Aggregate principal amount of advance: $ ______________

(B)	Date of the requested advance: ______________

The undersigned hereby certifies that as of the date hereof (i) Borrower is in compliance with all of the terms and conditions of the Advance Agreement and each of the other Loan Documents, (ii) before and after giving effect to the Advance requested hereby, no Event of Default or Unmatured Default has occurred and is continuing, (iii) each of the representations and warranties in Article 4 of the Advance Agreement (and any other statements and assertions set forth therein) are true and correct in all material respects, (iv) the amount of such requested Advance does not cause the Loan to exceed the Line Amount and (v) any other conditions required for such Advance under Section 3.2 of the Advance Agreement, for example if the Loan would exceed $10,000,000 or the Advance proceeds are used to acquire Utica Assets.

BORROWER:

MEDMEN NY, INC.

By:
Print Name:
Title:

Exhibit D

Option Agreement

CALL OPTION AGREEMENT

This CALL OPTION AGREEMENT (“Agreement”) is entered into this day of 20 , by and between AWH NEW YORK, LLC, a New York limited liability company (“Investor”) and PROJECT COMPASSION NY, LLC, a Delaware limited liability company (“Company Owner”). Each of the foregoing is referred to herein individually as a “party” and collectively as the “parties”. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Investment Agreement (as hereinafter defined).

BACKGROUND

A. Investor, MedMen NY, Inc., a New York corporation (“Company”), MM Enterprises USA, LLC, a Delaware limited liability company (“Company Parent”) and Ascend Wellness Holdings, LLC, a Delaware limited liability company, are parties to an Investment Agreement dated as of February 25, 2021 (the “Investment Agreement”) pursuant to which Investor is acquiring from the Company 2,608 newly authorized shares (the “Investor Shares”) of common stock, without par value, of the Company (the “Common Stock”);

B. Company Owner, a wholly owned subsidiary of Company Parent, owns 400 shares of Common Stock (collectively, the “Option Shares”), which represent all of the issued and outstanding shares of capital stock of the Company other than the Investor Shares; and

C. It is a condition to consummation of the transactions contemplated by the Investment Agreement that the parties enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Grant of Option; Expiration.

1.1 Company Owner hereby grants exclusively to Investor an irrevocable option (the “Call Option”), exercisable at any time following the date on which Investor first receives confirmation that the exercise of the Call Option is allowed under applicable Law (the “Transaction Approval Date”), under which Investor shall have the exclusive right, but not the obligation, to acquire, and Company Owner shall be obligated to sell, all (but not less than all) of the Option Shares to Investor for $1.00 per share (the “Call Price”).

1.2 The term of this Agreement and the Call Option shall expire on the earlier to occur of (x) the ten (10) year anniversary of the date of this Agreement and (y) the one (1) year anniversary of the Transaction Approval Date.

2. Exercise of Call Option; Closing.

2.1 At any time following the Transaction Approval Date and prior to the expiration or termination hereof, Investor shall have the right, but not the obligation, to exercise the Call Option, by delivering to Company Owner a notice of exercise (the “Call Notice”) of Investor’s right to purchase all (but not less than all) of the Option Shares.

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2.2 Upon delivery of a Call Notice to Company Owner in accordance with the terms of this Agreement, Investor shall be obligated to purchase from Company Owner, and Company Owner shall be obligated to sell, assign and deliver to Investor, the Option Shares for the Call Price on the Closing Date (as defined below).

2.3 The closing, if any, for the purchase and sale of the Option Shares following the exercise of the Call Option (the “Closing”) shall be held on the tenth (10th) day following the delivery of the Call Notice (or if such day is not a Business Day, the first Business Day following such day), at the Company’s registered offices, or at such other place, time and date as Investor and Company Owner may agree in writing. The date on which the closing shall take place is referred to as the “Closing Date”.

2.4 At the Closing, Company Owner shall deliver to Investor the Option Shares (registered in the name of Investor or with stock powers duly endorsed in blank) against payment of the Call Price therefor by check or transfer of immediately available funds to such bank as Company Owner may direct in writing for credit to Company Owner’s account.

2.5 Investor may designate a third party in the Call Notice as the purchaser of the Option Shares.

3. Representations and Warranties. Company Owner hereby represents and warrants to Investor that as of the date hereof and as of the Closing Date: (i) except with respect to the pledge of the Option Shares to Senior Lender (which pledge shall be released concurrently with the Closing), Company Owner has full right, title and interest in and to the Option Shares and that such Option Shares constitute 100% of the issued and outstanding capital stock of the Company (other than the Investor Shares), (ii) Company Owner has all the necessary power and authority and has taken all necessary action to enter into this Agreement and to sell the Option Shares as contemplated by this Agreement, (iii) except with respect to the pledge of the Option Shares to Senior Lender (which pledge shall be released concurrently with the Closing), the Option Shares are free and clear of any and all mortgages, pledges, security interests, options, rights of first offer, encumbrances or other restrictions or limitations of any nature whatsoever other than those arising as a result of this Agreement; and (iv) Company Owner has not entered into any other agreement to sell, pledge, transfer, option, hypothecate or otherwise encumber the Option Shares.

4.  Covenants of Company Owner. During the term of this Agreement, and except with respect to the pledge of the Option Shares to Senior Lender, Company Owner shall not sell, transfer, assign, pledge or otherwise dispose of or further encumber the Option Shares. Company Owner shall take all actions as may be reasonably necessary to consummate the sale of Option Shares contemplated by this Agreement, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be necessary or appropriate. Company Owner hereby agrees to cooperate fully in such sale of the Option Shares and not to take any action prejudicial to or inconsistent with such sale of the Option Shares. In furtherance of the foregoing, Company Owner appoints Investor (or its designee) as Company Owner’s exclusive and irrevocable agent, proxy and attorney-in-fact (and such proxy shall be deemed to be coupled with an interest based on this Agreement),with full power and authority to act on Company Owner’s behalf for the purposes of carrying out the terms of this Agreement, including to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement in connection with Investor’s exercise of the Call Option right pursuant to this Agreement.

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5. General Terms.

5.1 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given as provided in Section 11.2 of the Investment Agreement.

5.2 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

5.3 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

5.4 Entire Agreement. This Agreement together with the Investment Agreement and the agreements contemplated thereby, constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

5.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

5.6 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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5.7 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK, IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7(c).

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5.8 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

5.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AWH NEW YORK, LLC

By:
Name:
Title:

PROJECT COMPASSION NY, LLC

By:
Name:
Title:

[Signature Page to Call Option Agreement]